As filed with the Securities and Exchange Commission on June 28, 2023
Commission File No. ___________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________________________
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
__________________________________
JACKSON NATIONAL LIFE INSURANCE COMPANY
(Exact Name of registrant as specified in its charter)
__________________________________

Michigan	6311	38-1659835
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
1 Corporate Way, Lansing, Michigan 48951
(517) 381-5500
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
__________________________________
Carrie L. Chelko, Esq.
Executive Vice President and General Counsel
Jackson National Life Insurance Company
1 Corporate Way, Lansing, MI 48951
(517) 381-5500

(Name and Address of Agent for Service)

Copy to:
Alison Samborn, Esq.
Associate General Counsel, Insurance Legal
Jackson National Life Insurance Company
1 Corporate Way, Lansing, MI 48951
__________________________________

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register addition securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. □

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. □

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. □

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and "emerging growth company" in Rule 12b-2 of the Exchange Act. □

Large accelerated filer □	Accelerated filer □	Non-accelerated filer ☒	Smaller reporting company □	Emerging growth company □

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. □

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THE PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

[NAME TBD]
CONTINGENT DEFERRED ANNUITY

Issued by
Jackson National Life Insurance Company®

The date of this prospectus is __________, 2023. This prospectus contains information about [TBD], a contingent deferred annuity (the "Certificate") issued by Jackson National Life Insurance Company (“Jackson®”) that you should know before investing. Currently, the Certificate is offered to investors who have engaged a registered investment advisor ("RIA") to provide advice on the management of their investment account ("Account") at a Financial Institution approved by us. This prospectus is a disclosure document and describes all of the Certificate’s material features, benefits, rights, and obligations of annuity purchasers under the Certificate. The description of the Certificate’s material provisions in this prospectus is current as of the date of this prospectus. If certain material provisions under the Certificate are changed after the date of this prospectus, in accordance with the Certificate, those changes will be described in a supplemented prospectus. It is important that you also read the Certificate and endorsements, which may reflect additional non-material state variations. Jackson's obligations under the Certificate are subject to our financial strength and claims-paying ability. The information in this prospectus is intended to help you decide if the Certificate will meet your investment and financial planning needs.

The[TBD] Certificate is an annuity with a Guaranteed Minimum Withdrawal Benefit ("GMWB") designed to help support your retirement income needs or other long-term investment goals. An investor who purchases the Certificate (the "Owner") is required to maintain an investment Account at a financial institution that is approved by Jackson. The Owner may only invest in an eligible Investment Portfolio, as designated by Jackson under the Certificate, and must maintain the Investment Portfolio's assets in accordance with our investment allocation requirements. The Owner owns and controls the assets in the Account, not Jackson.
The GMWB guarantees an annual level of guaranteed income in the form of lifetime withdrawals (the "Guaranteed Annual Withdrawal Amount" or "GAWA") (which will never be less than your Required Minimum Distribution ("RMD"), if applicable) each year after the person (or the younger person under joint & survivor coverage) on whose life the GMWB is based (the "Covered Person(s)") has reached attained age 60 ("Minimum Activation Age"). The GAWA is guaranteed even if the value of the Account drops to zero, other than due to a withdrawal taken before the Covered Person (or youngest Covered Person, if applicable) reaches the Minimum Activation Age (an "Early Withdrawal"), a withdrawal that exceeds the total GAWA or RMD, if applicable, on the date of the withdrawal (an "Excess Withdrawal"), or election of a Conversion Option which requires the transfer of all Account Value for conversion into guaranteed annuity payments.
The Certificate is available for use in Non-Qualified Accounts, Qualified Accounts, Traditional IRAs, SEP IRAs, and Roth IRAs. The Certificate is a complex insurance vehicle. Investors should speak with a financial professional about the Certificate's features, benefits, risks, and fees, and whether the Certificate is appropriate for the investor based upon his or her financial situation and objectives.
Jackson is located at 1 Corporate Way, Lansing Michigan, 48951. The telephone number is [ ]. Jackson is the principal underwriter for these Contracts. Jackson National Life Distributors LLC (“JNLD”), located at 300 Innovation Drive, Franklin, Tennessee 37067, serves as the distributor of the Contracts.
The Certificate is subject to rules regarding withdrawals, Contributions, investment allocations, and other matters relating to your Account. Violating these rules, or exceeding the limits established by these rules, may significantly reduce the value of the GMWB, and may even cause your Certificate (and the GMWB) to terminate. An investment in this Contract is subject to risk including the possible loss of principal . See “Risk Factors” beginning on page 6 for more information.

Neither the SEC nor any state securities commission has approved or disapproved these securities or passed upon the adequacy of this prospectus. It is a criminal offense to represent otherwise. We do not intend for this prospectus to be an offer to sell or a solicitation of an offer to buy these securities in any state where this is not permitted.

• Not FDIC/NCUA insured • Not Bank/CU guaranteed • May lose value • Not a deposit • Not insured by any federal agency

KEY FACTS

•The Certificate has no surrender value or cash value.
•Account assets are subject to negative investment performance, and the Certificate does not guarantee against a loss of principal and/or a loss of previously earned interest on those assets.
•The Certificate guarantees that you may take withdrawals up to the greater of the Guaranteed Annual Withdrawal Amount ("GAWA") or your Required Minimum Distribution ("RMD"), if applicable, from your Account each year after the Covered Person (or youngest Covered Person, if applicable) has reached the Minimum Activation Age of 60. All other withdrawals (other than withdrawals to pay the Certificate Charge covered by the Annual Fee Allowance) are either Early Withdrawals or Excess Withdrawals. You should not purchase this Certificate if you plan to take withdrawals before the Covered Person (or youngest Covered Person, if applicable) has reached the Minimum Activation Age or in excess of the GAWA or RMD amount, if greater, because such Early Withdrawals or Excess Withdrawals may significantly reduce the value of the GMWB or even cause the Certificate (and the GMWB) to terminate.
•The longer you wait before making the first withdrawal after the Minimum Activation Age (the "Activation Date"), the less time you have to benefit from the GMWB because as time passes, your life expectancy is reduced. On the other hand, the longer you wait to trigger the Activation Date, the greater your GAWA may be, due to positive investment performance and/or a higher GAWA%. You should carefully consider when to trigger the Activation Date.
•If the Certificate Charge is not paid, the Certificate will terminate, and no future GAWA payments will be made, even if the Account Value reduces to zero.
•If the Account assets cease to meet our investment requirements (including certain periodic rebalancing requirements) or your Account is no longer at an approved Financial Institution or you do not provide us with the information necessary to monitor the investments in your Investment Portfolio, the Certificate will terminate and no future GAWA payments will be made, even if the Account Value reduces to zero.
•You will begin paying a fee we charge for the administration of the Certificate and the GMWB ("the "Certificate Charge") as of the date we issue the Certificate to you, rather than as of the date you start making withdrawals. Thus, you could be paying the Certificate Charge for many years before realizing the benefit of the GMWB guarantees under the Certificate. If you never make withdrawals, you will have paid the Certificate Charge without having realized the benefit of the guarantees under the Certificate. We will not refund the Certificate Charges you have paid if you choose to never make withdrawals. In addition, if the Account Value is never reduced to zero, the Company's payment obligations under the Certificate will not be triggered, and you will have paid the Certificate Charge without having received any payments from Jackson.
•Your receipt of any payments under the Certificate is subject to our financial strength and claims paying ability.
•The Certificate does not provide tax deferral benefits, beyond those already provided under the Internal Revenue Code, as amended, for Qualified Accounts, or any tax deferral for individuals purchasing outside a Qualified Account.
•The Certificate may not be available in every state. This prospectus does not constitute an offering in any jurisdiction in which such offering may not lawfully be made.
•There have been relatively few contracts introduced to date that offer the kind of benefit available under the Certificate. Although the Internal Revenue Service has issued private letter rulings concerning products similar to the Certificate, these rulings are not binding on the Internal Revenue Service with respect to the Certificate. Jackson is pursuing its own private letter ruling concerning the Certificate, but such private letter ruling has not yet been issued. If and when such private letter ruling is issued, only Jackson will be able to rely on it in any potential action by the Internal Revenue Service. Accordingly, you should consult a tax advisor before you purchase a Certificate. Please see "Certificate Owner Taxation" beginning on page 28 for more information.

SUMMARY

[NAME TBD] is a Contingent Deferred Annuity (“CDA”). The Certificate is designed to protect investors who are concerned that, either because of withdrawals (other than Early or Excess Withdrawals) and/or poor market performance, their Account may be depleted during their lifetime. Put another way, the Certificate provides a limited form of insurance against outliving your assets.
If you comply with the conditions of the Certificate, we will provide you a guaranteed level of annual income for the life of one or more Covered Persons, even if your Account Value drops to zero. The guaranteed level of annual income is established when a Covered Person who is age 60 or older (the youngest Covered Person when the Joint and Survivor Option is elected) takes the first partial withdrawal from their Account. We call the date of that first withdrawal the Activation Date. On the Activation Date, your Guaranteed Annual Withdrawal Amount percentage is locked-in (based on your attained age or the youngest Covered Person's attained age at that time), and the initial Guaranteed Annual Withdrawal Amount ("GAWA") is established. We guarantee that the greater of the GAWA or your Required Minimum Distribution ("RMD"), if applicable, can be withdrawn each Certificate Year after the Activation Date for the life of the Covered Person(s). If your Account Value drops to zero due to withdrawals of the GAWA or RMD, if greater, and/or poor investment performance and/or permitted fee deductions (fees covered by the "Annual Fee Allowance"), we will continue to make payments to you of at least the same GAWA each Certificate Year, provided the Certificate remains in-force. If the value of assets in your Account (the "Account Value") are sufficient to pay the GAWA, GAWA payments are in the form of withdrawals from your Account. If your Account Value drops to zero for any reason other than an Early or Excess Withdrawal, Jackson will continue the GAWA payments from its assets.

We treat any portion of a withdrawal (or cumulative withdrawals) in a Certificate Year that exceeds the greater of the GAWA or RMD, if applicable, to be an Excess Withdrawal. Excess Withdrawals may significantly reduce your GAWA, and could terminate the Certificate if an Excess Withdrawal causes your Account Value to drop zero. In order to fully realize the protections under the Certificate, you should limit the amount you withdraw from your Account in any given Certificate Year to your GAWA (or RMD, if greater). Your GAWA can increase after the Activation Date due to automatic Step-Ups of the Guaranteed Withdrawal Balance (GWB), and/or any subsequent contributions, if permitted. Your GAWA can decrease after the Activation Date due to Excess Withdrawals. Such decreases could be substantial.

All Early Withdrawals will reduce the value of your Guaranteed Withdrawal Balance ("GWB") and any future GAWAs. An Early Withdrawal that causes your Account Value to drop to zero will terminate the Certificate, and no future GAWA payments will be made. If your Account Value drops to zero due to investment performance and fee deductions covered by the Annual Fee Allowance before the Covered Person (or youngest Covered Person, if applicable) reaches the Minimum Activation Age of attained age 60, the Activation Date will be the date the Account Value drops to zero. In this scenario, we will use the the youngest Attained Age band to determine your locked-in your GAWA percentage, and then determine your GAWA payment. For more information on the GAWA and the GAWA percentages (including applicable Attained Age bands), see the GAWA table on page 15.

The Certificate does not provide a guarantee that your Account Value will not decline.

Investment Requirements: You are required to invest the assets in your Account in an approved Investment Portfolio. You can choose from among multiple approved Investment Portfolios, each of which is subject to different investment allocation requirements. Each Investment Portfolio has a different Certificate Charge. You must make your initial allocation election at or prior to the Certificate Date. Each Investment Portfolio's investment requirements are designed to minimize the risk to the Company that we will be required to pay the GAWA from our own assets. You may change your Investment Portfolio election at any time to any Investment Portfolio currently available for election. If you change your Investment Portfolio, we will begin assessing the new Certificate Charge on the date of your reallocation to the new Investment Portfolio. Changing your Investment Portfolio does not impact the guarantees of your Certificate.

You are required to rebalance your Account allocations quarterly on February 1, May 1, August 1, and November 1 ("the Required Rebalance Dates"), or the next Business Day following those dates if those dates fall on a non-Business Day, in order to conform with our investment requirements.

You must maintain your Account at an approved Financial Institution.

You must provide us with the information we deem necessary, in our discretion, to monitor the investments in your Investment Portfolio.

If you do not comply with these requirements, we will notify you as described in this prospectus. If you do not take timely corrective action, we will terminate your Certificate, and no future GAWA payments will be made, even if your Account Value drops to zero.

Guaranteed Withdrawal Balance. The Guaranteed Withdrawal Balance ("GWB") is the amount we use to calculate your Guaranteed Annual Withdrawal Amount. The GWB is established for the sole purpose of determining the GAWA. The GWB is not an Account Value and cannot be withdrawn as a lump sum or otherwise. On the Certificate Date, the GWB is equal to your initial Contribution. After the Certificate Date, the GWB is increased dollar-for-dollar (net of any applicable taxes) for any subsequent Contribution, and by any automatic Step-Up that occurs on a Certificate Anniversary. A Step-Up is a Certificate feature under which we automatically increase the GWB to reflect increases in the Account Value due to positive investment performance during the Certificate Year. This means your GWB (and your GAWA) can increase after the Activation Date. For more information on Step-Ups, please see "Step-Up" on page 17. The GWB can never be more than $10 million (including upon Step-Up). The GWB is reduced by each withdrawal, as discussed below under "Withdrawals" and in more detail later in the prospectus.

Guaranteed Annual Withdrawal Amount. The Guaranteed Annual Withdrawal Amount ("GAWA") (or the RMD, if greater) is the maximum amount you can withdraw from the Account each Certificate Year after the Activation Date (in addition to the Certificate Charge covered by the Annual Fee Allowance) without reducing the GAWA in future Certificate Years. If the Account Value drops to zero for any reason other than an Early Withdrawal, Excess Withdrawal, or election of the Conversion Option, the GAWA, net of any applicable taxes, will be paid annually from the Company's assets through the life of the last surviving Covered Person. On the Activation Date, the GAWA is equal to the Guaranteed Withdrawal Balance (GWB) multiplied by the GAWA percentage (the "GAWA%"). The GAWA% is locked-in at the earlier of (1) the Activation Date, and (2) the date the Account Value drops to zero for any reason other than an Early Withdrawal, Excess Withdrawal, or election of the Conversion Option. The GAWA% is determined using the attained age of the Covered Person (or youngest Covered Person, if applicable), upon (1) or (2), above, according to the following:

Attained Age	Standard GAWA%	Joint and Survivor GAWA%
60-64	4.00%	3.50%
65-69	5.00%	4.50%
70-74	5.25%	4.75%
75+	5.50%	5.00%

If the Account Value drops to zero (for any reason other than an Early Withdrawal, Excess Withdrawal, or election of the Conversion Option) before the Covered Person (or youngest Covered Person, if applicable) reaches the Minimum Activation Age of attained age 60, the GAWA will be determined using the youngest Attained Age band in the table above.

Your GAWA can increase after the Activation Date due to automatic Step-Ups, and/or any subsequent contributions, if permitted. Your GAWA can decrease after the Activation Date due to Excess Withdrawals. Such decreases could be substantial.

Withdrawals. Withdrawals cause the GWB and/or GAWA to be recalculated in the following ways:

•Early Withdrawals. Withdrawals taken prior to the Minimum Activation Age are considered Early Withdrawals, and cause the GWB to be reduced in the same proportion that the Account Value is reduced on the date of the withdrawal. This means if you take an Early Withdrawal of 10% of your Account Value, your GWB will also be reduced by 10%. This means that if you take an Early Withdrawal, it is possible that your GWB will be decreased by more than the amount of the withdrawal; in other words, on more than a dollar-for-dollar basis. Such decreases could be substantial. Any decrease in the GWB due to an Early Withdrawal will result in a lower GAWA on the Activation Date, and an Early Withdrawal may even terminate the Certificate.
•Guaranteed Annual Withdrawal Amounts. Withdrawals taken on or after the Activation Date that do not cause the cumulative total of all withdrawals taken in the Certificate Year to exceed the greater of the GAWA or the RMD, if applicable, will cause the GWB to be reduced by the dollar amount of the withdrawal. The GAWA is unchanged.
•Excess Withdrawals. Any portion of a withdrawal taken on or after the Activation Date that causes the cumulative total of all withdrawals taken in the Certificate Year to exceed the greater of the GAWA or the RMD, if applicable, will cause the GWB and GAWA to be reduced in the same proportion as the Account Value for the portion of the withdrawal considered to be an Excess Withdrawal. Any portion of the withdrawal not exceeding the greater of the GAWA or RMD, if applicable, will cause the GWB to be reduced by the dollar amount of that portion of the withdrawal. In recalculating the GWB and GAWA, the GWB and GAWA could be reduced by more than the dollar amount of the withdrawal. Therefore, please note that withdrawing more than the greater of the GAWA or RMD, if applicable, in a Certificate Year may have a significantly negative impact on the value of this benefit.
For examples illustrating the impact of various types withdrawals at different times during your Certificate's life cycle on your GWB and GAWA values, please see Appendix A, Examples 4, 5, 7 and 8, beginning on page A-1.
Certificate Charge. We assess a charge for the benefits provided under the Certificate. We refer to this charge as the "Certificate Charge." The withdrawal of the Certificate Charge from your Account Value will reduce the investment return of your Account. The Certificate Charge is expressed as an annual percentage of the GWB. The percentage varies depending on which Investment Portfolio option you elect (see table below). For more information about the GWB, please see "Guaranteed Withdrawal Balance" beginning on page 15. For more information on the different Investment Portfolio options, please see "Investment Portfolios" beginning on page 25. The Certificate Charge compensates us for costs associated with providing the Guaranteed Minimum Withdrawal Benefit under the Certificate, expenses associated with administration of the Certificates, certain acquisition expenses including marketing expenses, and risks we assume in connection with the Certificates.

Certificate Charge
Investment Portfolio	Current Annual Charge	Maximum Annual Charge	Maximum Increase to Annual Charge (at one time)
Tier 1	1.35%	2.35%	0.10%
Tier 2	1.45%	2.65%	0.10%
Tier 3	1.75%	3.00%	0.10%
Charge Basis	GWB
Charge Frequency	Quarterly

On each fifth Certificate Anniversary, we reserve the right to increase the Certificate Charge, subject to the applicable maximum annual charge and maximum increase to annual charge, as shown in the table above. If the Certificate Charge is to increase, a notice will be sent to you 45 days prior to the Certificate Anniversary. If we elect not to increase the Certificate Charge on any fifth Certificate Anniversary, the earliest date on which the Certificate Charge is eligible to be increased again is the next fifth Certificate Anniversary.

The Certificate Charge is due following each calendar quarter (on the first Business Day after the conclusion of the calendar quarter to which the charge applies) for as long as your Account Value is greater than zero. Account withdrawals made in a Certificate Year for the purpose of paying the Certificate Charge (including any incidental charges assessed by your Financial Institution as part of the withdrawal) are covered by the Annual Fee Allowance and will not be considered withdrawals for the purpose of calculating any GMWB values.

The first Certificate Charge will be prorated from the Certificate Date to the end of the first calendar quarter. Upon termination of the Certificate, the Certificate Charge is prorated for the period since the last quarterly charge.

Certificate Overview

Certificate	Contingent deferred annuity certificate
Minimum Initial Contribution	$50,000
Issue Ages	50 - 80
Minimum Activation Age	60
Account Value	The market value of a Certificate Owner's Account as of the close of any Business Day
Covered Person(s)	The life or lives on which guaranteed payments are based. If the Certificate Owner is a natural person, then the Certificate Owner is the Covered Person. If the Certificate Owner is a legal entity, the Annuitant (or Annuitants if the Joint and Survivor Option is elected) is the Covered Person(s). Up to two Covered Persons are permitted, but in the event there is more than one Covered Person, the Covered Persons must be spouses as defined by federal law. On Qualified Account Certificates, the Annuitant and the contingent Annuitant will each be considered a Covered Person. On Non-Qualified Account Certificates, the Certificate Owner and sole spousal Account beneficiary or spousal joint Certificate Owners will each be considered a Covered Person. The Covered Person(s) may not be subsequently changed.
Guaranteed Annual Withdrawals	Once the Covered Person (or youngest Covered Person, if applicable) reaches the Minimum Activation Age, you may withdraw the greater of the GAWA or RMD, if applicable, all at once or in multiple withdrawals throughout the Certificate Year while your Account Value is greater than zero. Once your Account Value falls to zero, for any reason other than an Early Withdrawal or Excess Withdrawal, we will pay you the GAWA annually for the remainder of your life (and your spouse's life if the Joint and Survivor Option is elected).
Investment Requirements	You must invest your full Account Value in an approved Investment Portfolio option and in compliance with our investment allocation requirements. You are required to rebalance your Account on the Required Rebalance Dates to maintain compliance with your elected Investment Portfolio allocation requirements. Failure to comply with the investment requirements of the Certificate may result in termination of your Certificate.
Charges and Expenses	You will bear the following charges and expenses: •Certificate Charge; and •Premium and Other Taxes.
Free Look Provision	You may cancel your Certificate by providing written notice to us within ten calendar days of the Certificate Date. In some states, the Free Look period may be longer. Please see the front page of your Certificate for the Free Look period that applies to your Certificate. If you cancel your Certificate during this period, we will refund any Certificate Charge paid.

RISK FACTORS

The purchase of the Certificate and the features you elect involve certain risks. You should carefully consider the following factors, in addition to considerations listed elsewhere in this prospectus, prior to purchasing the Certificate.

You may lose money.

An investment in a contingent deferred annuity is subject to the risk of loss. You may lose money, including the loss of principal.

You may never receive GAWA payments from the Company's assets, as provided under the Certificate, because your Investment Portfolio may perform sufficiently well.

The Certificate's GMWB includes several restrictions, including investment allocation restrictions and restrictions on the amount of withdrawals you may make without reducing your Guaranteed Withdrawal Balance ("GWB") and Guaranteed Annual Withdrawal Amount ("GAWA"). These requirements are designed to reduce the risk that we will be required to make GAWA payments to you from our assets. These restrictions also might increase the likelihood that your Investment Portfolio will perform sufficiently well, such that even if you outlive your life expectancy there will be Account Value available to fund your desired lifetime GAWA. If the value of the Account assets is never reduced to zero, the Company's payment obligations under the Certificate will not be triggered, and you will have paid the Certificate Charge without having received any GAWA payments from the Company.

The date you start taking withdrawals from your Account may impact the amounts you receive under the Certificate. The longer you wait to set the Activation Date, the less likely you will benefit fully from the GMWB, due to decreasing life expectancy as you age. You will also be paying for a benefit you are not using. On the other hand, the longer you wait to set the Activation Date, the more opportunities you will have to increase your GWB through the operation of automatic Step-Ups. Waiting longer to set your Activation Date could also result in a higher GAWA percentage, which would result in a higher GAWA payment. You should, of course, carefully consider when to set the Activation Date and begin taking withdrawals, but there is a risk that you will not begin taking withdrawals at the most financially opportune time.

You should also remember that the Certificate Charge begins accruing on the effective date of the Certificate (the "Certificate Date"), even if you do not begin taking withdrawals from your Account for many years, or ever, and whether or not we ever make GAWA payments to you from our assets. If you choose never to take withdrawals, and/or if you never receive any payment of the GAWA from our assets, you will not receive a refund of the Certificate Charges you have paid.

You may die before your Account Value is reduced to zero.

If you (or you and your spouse if the Joint and Survivor Option is elected) die before the Account Value is reduced to zero, neither you nor your estate will ever receive any payments of the GAWA from our assets. Instead, the source of any amounts you may have withdrawn will have been your own contributions (adjusted for investment performance). The Certificate does not have any cash value, surrender value, or provide a death benefit.

Furthermore, even if you begin to receive payments of the GAWA from our assets, you may die before receiving an amount equal to or greater than the amount you have paid in Certificate Charges.

You may take Early Withdrawals or Excess Withdrawals which will reduce your GMWB values, and may even terminate, the Certificate (and the GMWB).

Due to the long-term nature of the Certificate guarantee, there is a risk that you may encounter a financial situation in which you need to take withdrawals in excess of the GAWA or prior to the Minimum Activation Age. In addition, dividends and capital gains generated by the Account that are distributed to you (i.e. not automatically reinvested) are considered withdrawals from the Account, and may contribute to an Early Withdrawal (to the extent they predate the Minimum Activation Age) or Excess Withdrawal to the extent they exceed the GAWA or RMD, if applicable, when added to other withdrawals you have taken that Certificate Year. Early Withdrawals and/or Excess Withdrawals can substantially decrease the value of the Certificate's GMWB:
•Early Withdrawals will reduce your GWB in the same proportion that the Account Value is reduced on the date of the withdrawal. For example, if an Early Withdrawal reduces your Account Value by 10%, your GWB will also be reduced by 10%. This means that if you take an Early Withdrawal, it is possible that your GWB will be decreased by more than the dollar amount of the withdrawal; in other words, on more than a dollar-for-dollar basis. Such decreases could be substantial. Any decrease in the GWB due to any Early Withdrawal will result in a lower GAWA on the Activation Date. An Early Withdrawal may even terminate the Certificate.
•Excess Withdrawals will reduce your GWB and GAWA in the same proportion that the Account Value is reduced on the date of the withdrawal. This means if an Excess Withdrawal reduces your Account Value by 10%, your GWB and GAWA will also be reduced by 10%. This reduction could be substantially more than the actual dollar amount of the withdrawal. Your reduced GAWA will not be eligible for any increase unless your make a subsequent Contribution, if permitted, or your GWB is increased through the operation of an automatic Step-Up. An Excess Withdrawal may even terminate the Certificate.
We will notify you of any withdrawal from your Account that we consider an Early Withdrawal or Excess Withdrawal. If you do not follow the procedure for reinvesting that withdrawal within the required time limit thereafter, it will be treated as an Early Withdrawal or Excess Withdrawal, as applicable. Please see "Early, Excess, and Inadvertent Activation Withdrawals" beginning on page 19.

Also, please keep in mind that for any withdrawal that you make from your Account, federal and state income taxes will apply, and if the withdrawal is from a Qualified Account, a 10% federal tax penalty may also apply if you have not yet reached age 59 1/2.

A Step-Up to your GWB does not guarantee an increase in your GAWA, and all withdrawals (especially Excess Withdrawals) reduce the likelihood that Step-Ups will increase your GAWA.

Each Certificate Anniversary before your Account Value drops to zero, your GWB is eligible for an annual reset called a “Step-Up.” If, on such Certificate Anniversary, your Account Value is greater than your GWB, your GWB will be stepped-up to equal your Account Value. Immediately after any Step-Up that occurs after your Activation Date, your GAWA will be recalculated to equal the greater of (a) your stepped-up GWB multiplied by the GAWA%, or (b) your GAWA immediately prior to the Step-Up. If your stepped-up GWB multiplied by the GAWA% is greater, your GAWA will increase. If not, your GAWA will remain the same, even though the GWB was stepped-up.

It is important to note that all withdrawals from your Account (including GAWA withdrawals) make it less likely that future Step-Ups to your GWB (if any) will increase your GAWA. This is because all withdrawals reduce your Account Value and GWB. It is also important to note that Excess Withdrawals may significantly reduce the likelihood that your GAWA will increase due to a Step-Up, as Excess Withdrawals (unlike GAWA withdrawals) result in a proportionate reduction to your GWB and may cause your GWB to be reduced by even more than the amount withdrawn.

You may cancel the Certificate prior to a severe market downturn.

If you cancel the Certificate, we no longer have any obligation to make GAWA payments to you, even if your Account Value drops to zero. If you were to cancel your Certificate prior to a severe market downturn, you would not receive any GAWA payments. Therefore, you would have foregone the benefit of your guarantee in a market scenario in which such guarantee may be of significant value to you.

Your investments may experience a higher return if you were not subject to the Certificate's investment requirements.

Only certain investments are available under the Certificate. The eligible investments may be more conservative than other investments otherwise available to you. These investment requirements are designed to minimize risk to the Company that we will be required to pay the GAWA to you out of our assets, by reducing the likelihood that your Account Value will drop to zero. If you were not subject to the investment constraints under the Certificate, you might instead purchase other investments (such as other mutual or exchange traded funds) that experience higher growth or lower losses than the permitted eligible investments. You should consult your financial professional to assist you in determining whether the permitted assets are suited for your financial needs and risk tolerance. Of course, if you were to reallocate or transfer the investments in your Account so that you are no longer invested in the eligible investments, we would terminate your Certificate and any future GAWA payments, even if the Account Value were to drop to zero.

Your investments may experience a higher return without the Certificate Charge.

We charge a Certificate Charge, which will reduce your assets that are invested. If you did not have to pay this charge, those funds would be available for investment and could increase due to a positive investment return. This potential growth could be greater than the benefits you receive under the Certificate.

Your receipt of any GAWA payments from our assets is subject to our financial strength and claims paying ability.

The Certificate is not a separate account product. This means that the assets supporting the Certificate are not held in a segregated account for the exclusive benefit of Certificate Owners. Rather, payments of the GAWA we make when the Account Value is zero come from our general account, which is not insulated from the claims of other policyholders and our creditors. Thus, your receipt of payments from us is subject to our financial strength and claims paying ability. You should review and be comfortable with the financial strength of Jackson for its claims-paying ability.

You should be aware of the various regulatory protections that do and do not apply to the Certificate.

The offer and sale of your Certificate has been registered in accordance with the Securities Act of 1933. We are not an investment advisor and do not provide investment advice to you in connection with the Certificate or your Account. We are also not an investment company and therefore we are not registered under the Investment Company Act of 1940, as amended, and the protections provided by the Investment Company Act of 1940 are not applicable with respect to your Certificate.

You should be aware of the governing law with regard to the Certificate.

The Certificate is issued under a master group contract. Therefore, the Certificate will be governed by and construed in accordance with the laws of the state in which the master group contract is issued, and the obligations, rights and remedies of the Owner and/or Covered Person(s) will be determined in accordance with such laws.

We may cancel the Certificate, and make no GAWA payments under the GMWB, if you fail to meet the Certificate Conditions as follows:

•If the assets in your Account fail to meet the investment requirements (including certain periodic rebalancing requirements), or if you do not provide us with information necessary to monitor the investments of your Investment Portfolio.

You are required to invest the assets in your Account in eligible investments only, which are Investment Portfolios made available under the Certificate. You must allocate your Account Value in accordance with investment requirements within the Investment Portfolio you elect. If ineligible investments are added to your Account and/or you reallocate your Account Value in a way that is not in compliance with our investment allocation restrictions and/or the allocations of the Investment Portfolio deviate from our prescribed investment requirements due to investment performance "drift" and are not timely rebalanced, we will send a notice of non-compliance to you and you will have ten Business Days from mailing of the notice to bring the Investment Portfolio into compliance. If you fail to do so, the Company will terminate the Certificate, and no future GAWA payments will be made, even if the Account Value were to drop to zero.

In addition, if you do not provide us with the information necessary to monitor the investments of your Investment Portfolio, we will assume you are not complying with our investment requirements and provide you with ten Business Days to provide us the necessary information, after which we will also terminate your Certificate, and no GAWA payments will be made, even if your Account Value drops to zero.

•If the Certificate Charge is not paid.

If we do not receive the applicable Certificate Charge by the due date, we will send a late notice. The Certificate will be terminated and no future GAWA payments will be made, even if the Account Value drops to zero, if we do not receive the applicable Certificate Charge within ten Business Days from mailing of the late notice.

•If we remove a Financial Institution from our list of approved Financial Institutions and you do not move your Account to an approved Financial Institution.

We may remove a Financial Institution from our list of approved Financial Institutions at any time. If we do so, you must move your Account to an approved Financial Institution. Your Certificate will terminate, including any future GAWA payments, even if the Account Value were to drop to zero, unless you (i) move your Account to an approved Financial Institution within 90 calendar days of the date we send notice of our disapproval of your then current Financial Institution, (ii) maintain compliance with our investment requirements and provide or give us access to the information or data necessary to monitor the allocations of your Account at all times, and (iii) comply with all other applicable terms of the Certificate.

In addition, your Certificate will terminate, including all future GAWA payments, even if the Account Value were to drop to zero, if the disapproved Financial Institution is the custodian or sponsor of your IRA, or the custodian or trustee of another Qualified Account and that custodian/sponsor/trustee discontinues its services unless (i) you replace the custodian/sponsor/trustee within 90 calendar days of discontinuance of service, and (ii) maintain compliance with our investment requirements and provide or give us access to the information or data necessary to monitor the allocations of your Account at all times.

You have the right to move your Account to another Financial Institution from our list of approved Financial Institutions at any time, provided you maintain compliance with our investment requirements and provide or give us access to the information or data necessary to monitor the allocations of your Account at all times. Different Financial Institutions may assess different fees and charges for their services. If you transfer your Account to another Financial Institution, you may be subject to higher fees and charges associated with maintaining your Account.

Your payment of the Certificate Charge from your Account may have tax consequences and affect the benefits provided under your Certificate.

There may be tax consequences if you elect to liquidate assets in your Account to pay the Certificate Charge. In the case of a Qualified Account, a 10% federal tax penalty may also apply if you have not yet reached age 59 ½. You should consult your tax advisor before doing so. You should consult your tax advisor, and financial advisor before purchasing a Certificate.

GLOSSARY

These terms are capitalized when used throughout this prospectus because they have special meaning. In reading this prospectus, please refer back to this glossary if you have any questions about these terms.

Account - an investment account established and maintained with a Financial Institution that is used to determine guarantee coverage under the Certificate. The Account can only hold assets that are covered by the guarantee under the Certificate, and those assets must be maintained in the Account in accordance with the terms of the Certificate at all times.

Account Value - the market value of a Certificate Owner's Account as of the close of any Business Day, as determined by the Financial Institution.

Activation Date - the date on which the first withdrawal is taken after the Covered Person (or youngest Covered Person, if applicable) has reached the Minimum Activation Age.

Annual Fee Allowance - the total eligible fees that may be withdrawn from the Account each Certificate Year without being considered a withdrawal for purposes of calculating GMWB values. The Certificate Charge and any incidental fees assessed by your Financial Institution as part of a withdrawal to pay the Certificate Charge are covered under the Annual Fee Allowance.

Annuitant – the natural person(s) on whose life the Company determines the amount of GAWA payments provided by the Certificate when the owner is a legal entity. Any reference to the Annuitant includes any joint Annuitant or contingent Annuitant, if applicable.

Business Day - any day that the New York Stock Exchange is open for business during the hours in which the New York Stock Exchange is open.

Certificate - the contingent deferred annuity Certificate, which provides the benefits, rights and terms of the Certificate Owner's agreement with the Company.

Certificate Anniversary - the Business Day on or immediately following each one-year anniversary of the Certificate Date.

Certificate Charge - the fee we charge the Certificate Owner for the Certificate. The Certificate Charge is expressed as an annual percentage of the GWB, and is assessed on a calendar quarterly basis. The Certificate Charge varies based on the Investment Portfolio the Certificate Owner elects. An amount withdrawn from Account Value to pay the Certificate Charge is covered under the Annual Fee Allowance and will not count towards an Early Withdrawal or Excess Withdrawal.

Certificate Date - the date the Certificate is effective.

Certificate Owner, Owner, you or your - the natural person(s) or legal entity entitled to exercise all rights and privileges under the Certificate. The Certificate allows for joint Owners. Any reference to the Certificate Owner includes any joint Owner. (We do not capitalize "you" or "your" in the prospectus.)

Certificate Year - the succeeding twelve months from the Certificate Date and every Certificate Anniversary thereafter. The first Certificate Year starts on the Certificate Date and extends to, but does not include, the first Certificate Anniversary. Subsequent Certificate Years start on Certificate Anniversary date and extend to, but do not include, the next Certificate Anniversary date.

For example, if the Certificate Date is January 15, 2023 then the end of Certificate Year 1 would be January 14, 2024, and January 15, 2024, which is the first Certificate Anniversary, begins Certificate Year 2.

Company, Jackson, JNL, we, our, or us – Jackson National Life Insurance Company. (We do not capitalize “we,” “our,” or “us” in the prospectus.)

Contributions - amounts invested in the Account by or on behalf of the Certificate Owner.

Conversion Option - an option you may elect any time after the first Certificate Year that permits you to convert your full Account Value to guaranteed annuity payments.

Covered Person(s) - the life or lives on which guaranteed payments are based. If the Certificate Owner is a natural person, then the Certificate Owner is the Annuitant and the Covered Person. If the Certificate Owner is a legal entity, the Annuitant is the Covered Person. Up to two Covered Persons are permitted, but in the event there is more than one Covered Person, the Covered Persons must be spouses as defined by federal law. On Qualified Account Certificates, the Annuitant and the contingent Annuitant will each be considered a Covered Person if the Joint and Survivor Option is elected. On Non-Qualified Account Certificates, the Certificate Owner and sole spousal Account beneficiary or spousal joint Certificate Owners will each be considered a Covered Person. The Covered Person(s) may not be subsequently changed.

Early Withdrawal - any withdrawal taken from the Account prior to the Activation Date other than a withdrawal to pay fees covered by the Annual Fee Allowance.

Excess Withdrawal - any portion of a withdrawal taken on or after the Activation Date that causes total withdrawals taken during that Certificate Year to exceed the greater of the Guaranteed Annual Withdrawal Amount or Required Minimum Distribution ("RMD"), if applicable, on the date of the withdrawal. Withdrawals to pay fees covered by the Annual Fee Allowance do not count towards the calculation of Excess Withdrawals.

Financial Institution - an entity approved by the Company to establish and maintain the Account on behalf of the Certificate Owner. We may designate additional Financial Institutions, and may, for any reason, disapprove a previously approved Financial Institution.

Good Order - when our administrative requirements, including all information, documentation and instructions deemed necessary by us, in our sole discretion, are met in order to issue a Certificate or execute any requested transaction pursuant to the terms of the Certificate.

Guaranteed Annual Withdrawal Amount (GAWA) - the maximum amount the Certificate Owner can withdraw from the Account each Certificate Year after the Activation Date, in addition to the Annual Fee Allowance, without reducing the guaranteed annual level of income the Certificate Owner can withdraw in future Certificate Years. Where there is an applicable RMD, the Certificate Owner may withdraw the greater of the GAWA or the RMD amount without reducing the guaranteed annual level of income the Certificate Owner can withdraw in future Certificate Years. The GAWA is established on the Activation Date and then can subsequently increase or decrease. The GAWA before the Activation Date is zero. If the Account Value drops to zero by any means other than an Early Withdrawal, Excess Withdrawal, or election of the Conversion Option, the GAWA, net of any applicable taxes, is the amount guaranteed to be paid annually for the life of the Covered Person (or last surviving Covered Person, if applicable).

Guaranteed Annual Withdrawal Amount Percentage (GAWA%) - the percentage, which is locked-in on the Activation Date based on the Covered Person's (or youngest Covered Person's) attained age, and is used to determine the Guaranteed Annual Withdrawal Amount. The GAWA% will not change after the Activation Date for any reason.

Guaranteed Minimum Withdrawal Benefit (GMWB) - the guarantee inherent to the Certificate which provides for a Guaranteed Annual Withdrawal Amount that is withdrawn from Account Value while the Account Value is greater than zero, and paid by the Company from its assets for the lives of the Covered Person(s) if the Account Value drops to zero by any means other than an Early Withdrawal or Excess Withdrawal.

Guaranteed Withdrawal Balance (GWB) - the amount we use to calculate your Guaranteed Annual Withdrawal Amount, which is initially equal to your initial Contribution on the Certificate Date, and then can subsequently increase or decrease. It is also the value upon which the Certificate Charge is based.

Inadvertent Activation Withdrawal - a partial withdrawal taken before the Activation Date and after the Covered Person (or youngest Covered Person, if applicable) has reached the Minimum Activation Age, that will not trigger the Activation Date under the Certificate so long as you notify us of your intent to reinvest the entire withdrawal amount within five Business Days of the date of the withdrawal, and the entire withdrawal amount is reinvested into the Account within ten Business Days of the date of the withdrawal.

Joint and Survivor Option - an election under which the GAWA is calculated based on the attained age of the youngest of the two spousal Covered Person(s) and under which GAWA payments are guaranteed until the death of the last surviving Covered Person. On Qualified Account Certificates, the Joint and Survivor Option can only be elected where an Annuitant and contingent Annuitant have been named.

Minimum Activation Age - the minimum permitted attained age of the Covered Person (or youngest Covered Person) on the Activation Date in order for GAWA payments to begin under the GMWB. The Minimum Activation Age is 60.

Investment Portfolio - a specific grouping of required investments and allocation requirements in which the Certificate Owner must invest their Account assets. Multiple Investment Portfolios may be available to choose from, however, the Account can only be allocated to one Investment Portfolio at a given time.

Non-Qualified Account - an Account held outside any tax advantaged retirement and savings arrangement as provided for under the Internal Revenue Code, as amended.

Qualified Account - an Account held as part of a retirement plan which qualifies for favorable tax treatment under the Internal Revenue Code, as amended.

Required Minimum Distribution (RMD) - for certain Qualified Accounts, the RMD is the minimum amount, calculated pursuant to Section 401(a)(9)(A) of the Internal Revenue Code and regulations thereunder, that must be distributed annually to a beneficial owner of certain Qualified Accounts, beginning within the time period prescribed under Section 401(a)(9)(C) of the Internal Revenue Code and regulations thereunder. Any portion of the RMD that is greater than the GAWA will not count as an Early Withdrawal or Excess Withdrawal.

Required Rebalance Dates - the dates on which we require you to rebalance your Account allocations in order to conform with our investment requirements. The Required Rebalance Dates are February 1, May 1, August 1, and November 1. If those dates fall on a non-Business Day, then the Required Rebalance Date shall be the next Business Day following those dates.

Step-Up - a Certificate feature under which we automatically increase the GWB to reflect any increases in the Account Value due to positive investment performance during the Certificate Year.

THE CERTIFICATE

Your Certificate is a contract between you, the Owner, and us. The Certificate is a contingent deferred annuity. Your Certificate and any endorsements are the formal contractual agreement between you and the Company. The Certificate is available in connection with Accounts held outside any formal retirement arrangement (i.e., Nonqualified Accounts). The Certificate is also available in connection with Qualified Accounts. The Certificate is offered to individuals who are members of [___], have engaged a registered investment advisor ("RIA"), and have established an online account with [___], and who own certain financial assets in an Account maintained at an approved Financial Institution.

The Certificate provides a Guaranteed Minimum Withdrawal Benefit ("GMWB"), which is designed to protect investors who are concerned that, either because of withdrawals (other than Early or Excess Withdrawals) and/or poor market performance, their Account may be depleted during their lifetime causing them to outlive their Account assets. Put another way, the Certificate provides a limited form of insurance against outliving your assets.

If you comply with the conditions of the Certificate, the GMWB provides you a guaranteed level of annual income for life, even if your Account Value reduces to zero. For as long as your Account Value is greater than zero, the guaranteed income is in the form of GAWA withdrawals (or RMDs if greater) that you may take each Certificate Year as withdrawals from your Account Value. If your Account Value drops to zero for any reason other than an Early Withdrawal, Excess Withdrawal, or election of the Conversion Option, we will pay you the GAWA, or RMDs, if greater, from our assets for the remainder of your life (and your spouse's life if you have elected the Joint and Survivor Option).

There are three important dates to keep in mind that are relevant to the operation of your Certificate:

•the Certificate Date, when the Certificate we issue to you becomes effective. On the Certificate Date, your Guaranteed Withdrawal Balance is equal to your Account Value;
•the Activation Date, when the GAWA% is locked-in and your initial GAWA is determined. You elect the Activation Date, which is the date you choose to make the first withdrawal after the Covered Person (or younger Covered Person, if applicable) has reached age 60; and
•if applicable, the date on which your Account Value drops to zero other than by an Early or Excess Withdrawal. At that point, we would begin making GAWA (or RMD, if greater) payments from Company assets for the life of the Covered Person(s).

Owner. As Owner, you may exercise all ownership rights under the Certificate. The Owner is typically the Covered Person and Annuitant. The Certificate allows for joint Owners who are spouses (as defined under federal law). Only two joint Owners are allowed per Certificate. Any reference in this prospectus to the Owner includes any joint Owner. Joint Owners have equal ownership rights, and as such, each Owner must authorize any exercise of Certificate rights unless the joint Owners instruct us in writing to act upon authorization of an individual joint Owner. Please note that if you name joint Owners under the Certificate, the Joint and Survivor Option will automatically be elected, and both joint Owners will be considered Covered Persons.

In some cases, such as telephone and internet transactions, joint Owners may authorize each joint Owner to act individually. On jointly owned Certificates, correspondence and required documents will be sent to the address of record of the first Owner identified in your Certificate.

Ownership Changes. To the extent allowed by law, we reserve the right to refuse ownership changes at any time on a non-discriminatory basis. You may request to change the Owner or joint Owner of this Certificate by sending a signed, dated request to our Customer Care Center. The change of ownership will not take effect until it is approved by us, unless you specify another date, and will be subject to any payments made or actions taken by us prior to our approval. We will use the oldest Owner's age for all Certificate purposes. No person whose age exceeds the maximum issue age allowed by Jackson as of the Certificate Date may be designated as a new Owner. The Owner of the Certificate must also be the Owner of the Account, so an ownership change of the Account may also be required in connection with a Certificate ownership change.

Jackson assumes no responsibility for the validity or tax consequences of any ownership change. If you make an ownership change, you may have to pay taxes. We encourage you to seek legal and/or tax advice before requesting any ownership change.

Covered Person. The Covered Person is the natural person (or persons) whose life or lives are covered by the GMWB under the Certificate. If the Owner is a natural person, then the Owner is the Annuitant and the Covered Person. If the Owner is a legal entity, the Annuitant is the Covered Person. If the Owner is an entity and there are joint Annuitants, each joint Annuitant will be considered a Covered Person. When the Joint and Survivor Option is elected on Qualified Accounts, the Annuitant and the contingent Annuitant will each be considered a Covered Person. When the Joint and Survivor Option is elected on a Non-Qualified Account, the Certificate Owner and sole spousal Account beneficiary, or the spousal joint Owners, will each be considered a Covered Person. The Covered Person(s) may not be subsequently changed.

Assignment. To the extent allowed by state law, we reserve the right to refuse assignments at any time on a non-discriminatory basis. You may request to assign this Certificate by sending a signed, dated request to our Customer Care Center. The assignment will take effect on the date we approve it, unless you specify another date, subject to any payments made or actions taken by us prior to our approval. Your right to assign the Certificate is subject to the interest of any assignee. If the Certificate is issued pursuant to a qualified plan, it may not be assigned except under such conditions as may be allowed under the plan and applicable law. Generally, an assignment or pledge of a non-qualified annuity is treated as a distribution. The Owner of the Certificate must also be the Owner of the Account, so an assignment of the Account may also be required in connection with an assignment of the Certificate.

Jackson assumes no responsibility for the validity or tax consequences of any assignment. We encourage you to seek legal and/or tax advice before requesting any assignment.
State Variations. This prospectus describes the material rights and obligations under the Certificate. There may be some variations to the general description in this prospectus, where required by specific state laws. Please refer to your Certificate for specific variations applicable to you. All state variations will be included in your Certificate and any endorsements to your Certificate. For a list of material state variations, please refer to Appendix B.

Guaranteed Minimum Withdrawal Benefit. The GMWB is designed to help investors manage their lifetime income needs. In planning for lifetime income needs, investors face uncertainties as to (i) how much income their investments will produce, and (ii) how long they will live and need to withdraw income from those investments. The GMWB is designed to help investors manage these uncertainties.

The GMWB does not guarantee that the GAWA will be sufficient to cover any individual’s particular needs. Moreover, the GMWB does not assure that you will receive any positive return on your investments and/or that your Account Value will not lose money due to negative investment performance. While the GMWB's Step-Up feature may provide protection against inflation when there are strong investment returns that coincide with the availability of a Step-Up, the GMWB does not protect against any loss of purchasing power due to inflation that is provided by the GMWB's guaranteed annual lifetime income payments. Also, it is important to note that withdrawals from your Account (including GAWA withdrawals) make it less likely that future Step-Ups to your GWB (if any) will increase your GAWA. This is because all withdrawals reduce your Account Value and GWB. It is also important to note that Excess Withdrawals may significantly reduce the likelihood that your GAWA will increase due to a Step-Up, as Excess Withdrawals (unlike GAWA withdrawals) result in a proportional reduction to your GWB and may cause your GWB to be reduced by even more than the amount withdrawn.

The following description of this Guaranteed Minimum Withdrawal Benefit ("GMWB") is supplemented by the examples in Appendix A.

Subject to certain conditions, the Certificate guarantees annual lifetime income payments called the Guaranteed Annual Withdrawal Amount ("GAWA") regardless of the performance of the investments in the Account, subject to the following:

•The guarantee lasts for the lifetime of the Covered Person or if the Joint and Survivor Option is elected, the lifetime of the last surviving Covered Person.
•GAWA withdrawals begin on the Activation Date, which is the date you take the first withdrawal from your Account (other than for payment of the Certificate Charge covered by the Annual Fee Allowance) once the Covered Person (or youngest Covered Person, if applicable) has reached the Minimum Activation Age.
•The Guaranteed Withdrawal Balance ("GWB"), which is the value used to calculate the GAWA, will automatically "step up" to the current Account Value on each Certificate Anniversary if the current Account Value on that Certificate Anniversary is greater than the GWB. An increase in your GWB may increase your GAWA in the new Certificate Year.

•The GAWA payments, or any applicable RMDs, if greater, will be in the form of partial withdrawals from the Account Value while the Account Value is greater than zero. If the Account Value drops to zero for any reason other than an Early Withdrawal, Excess Withdrawal, or election of the Conversion Option, the Company will make payments to you in an amount equal to the GAWA, net of any applicable taxes, for the lifetime of the Covered Person (or last surviving Covered Person if the Joint and Survivor Option is elected).
•If the Owner does not withdraw the GAWA or applicable RMD, if greater, during a Certificate Year, the Owner may not take more than the GAWA or RMD as part of the GAWA in subsequent years (i.e. the GAWA is not cumulative).
•The maximum cumulative withdrawals you may take in any Certificate Year, without reducing the value of the GMWB, or potentially terminating the Certificate, is the Guaranteed Annual Withdrawal Amount (GAWA), or any RMD under the Internal Revenue Code, if greater. Withdrawals exceeding the GAWA or RMD, if applicable ("Excess Withdrawals"), cause the GWB and GAWA to be recalculated and reduced, as discussed below under "Withdrawals". Such reductions could be substantial. In addition, if the Excess Withdrawal causes your Account Value to drop to zero, the Certificate will terminate and no future GAWA payments will be made.
•An Early Withdrawal will also reduce your GWB and any future GAWA payments and could cause your Certificate to terminate.
Please see Guaranteed Withdrawal Balance (“GWB”) and “Withdrawals” below for more information about the GWB and GAWA.

Guaranteed Withdrawal Balance (“GWB”). The GWB is established for the sole purpose of determining the GAWA. It is not an Account Value, and it cannot be withdrawn. On the Certificate Date, the GWB is equal to your initial Contribution. At the time of any subsequent Contribution, the GWB is recalculated to equal the GWB prior to the Contribution plus the dollar amount of the Contribution net of any applicable taxes. The GWB can also be increased by any automatic Step-Up that occurs on any Certificate Anniversary. A Step-Up is a Certificate feature under which we automatically increase the GWB to reflect increases in the Account Value due to positive investment performance during the Certificate Year.

It is important to note that withdrawals from your Account (including GAWA withdrawals) make it less likely that future Step-Ups to your GWB (if any) will increase your GAWA. This is because all withdrawals reduce your Account Value and GWB. It is also important to note that Excess Withdrawals may significantly reduce the likelihood that your GAWA will increase due to a Step-Up, as Excess Withdrawals (unlike GAWA withdrawals) result in a proportional reduction to your GWB and may cause your GWB to be reduced by even more than the amount withdrawn.

The GWB can never be more than $10 million (including upon Step-Up), and the GWB is reduced by each withdrawal. The GWB will be reduced proportionally by Early and Excess Withdrawals. Such reductions could be substantial. See "Withdrawals" below for more information on the impact of different types of withdrawals on the GWB.

Withdrawals. The Certificate is designed to permit annual withdrawals equal to the greater of the GAWA or RMD, if applicable, on and after the Activation Date. On the Activation Date, the GAWA is equal to the Guaranteed Withdrawal Balance (GWB) multiplied by the GAWA%. The GAWA% is locked-in at the earlier of (1) the Activation Date, and (2) the date the Account Value reduces to zero, other than due to an Early Withdrawal or Excess Withdrawal. The GAWA% is determined using the attained age of the Covered Person (or youngest Covered Person, if applicable) on the date it is locked-in, according to the following:

Attained Age	Standard GAWA%	Joint and Survivor GAWA%
60-64	4.00%	3.50%
65-69	5.00%	4.50%
70-74	5.25%	4.75%
75+	5.50%	5.00%

If the Account Value drops to zero (for any reason other than an Early Withdrawal, Excess Withdrawal, or election of the Conversion Option) before the Covered Person (or youngest Covered Person, if applicable) reaches the Minimum Activation Age of attained age 60, the GAWA will be determined using the youngest Attained Age band in the table above.

We reserve the right to prospectively change the GAWA%, including the age bands, on new Certificate sales. If we change the GAWA%, we will follow these procedures:

•When we issue your Certificate we will deliver a copy of the prospectus that includes the notice of change of GAWA% in the form of a prospectus supplement to you. You will have until the end of the Free Look period to cancel your Certificate by providing notice to us pursuant to the provisions of the Free Look section (please see “Free Look” on page 24).

The actual GAWA% applicable to your Certificate will be reflected in your Certificate Data Pages.

Recalculation of the GWB and/or the GAWA due to Withdrawals. Withdrawals cause the GWB and/or GAWA to be recalculated in the following ways:
•Recalculation of the GWB upon Early Withdrawals. Withdrawals taken prior to the Minimum Activation Age are considered Early Withdrawals, and cause the GWB to be reduced in the same proportion that the Account Value is reduced on the date of the withdrawal. For example, if you take an Early Withdrawal of 10% of your Account Value, your GWB will also be reduced by 10%. This means that if you take an Early Withdrawal, it is possible that your GWB could be decreased by more than the amount of the withdrawal; in other words, on more than a dollar-for-dollar basis. Such decreases could be substantial. Any decrease in the GWB due to an Early Withdrawal will result in a lower GAWA on your Activation Date. Early Withdrawals may even terminate the Certificate.
•Recalculation of the GWB upon GAWA Withdrawals. Withdrawals taken on or after the Activation Date that do not cause the cumulative total of all withdrawals taken in the Certificate Year to exceed the greater of the GAWA or the RMD, if applicable, will cause the GWB to be reduced by the dollar amount of the withdrawal, but will not trigger a recalculation of the GAWA.
•Recalculation of the GWB and GAWA upon Excess Withdrawals. Any portion of a withdrawal taken on or after the Activation Date that causes the sum of all withdrawals taken in the Certificate Year to exceed the greater of the GAWA or the RMD, if applicable, will cause the GWB to be reduced proportionally as follows:
◦The dollar-for-dollar portion (DFD Portion) of the partial withdrawal is equal to the greater of (1) the GAWA at the time of the partial withdrawal or the RMD, less all prior partial withdrawals made in the current Certificate Year, or (2) zero.
◦The Proportional Reduction Factor for the partial withdrawal is defined to be:
•The GWB is reduced to equal the greater of the GWB prior to the partial withdrawals less the DFD Portion, reduced for the Excess Withdrawal in the same proportion as the Account Value is reduced (i.e. GWB prior to the Excess Withdrawal, reduced for the DFD portion, then multiplied by the Proportional Reduction Factor); or zero.
•The GAWA is reduced for the Excess Withdrawal in the same proportion as the Account Value is reduced (i.e. the GAWA prior to the Excess Withdrawal is multiplied by the Proportional Reduction Factor).
◦In recalculating the GWB and GAWA, both values could be reduced by more than the withdrawal amount; in other words, on more than a dollar-for-dollar basis. Therefore, please note that withdrawing more than the greater of the GAWA or RMD, if applicable, in any Certificate Year may have a significantly negative impact on the value of the GMWB and could even cause the Certificate to terminate, in which case, no future GAWA payments would be made, even if the Account Value drops to zero.
Neither Early Withdrawals nor Excess Withdrawals will ever change the GAWA%.
For examples illustrating the impact of various types withdrawals at different times during your Certificate's life cycle on your GWB and GAWA values, please see Appendix A, Examples 4, 5, 7 and 8, beginning on page A-1.
For certain Qualified Accounts, withdrawals greater than the GAWA are permitted in order to meet the applicable RMD without compromising the Certificate’s guarantees. Examples 4 and 5 in Appendix A supplement this description. Because the intervals for the GAWA and RMDs are different, namely Certificate Years versus calendar years, and because RMDs are subject to other conditions and limitations, if your Account is a Qualified Account, please see “RMD NOTES” on page 18, for more information.

You may withdraw the greater of the GAWA or RMD, if applicable, all at once or in multiple withdrawals throughout the Certificate Year. Withdrawing less than the greater of the GAWA or RMD, if applicable, in a Certificate Year does not entitle you to withdraw more than the greater of the GAWA or RMD, if applicable, in the next Certificate Year. The amount you may withdraw each Certificate Year without causing the GWB and GAWA to be recalculated does not accumulate.

Withdrawals under this Certificate are assumed to be the total amount deducted from the Account Value, including any applicable charges or adjustments. All withdrawals count toward the total amount withdrawn in a Certificate Year, unless they are withdrawals under the Annual Fee Allowance. All withdrawals, even withdrawals covered by the Annual Fee Allowance, are treated the same for federal income tax purposes. For more information about Qualified and Non-Qualified Accounts, please see “TAXES” beginning on page 28.

Systematic withdrawals made to satisfy an exception to the additional tax of section 72(t) or section 72(q) of the Code are not considered RMDs for purposes of preserving the guarantees under this Certificate. Such withdrawals that exceed the GAWA will have the same effect as any Excess Withdrawal as described above and, consistent with that description, may cause a significant negative impact to your benefit and even cause the Certificate to terminate.

Subsequent Contributions. Subsequent Contributions are only permitted during the first Certificate Year. We require prior approval before you make a subsequent Contribution that would result in your total Contributions exceeding $1 million. We also reserve the right to refuse subsequent Contributions.

With each subsequent Contribution into the Account –	The GWB is recalculated, increasing by the amount of the subsequent Contribution net of any applicable taxes.
If the subsequent Contribution is made after the GAWA has been determined, the GAWA is also recalculated, increasing by:
	●	The GAWA percentage multiplied by the subsequent Contribution net of any applicable taxes; or
	●	The GAWA percentage multiplied by the increase in the GWB – if the maximum GWB of $10 million is hit.

The GWB can never be more than $10 million. See Example 3 in Appendix A to see how the GWB is recalculated when the $10 million maximum is reached. Since the Certificate Charge is based on the GWB, a greater GWB will result in a higher Certificate Charge.

Step-Up. On each Certificate Anniversary following the Certificate Date, if the Account Value is greater than the GWB, the GWB will be automatically increased to equal the higher Account Value on that Certificate Anniversary.

With a Step-Up –	The GWB equals the Account Value on the Certificate Anniversary (subject to a $10 million maximum).
If the Step-Up occurs after the GAWA has been determined, the GAWA is recalculated, equaling the greater of:
	●	The GAWA% multiplied by the new GWB, or
	●	The GAWA immediately prior to Step-Up.

It is important to note that withdrawals from your Account (including GAWA withdrawals) make it less likely that future Step-Ups to your GWB (if any) will increase your GAWA. This is because all withdrawals reduce your Account Value and GWB. It is also important to note that Excess Withdrawals may significantly reduce the likelihood that your GAWA will increase due to a Step-Up, as Excess Withdrawals (unlike GAWA withdrawals) result in a proportionate reduction to your GWB and may cause your GWB to be reduced by even more than the amount withdrawn.

The GWB can never be more than $10 million, even after a Step-Up. Since the Certificate Charge is based on the GWB, a greater GWB will result in a higher Certificate Charge. Upon Step-Up, the applicable Certificate Charge will be reflected in your confirmation. See Example 6 in Appendix A to see how the GWB and GAWA are recalculated at the time of a Step-Up.

Account Value Is Zero. In the event the Account Value drops to zero for any reason other than an Early Withdrawal, Excess Withdrawal, or election of the Conversion Option, the Covered Person(s) will receive annual payments of the GAWA until the death of the last Covered Person. These payments will be fixed payments in equal installments made under the Certificate where the total annual amount payable will be equal to the GAWA at the time the Account Value drops to zero. The GAWA will not subsequently be changed. If the GAWA% has not yet been determined, it will be locked-in at the GAWA% corresponding to the Covered Person's (or youngest Covered Person's, if applicable) attained age at the time the Account Value drops to zero and the GAWA will be equal to the GAWA% multiplied by the GWB.

If the Account Value drops to zero (for any reason other than an Early Withdrawal, Excess Withdrawal, or election of the Conversion Option) before the Covered Person (or youngest Covered Person, if applicable) reaches the Minimum Activation Age of attained age 60, the GAWA will be determined using the 60-64 Attained Age band in the GAWA% table shown above and on your Certificate Data Pages.

If the Account Value drops to zero as the result of an Early Withdrawal or Excess Withdrawal, the Certificate will terminate, and no future GAWA payments will be made.

If there is more than one Covered Person, the annual payments of the GAWA will continue until the death of the last Covered Person. Upon the commencement of these payments, the Account Value will no longer be considered relevant to the payment of the GAWA, which will not change after the payments have started. This is true even if you receive a dividend payment after your Account Value drops to zero that subsequently brings your Account Value to greater than zero. As such, the Company will no longer track your Account or any investment requirements once the payments have started. In addition, once the Company begins making these payments to you, the Certificate Charge will no longer be assessed.

Subject to the Company’s approval, you may elect to receive payments more frequently than annually. If the frequency of GAWA payments selected provides a first payment less than $20, and state law permits, the Company may require payments to be made in quarterly, semiannual, or annual intervals so that the payment is at least $20.

Required Minimum Distributions under Certain Tax Qualified Accounts (“RMDs”). The following RMD NOTES contain important information about withdrawals of RMDs. For certain tax-qualified Accounts, the Certificate's GMWB allows withdrawals greater than the Guaranteed Annual Withdrawal Amount (GAWA) to meet a Certificate’s RMD without reducing the amount of guaranteed income available in future years. The RMD NOTES describe conditions, limitations and special situations related to withdrawals involving a RMD.

RMD NOTES: You, as Owner, are responsible for complying with the Internal Revenue Code’s RMD requirements. If your RMD withdrawals exceed the RMD for your Qualified Account, your RMD withdrawals will be considered an Excess Withdrawal for purposes of your GMWB, which would result in an adverse recalculation of the GWB and GAWA. For information regarding the RMD calculation for your Certificate, please contact our Customer Care Center at [TBD contact information].

Under the Internal Revenue Code, RMDs are calculated and taken on a calendar year basis. But with a GMWB, the GAWA is based on Certificate Years. Because the intervals for the GAWA and RMDs are different, the Certificate’s guarantees may become susceptible to being compromised. With tax-qualified Accounts, if the sum of your total withdrawals in a Certificate Year exceeds the greatest of the RMDs for each of the two calendar years occurring in that Certificate Year and the GAWA for that Certificate Year, then the GWB and GAWA could be adversely recalculated, as described above. (If your Certificate Year is the same as the calendar year, then the sum of your total withdrawals should not exceed the greater of the RMD and the GAWA.) Below is an example of how this modified limit would apply.

Assume a tax-qualified Account with a Certificate Year that runs from July 1 to June 30, and that there are no withdrawals other than as described. The GAWA for the Certificate Year (ending June 30, 2024) is $10. The RMDs for calendar years 2023 and 2024 are $14 and $16, respectively.

If the Owner withdraws $7 in the first and second halves of calendar year 2023 and $8 in the first and second halves of calendar year 2024, then at the time the withdrawal in the first half of calendar year 2023 is taken, the Owner will have withdrawn $15 in the Certificate Year running from July 1, 2023 to June 30, 2024. Because the sum of the Owner’s withdrawals for the Certificate Year running from July 1, 2023 to June 30, 2024 is less than the greater of the RMDs for either of the two calendar years occurring in that Certificate Year, the GWB and GAWA would not be adversely recalculated.

An exception to this general rule permits that with the calendar year in which your RMDs are to begin, you may take your RMDs for the current and next calendar years during the same Certificate Year, as necessary (see example below).

The following example illustrates this exception. It assumes an individual Owner who must begin taking RMDs in the calendar year 2023 on a tax-qualified Account with a Certificate Year that runs from July 1 to June 30.

If the Owner delays taking his first RMD (the 2023 RMD) until March 30, 2024, he may still take the 2024 RMD before the next Certificate Year begins on June 30, 2024 without an adverse recalculation of the GWB and GAWA. However, if he takes his second RMD (the 2024 RMD) after June 30, 2024, he should wait until the following Certificate Year begins on July 1, 2025 to take his third RMD (the 2025 RMD) because, except for the calendar year in which RMDs begin, withdrawing two RMDs in a single Certificate Year could cause the GWB and GAWA to be adversely recalculated (if the total of the two RMDs exceeded the applicable GAWA for that Certificate Year).

Examples that are relevant or specific to tax-qualified Contracts in varying circumstances and with specific factual assumptions, are at the end of the prospectus in Appendix A, specifically examples 4 and 5.

In addition, with regard to required minimum distributions (RMDs) under an IRA only, it is important to consult your financial and tax advisor to determine whether the GAWA will satisfy your RMD requirements or whether there are other IRA holdings that can satisfy the aggregate RMD requirements. With regard to other tax-qualified plans, you must determine what your tax-qualified plan permits. Currently, distributions under tax-qualified plans generally must begin by the later of the calendar year in which you attain age 73 or the calendar year in which you retire.

The age requirements for beginning distributions under tax-qualified plans change periodically. See below for a list of past age requirements and planned future changes to age requirements for beginning these required minimum distributions.

•If you reached the age of 70½ before January 1, 2020, distributions under Qualified Accounts generally were required to begin by the later of the calendar year in which you attained age 70½ or the calendar year in which you retired.
•If you reached the age of 72 before January 1, 2023, distributions under Qualified Accounts generally were required to begin by the later of the calendar year in which you attained age 72 or the calendar year in which you retired.
•If you will reach age 73 on or after January 1, 2033, distributions under Qualified Accounts generally will be required to begin by the later of the calendar year in which you attain age 75 or the calendar year in which you retire.
•The same general rules apply to traditional IRAs, except for the references above to the calendar year in which you retire. In other words, RMDs are based on your age, regardless of when you retire.

Early, Excess, and Inadvertent Activation Withdrawals. As discussed above, the Certificate permits you to make guaranteed annual lifetime withdrawals from your Account equal to the greater of the GAWA or RMD, if applicable, once you reach the Activation Date, regardless of investment performance. Please note the following additional information about specific types of withdrawals and their impact on the Certificate:

Early Withdrawals. A withdrawal taken from your Account prior to the Activation Date other than a withdrawal to pay the Certificate Charge covered by the Annual Fee Allowance will be considered an Early Withdrawal and will cause the GWB to reduce in the same proportion as the Account Value on the date of the Withdrawal. For example, if you withdraw 10% of your Account Value, your GWB will also be reduced by 10%. This means that if you take an Early Withdrawal, it is possible that your GWB could be decreased by more than the amount of the withdrawal; in other words, on more than a dollar for dollar basis.  Any reduction in your GWB will result in a lower GAWA on the Activation Date.

In addition, an Early Withdrawal that causes the Account Value to drop to zero will terminate the Certificate, and no future GAWA payments will be made.

We will notify you of any withdrawal that we consider to be an Early Withdrawal. If you wish to avoid the proportional reduction to your GWB (and a lower GAWA on your Activation Date) or termination of the Certificate if the Early Withdrawal reduced the Account Value to zero, then within five Business Days of the date we mail you notice of the Early Withdrawal, you must notify us of your intent to reinvest the full amount of the Early Withdrawal. The full amount of the Early Withdrawal must be reinvested within five Business Days of the date you notify us of your intent to reinvest the Early Withdrawal. Upon confirmation that the full amount of the Early Withdrawal has been reinvested within these timing requirements, the Company will recalculate your GWB as though the Early Withdrawal was never taken.

Please note: if you take an Early Withdrawal close to your Certificate Anniversary, and follow the procedure above to reinvest the Early Withdrawal, but that reinvestment occurs after your Certificate Anniversary, you may lose out on any automatic Step-Up that would have occurred on your Certificate Anniversary. This would happen if your Early Withdrawal reduced your Account Value such that on your Certificate Anniversary, your Account Value was lower than your GWB. In addition, if you received a Step-Up on your Certificate Anniversary after the date of your Early Withdrawal, and then reinvested your Early Withdrawal after the Certificate Anniversary, your recalculated GWB may lower than the Stepped-Up GWB because we reset the GWB to equal the GWB on the date of the Early Withdrawal. Also, please note that for certain Qualified Accounts, federal tax law may limit or eliminate your ability to reinvest an Early Withdrawal.

Excess Withdrawals. Any portion of the total withdrawals on or after the Activation Date during a Certificate Year that exceeds the greater of your GAWA or RMD, if applicable, on the date of a withdrawal, other than a withdrawal taken to pay the Certificate Charge covered by the Annual Fee Allowance, will be considered an Excess Withdrawal. Any Excess Withdrawal will reduce both the GWB and GAWA in the same proportion as the Account Value, after being reduced dollar for dollar for the portion of the withdrawal that does not exceed the greater of the GAWA or RMD, if applicable. For example, if you withdraw 10% of your Account Value and the full withdrawal amount is considered an Excess Withdrawal, both your GWB and GAWA will also be reduced by 10%. This means that if you take an Excess Withdrawal, your GWB and GAWA could be decreased by more than the amount of the withdrawal; in other words, on more than a dollar for dollar basis. Such decreases could be substantial.

Excess Withdrawals have the potential to significantly decrease the GMWB provided by the Certificate. In addition, an Excess Withdrawal that causes the Account Value to drop to zero will terminate the Certificate and no future GAWA payments will be made.

We will notify you of any withdrawal that we consider to be an Excess Withdrawal. If you wish to avoid the proportional reduction to your GWB and GAWA, or the termination of the Certificate if the Excess Withdrawal reduced the Account Value to zero, then within five Business Days of the date we mail you notice of the Excess Withdrawal, you must notify us of your intent to reinvest the portion of the withdrawal considered an Excess Withdrawal. The portion of the withdrawal considered an Excess Withdrawal must be reinvested within five Business Days of the date you notify us of your intent to reinvest the Excess Withdrawal. Upon confirmation that the Excess Withdrawal has been reinvested within these timing requirements, the Company will recalculate your GWB and GAWA as though the Excess Withdrawal was never taken.

Please note: if you take an Excess Withdrawal close to your Certificate Anniversary, and follow the procedure above to reinvest the Excess Withdrawal, but that reinvestment occurs after your Certificate Anniversary, you may lose out on any automatic Step-Up that would have occurred on your Certificate Anniversary. This would happen if your Excess Withdrawal reduced your Account Value such that on your Certificate Anniversary, your Account Value was lower than your GWB. In addition, if you received a Step-Up on your Certificate Anniversary after the date of your Excess Withdrawal, and then reinvested your Excess Withdrawal after the Certificate Anniversary, your recalculated GWB may lower than the Stepped-Up GWB because we reset the GWB to equal the GWB on the date of the Excess Withdrawal. Also, please note that for certain Qualified Accounts, federal tax law may limit or eliminate your ability to reinvest an Excess Withdrawal.

Inadvertent Activation Withdrawals. If you take a partial withdrawal after the Covered Person (or youngest Covered Person, if applicable) attains the Minimum Activation Age, but you do not wish to trigger the Activation Date and lock-in your GAWA%, you may notify us within five Business Days after the date of the withdrawal of your intent to reinvest the total amount of the partial withdrawal. We will treat this partial withdrawal as an Inadvertent Activation Withdrawal provided you reinvest the total amount of the partial withdrawal within ten Business Days after the date of the partial withdrawal. If you reinvest the total amount of the Inadvertent Activation Withdrawal to your Account within ten Business Days after the date of the partial withdrawal, we will treat the Certificate as though the withdrawal was never taken.

Please note: if you take an Inadvertent Activation Withdrawal close to your Certificate Anniversary, and follow the procedure above to reinvest the Inadvertent Activation Withdrawal, but that reinvestment occurs after your Certificate Anniversary, you may lose out on any automatic Step-Up that would have occurred on your Certificate Anniversary. This would happen if your Inadvertent Activation Withdrawal reduced your Account Value such that on your Certificate Anniversary, your Account Value was lower than your GWB. In addition, if you received a Step-Up on your Certificate Anniversary after the date of your Inadvertent Activation Withdrawal, and then reinvested your Inadvertent Activation Withdrawal after the Certificate Anniversary, your recalculated GWB may lower than the Stepped-Up GWB because we reset the GWB to equal the GWB on the date of the Inadvertent Activation Withdrawal Withdrawal. Also, please note that for certain Qualified Accounts, federal tax law may limit or eliminate your ability to reinvest an Inadvertent Activation Withdrawal.

Death of Owner or Covered Person. Upon your death, if you are the sole Covered Person under the Certificate, the Certificate will terminate as of your date of death and no further payments of the GAWA will be made. If the Joint and Survivor Option is elected, and there is a surviving Covered Person at the time of your death who is your surviving spouse, the Certificate will remain in force, subject to the terms outlined in the Certificate and this prospectus, until the death of the second Covered Person. If the Joint and Survivor Option is elected, the surviving Covered Person will be entitled to make (or continue making) annual withdrawals of the GAWA or RMD, if applicable, and will be entitled to receive payments of the GAWA for the remainder of their life if the Account Value reduces to zero for any reason other than an Early Withdrawal or Excess Withdrawal. If the surviving Covered Person was not the youngest Covered Person on the Certificate Date, and the GAWA% had not yet been determined at the time the first Covered Person died, the GAWA% will still be determined based on the attained age that the deceased youngest Covered Person would have been if they had survived. Upon the death of the surviving Covered Person, the Certificate will terminate and no future GAWA payments will be made.

Please note: upon the death of any Covered Person, the Company must be notified and may require due proof of the death. If the Company makes any payments of the GAWA between the date of death of the last Covered Person and the date notification of death is received by the Company, those payments must be returned to the Company.

Divorce. A transfer or withdrawal of Account Value made in connection with a divorce settlement may constitute an Early Withdrawal or Excess Withdrawal, depending upon the amount and when it occurs. If a divorce occurs between the Covered Person and their spouse, the following provisions apply:

Divorce Before Activation Date. If the divorce occurs before the Activation Date:

•If the sole Covered Person becomes or remains the sole owner of the Account, the Certificate will be unaffected by the divorce.
•If the former spouse who is not a Covered Person becomes sole owner of the Account:
◦The Certificate Owner may request the Certificate to be reissued with the former spouse as the Certificate Owner and Covered Person. All requirements for a new sale of a Certificate would apply, including redetermination of the GMWB values.
◦In the absence of a request to reissue to the former spouse, the Certificate will terminate and no future GAWA payments will be made, even if the Account Value drops to zero.
•If the Account is divided between the former spouses:
◦The Certificate Owner may request the Certificate to be reissued as one or two new Certificates. All requirements for a new sale of a Certificate would apply, including redetermination of the GMWB values.
◦In the absence of a request to reissue as one or two new Certificates, the Certificate will terminate and no future GAWA payments will be made, even if the Account Value drops to zero.
•If the Joint and Survivor Option is elected and the joint spousal Covered Lives divorce, and one of the former spouses dies prior to the Account Value reducing to zero, and spousal continuation is not permitted under federal law, the Certificate will terminate and no future GAWA payments will be made, even if the Account Value drops to zero, unless prior to the date of death, we had reissued the Certificate to one or both former spouses.
Divorce After Activation Date. If the Divorce occurs on or after the Activation Date, we will comply with any applicable law or court order regarding the Certificate with one exception: if the applicable law or court order divides either the Account Value or GAWA payments being made under the Certificate, and multiple payees are demanded, the Certificate will terminate as of the date of the demand for multiple payees, and no future GAWA payments would be made, even if the Account Value drops to zero.

Effect of Divorce on Joint and Survivor Option. Notwithstanding any potentially contrary provision in the Certificate or this prospectus, joint life benefits will be payable under the Joint and Survivor Option only if all of the following requirements are satisfied:
1. The Joint and Survivor Option was elected as of the Certificate Date,
2. The Covered Persons are spouses (within the meaning of federal tax law) on the Certificate Date and on the date that the first death of a Covered Person occurs,

3. In the case of a Non-Qualified Plan Certificate, the surviving Covered Person must be eligible to continue the Certificate under Section 72(s)(3) of the Internal Revenue Code, as amended (which generally means that such surviving Covered Person must be the owner of the Certificate or treated as the sole “designated beneficiary” within the meaning of Section 72(s)(4) of the Internal Revenue Code, as amended),
4. In the case of a Qualified Plan Certificate:
a. the Qualified Plan must be the named beneficiary under the Certificate,
b. the surviving Covered Person must be the sole designated beneficiary of the Qualified Plan, and
c. the surviving Covered Person must be eligible to (and elect to) treat the Qualified Plan as their own for federal income tax purposes.

If all of the foregoing requirements (as applicable) are not satisfied, then upon the first death of the Covered Lives the Certificate will terminate and no GAWA payments will be made.

Conversion Option. At any time after the first Certificate Year, you may transfer your Account Value to the Company for conversion to guaranteed annuity payments at the greater of the minimum guaranteed purchase rates or the current new business rates. The Account Value, net of any prorated Certificate Charge, will be used as the annuitization value. This option can only be elected after the first Certificate Year. All Account Value must be transferred for conversion under this option. We will not permit partial conversions of less than the full Account Value. Liquidating Account assets in a conversion may have tax consequences. You should consult your tax advisor before electing a conversion.

Upon conversion, no future GAWA payments will be made.

Termination. This Certificate terminates subject to prorated Certificate Charges assessed for the period since the last quarterly charges, the GAWA is no longer guaranteed, and no payments will be made, including if the Account Value reduces to zero, on the earliest of:

•The date we receive your written notice requesting termination of the Certificate;
•The date on which the last Covered Person dies;
•The date the Account Value reduces to zero as the result of an Early Withdrawal or Excess Withdrawal, provided you do not take corrective action within the required time period;
•The date on which subsequent Contributions are made to the Account after the first Certificate Year, provided you do not take corrective action within the required time period;
•The date on which Contributions are made to the Account that exceed the maximum limit for Contributions without prior approval of the Company, provided you do not take corrective action within the required time period;
•The date on which any part of the Account Value is transferred into an investment option that is not part of a currently available Investment Portfolio's prescribed allocation requirements, provided you do not take corrective action within the required time period;
•The date on which the Certificate's rebalancing requirements are not met, provided you do not take corrective action within the required time period;
•The date on which we you do not provide the information or data necessary to monitor the allocations of your Account, provided you do not take corrective action within the required time period;
•The date on which a former spouse becomes sole Owner of the Account in connection with a divorce prior to the Activation Date, unless reissue is requested;
•The date on which multiple payees are requested in connection with a divorce after the Activation Date;
•The date on which the Account is transferred to an unapproved Financial Institution, provided you do not take corrective action within the required time period;
•The date on which you fail to transfer your Account to an approved Financial Institution within 90 calendar days from the date we send notice that we have removed your Financial Institution from our list of approved Financial Institutions under the Certificate;

•The date on which you fail to replace the custodian/sponsor/trustee of your Qualified Account within 90 days of that custodian/sponsor/trustee discontinuing its services or the discontinuance of those services in connection with us removing your Financial Institution serving as custodian/sponsor trustee of your Qualified Account from our list of approved Financial Institutions under the Certificate;
•The date on which you execute a Free Look;
•The date on which the Certificate Charge is not paid as outlined in the Certificate Charge section of this prospectus, provided you do not take corrective action within the required time period;
•The date on which an impermissible assignment of the Account occurs;
•The date on which a misstatement of age of any Covered Person is discovered which results in no Covered Person meeting the Certificate issue age requirements as of the Certificate Date;
•The date on which the first of two Covered Person dies, if the Joint Survivor Option was elected but federal tax law prohibits the surviving Covered Person from continuing the Certificate.

PURCHASING THE CERTIFICATE

To purchase the Certificate, you must complete an enrollment form online at [VANITY URL]. Your enrollment form is subject to our approval. We may refuse to issue a Certificate at any time in our sole discretion.

The Certificate is eligible for purchase by individuals who are members of [____], have engaged a registered investment advisor ("RIA"), and who have also established an online account with [____]. There must be one or more Covered Persons designated under the Certificate. The Covered Person is the individual upon whose life benefits are paid under the Certificate. The Covered Person may be (a) an individual who is between the ages of 50 - 80 on the Issue Date, or spouses (as defined under federal law), each of whom is between the ages of 50 - 80 on the Certificate Date. You must hold an Account through a Financial Institution approved by us to purchase the Certificate. All Accounts, including Qualified Accounts and Non-Qualified Accounts, must be maintained by a Financial Institution approved by us at all times. Your RIA need not be affiliated with the Financial Institution that maintains your Account.

Initial Contribution.

•The minimum amount required to purchase the Certificate is $50,000.

Subsequent Contributions.

•Each subsequent Contribution must be at least $500.

Subsequent Contributions are permitted in the first Certificate Year only. We reserve the right to refuse any subsequent Contributions on a non-discriminatory basis. If subsequent Contributions are made after the first Certificate Year, we will send notice to the Certificate Owner of the impermissible Contribution amount. The Certificate Owner will have ten Business Days from the date the notice is mailed to remove the impermissible Contribution amount (the Contribution amount that was made after the first Certificate Anniversary) from their Account. Upon confirmation of the removal of the impermissible Contribution amount from the Account within the required timeframe, the GMWB values will be adjusted as if the impermissible Contribution amount had not been added to the Account. If the impermissible Contribution amount is not removed within the required timeframe, the Company will terminate the Certificate, and no future GAWA payments will be made, even if the Account Value drops to zero.

Maximum Total Contributions.

•The sum of all Contributions under the Certificate may not exceed $1,000,000 without our prior approval.

We reserve the right to waive minimum and maximum Contribution amounts in a non-discriminatory manner. Our right to restrict Contributions to $1,000,000, or to a lesser maximum amount may affect the benefits under your Contract.

If Contributions exceed $1,000,000 without our prior approval, we will send notice to the Certificate Owner of the impermissible Contribution amount. The Certificate Owner will have ten Business Days from the date the notice is mailed to remove the impermissible Contribution amount (the amount that exceeds the maximum limit of $1,000,000) from their Account. Upon confirmation of the removal of the impermissible Contribution amount from the Account within the required timeframe, the GMWB values will be adjusted as if the impermissible Contribution amount had not been added to the Account. If the impermissible Contribution amount is not removed within the required timeframe, the Company will terminate the Certificate, and no future GAWA payments will be made, even if the Account Value drops to zero.

Free Look. You may cancel your Certificate by providing written notice to us within ten calendar days after receiving it. In some states, the Free Look period may be longer. Please see the front page of your Certificate for the Free Look period that applies to your Certificate. If you cancel your Certificate during this period, we will refund any Certificate Charge paid.

CERTIFICATE CHARGE
We assess a charge for the benefits provided under the Certificate. We refer to this charge as the "Certificate Charge." The withdrawal of the Certificate Charge from your Account Value will reduce the investment return of your Account. The charge may be a lesser amount where required by state law or as described below, but will not be increased except as explicitly noted. We expect to profit from the Certificate Charge.

If you do not pay the applicable Certificate Charge when it is due, we will send you a late notice. If we do not receive the applicable Certificate Charge within ten Business Days from mailing the late notice, your Certificate will be terminated (as of the date the Certificate Charge was due), and no future GAWA payments will be made, even if the Account Value drops to zero.

The Certificate Charge is expressed as an annual percentage of the Guaranteed Withdrawal Balance (“GWB”). The percentage varies depending on which Investment Portfolio option you elect (see table below). For more information about the GWB, please see "Guaranteed Withdrawal Balance" beginning on page 15. For more information on the different Investment Portfolio options, please see "Investment Portfolios" beginning on page 25. The Certificate Charge compensates us for costs associated with providing the Guaranteed Minimum Withdrawal Benefit under the Certificate, expenses associated with administration of the Certificates, certain acquisition expenses including marketing expenses, and risks we assume in connection with the Certificates.

Certificate Charge
Investment Portfolio	Current Annual Charge	Maximum Annual Charge	Maximum Increase to Annual Charge (at one time)
Tier 1	1.00%	2.00%	0.10%
Tier 2	1.15%	2.30%	0.10%
Tier 3	1.40%	2.80%	0.10%
Charge Basis	GWB
Charge Frequency	Quarterly

The Certificate Charge is due following each calendar quarter (on the first Business Day after the conclusion of the calendar quarter to which the charge applies) for as long as your Account Value is greater than zero. The first Certificate Charge will be prorated from the Certificate Date to the end of the first calendar quarter. Upon termination of the Certificate, the charge is prorated for the period since the last quarterly charge.

On each fifth Certificate Anniversary, we reserve the right to increase the charge, subject to the applicable maximum annual charge and maximum increase to annual charge, as shown in the table above. If the Certificate Charge is to increase, a notice will be sent to you 45 days prior to the Certificate Anniversary. If we elect not to increase the charge on any fifth Certificate Anniversary, the earliest date on which the charge is eligible to be increased again is the next fifth Certificate Anniversary.

You will continue to pay the charge through the earlier date that your Account Value drops to zero or the Certificate is terminated. Because the charge varies based upon your Investment Portfolio election, if you elect to switch Investment Portfolios, your charge will change. Upon election of the new Investment Portfolio, the new applicable Certificate Charge will be reflected in your confirmation. The Certificate Charge assessed each calendar quarter will be weighted by the number of days spent in each Investment Portfolio during that calendar quarter over the total number of days in the calendar quarter. The quarterly Certificate Charge is calculated as the weighted annual Certificate Charge divided by four and multiplied by the GWB. Please see below for an example of how the Certificate Charge is calculated when you have been in more than one Investment Portfolio during a calendar quarter.

The Certificate Charge assessed for each Investment Portfolio will be equal to A × B × C ÷ D, where:
A = GWB at the end of the Business Day on the last day of the calendar quarter;
B = The respective quarterly Certificate Charge for the Investment Portfolio;
C = The number of days during the calendar quarter that the Account was invested in the respective Investment Portfolio; and
D = The total number of days in the calendar quarter.

On each calendar quarter, the total Certificate Charge assessed will be the prorated sum of each Investment Portfolio’s Certificate Charges as calculated above.

Example: Your Certificate is issued on March 1st and you invest $100,000 in the Tier 1 Investment Portfolio that has a 1.00% annual Certificate Charge (0.25% quarterly). On July 22nd, you reallocate your Account into the Tier 2 Investment Portfolio that has a 1.15% annual Certificate Charge (0.2875% quarterly). Your Certificate Charge amount at the end of the next calendar quarter is equal to your GWB at the end of the Business Day on the last day of that calendar quarter multiplied by the calculated quarterly Certificate Charge percentage, which will be calculated based on the number of days during the calendar quarter that you were allocated to each Investment Portfolio. Your Certificate Charges for the first 3 calendar quarters of your Certificate are calculated as follows:

•On April 1st, your first Certificate Charge is assessed for the first calendar quarter. Your GWB is $100,000, your Certificate was active for 31 days (March 1st to March 31st), during which your Account was in the Tier 1 Investment Portfolio, and there are 90 days (January 1st to March 31st) in the first calendar quarter. The Certificate Charge percentage for this charge is equal to 0.25% * 31 / 90 = 0.0861%. The Certificate Charge assessed is $100,000 * 0.0861% = $86.10.
•On July 1st, your second Certificate Charge is assessed for the second calendar quarter. Your GWB is $100,000, your Account was in the Tier 1 Investment Portfolio for 91 days (April 1st to June 30th), which is the entire second calendar quarter. The Certificate Charge percentage for this charge is equal to 0.25% * 91 / 91 = 0.2500%. The Certificate Charge assessed is $100,000 * 0.2500% = $250.00.
•On October 1st, your third Certificate Charge is assessed for the third calendar quarter. Your GWB is $100,000, your Account was in the Tier 1 Investment Portfolio for 21 days (July 1st to July 21st) and in the Tier 2 Investment Portfolio for 71 days (July 22nd to September 30th) during the calendar quarter. There are 92 days (July 1st to September 30th) in the third calendar quarter. The Certificate Charge percentage for this charge is equal to (0.25% * 21 / 92) + (0.2875% * 71 / 92) = 0.2789%. The Certificate Charge assessed is $100,000 * 0.2789% = $278.90.

Annual Fee Allowance. Account withdrawals made in a Certificate Year for the purpose of paying the Certificate Charge, up to a maximum of 3.00% annually are covered by the Annual Fee Allowance and will not be considered withdrawals for the purpose of calculating any GMWB values. Any incidental charges deducted from your Account by your Financial Institution as part of an Account withdrawal to pay the Certificate Charge, in connection with reallocations between Investment Portfolios, or as part of a required rebalancing of Investment Portfolio allocations (as described below under "Allocation Drift") are also covered by the Annual Fee Allowance.

We will establish procedures to verify that a withdrawal is part of the Annual Fee Allowance. Amounts properly deducted as part of the Annual Fee Allowance are not treated as withdrawals and will not contribute to the calculation of Early Withdrawals and/or Excess Withdrawals.

INVESTMENT REQUIREMENTS

Your Account must be held at an approved Financial Institution. Only assets covered by your Certificate may be held in the Account.

Investment Portfolios. You are required to invest the assets in your Account in an Investment Portfolio available under the Certificate. There are multiple Investment Portfolios to choose from, each of which have different investment allocation requirements, and a different Certificate Charge. You may only allocate your assets according to the requirements of one Investment Portfolio at any given time. You may change your Investment Portfolio election at any time to any Investment

Portfolio currently available for election. If you change your Investment Portfolio, we will begin assessing the new Certificate Charge on the date your Account Value is reallocated to the new Investment Portfolio. Changing your Investment Portfolio does not impact the guarantees under your Certificate.

Each Investment Portfolio represents a different balance of exposure to equity investments. Each Investment Portfolio has investment requirements, which are designed to minimize the risk to the Company that we will be required to pay the GAWA from our own assets by reducing the likelihood your Account Value will drop to zero.

As of the date of this prospectus, the following Investment Portfolios are available:

[TO BE UPDATED BY AMENDMENT]

Investment Portfolio
Asset Class	Underlying Fund	Allocation Requirements
		Tier 1	Tier 2	Tier 3
Total Equity		45.00	60.00	75.00
Total US Equity		26.75	34.00	41.50
US Large Equity	TBD	TBD	TBD	TBD
US Large Equity	TBD	TBD	TBD	TBD
US Large Equity	TBD	TBD	TBD	TBD
US Mid Equity	TBD	TBD	TBD	TBD
Total Non-US Equity		18.25	26.00	33.50
International Equity	TBD	TBD	TBD	TBD
Emerging Market Equity	TBD	TBD	TBD	TBD
Total Fixed Income		55.00	40.00	25.00
Investment Grade Bond	TBD	TBD	TBD	TBD
Investment Grade Bond	TBD	TBD	TBD	TBD
Investment Grade Bond	TBD	TBD	TBD	TBD
Investment Grade Bond	TBD	TBD	TBD	TBD
High Yield Bond	TBD	TBD	TBD	TBD
Emerging Market Bond	TBD	TBD	TBD	TBD
Total		100.00	100.00	100.00

From time to time, new Investment Portfolios may be made available, and/or existing Investment Portfolios may be removed from the list currently available for election. In the event that an Investment Portfolio to which you are currently allocated is removed, you will be permitted to remain allocated to that Investment Portfolio for as long as you wish. We will never force you out of an Investment Portfolio election, even if your Investment Portfolio is removed from the list of currently available Investment Portfolios. However, if you choose to elect a different Investment Portfolio, you will only be permitted to elect an Investment Portfolio currently available for election at the time you make your election. This means that you would not be able to re-elect your original Investment Portfolio at a later date if it was no longer on the list of currently available Investment Portfolios.

In the event that Investment Portfolios are added ore removed, we will file a supplement to this prospectus providing notice of the change in available Investment Portfolios. At any time, you can find an up to date list of the currently available Investment Portfolios with underlying allocation requirements at [VANITY URL].

You should consult with your financial professional and tax advisor to assist you in determining which Investment Portfolio is suited to your financial needs and risk tolerance.

Replacing an Underlying Fund. We may replace an underlying fund in an Investment Portfolio if the underlying fund's sponsor changes or discontinues the underlying fund or if the underlying fund's strategy or other features materially change such that it no longer reflects the allocation requirements outlined for the Investment Portfolio. In replacing an underlying fund in this limited scenario, we will attempt to select a new underlying fund that is reasonably similar to the original underlying fund. In the event we replace an underlying fund for an existing Investment Portfolio, we will file an amendment to this prospectus with the Securities and Exchange Commission. We will notify you of such replacement. If an underlying fund is replaced, you must reallocate your Account consistent with your elected Investment Portfolio's new investment requirements, including the addition of the replacement underlying fund within ten Business Days of the date we mail you notice of the replacement or your Certificate will be terminated, and no future GAWA payments will be made, even if the Account Value drops to zero. Complying with the new investment requirements could entail payment of higher fees on those investments, and may also have adverse tax implications.

Cash Account. In order to facilitate withdrawals or the payment of Certificate Charges from your Account, you are permitted to hold up to the greater of your GAWA or RMD, if applicable, in your Account as cash without triggering any rebalancing requirements. This cash amount will be exempt from the allocation requirements of your elected Investment Portfolio. If the GAWA has not yet been determined, then for purposes of the cash account, we will calculate a hypothetical GAWA for by using your attained age (or the youngest Covered Person's attained age if the Joint and Survivor Option is elected), or, if you (or the youngest Covered Person, if applicable) have not yet reached age 60, we will calculate a hypothetical GAWA using the youngest "Attained Age" band in the GAWA Table found on page 15.

Allocation Drift. Market performance can cause the allocations in your Investment Portfolio to drift out of compliance with our investment allocation requirements. To address any allocation drift, we require you to rebalance your Account quarterly on the Required Rebalance Dates in order to conform with our investment requirements. The Required Rebalance Dates are February 1st, May 1st, August 1st, and November 1st or the next Business Day following those dates if those dates fall on a non-Business Day. If you do not rebalance your allocations on the Required Rebalance Dates, we will send you a notice. No later than ten Business Days after the mailing of that notice, you must perform the required rebalancing. If you fail to do so, the Certificate will terminate, and no future GAWA payments will be made, even if the Account Value drops to zero.

No action is required during the time period between each regularly scheduled rebalancing if, due to market performance, the investment allocations deviate from our requirements.

Ineligible Investments/Non-Compliant Investment Allocations. Your Account must be held at an approved Financial Institution. Only assets covered by your Certificate may be held in the Account. You must allocate your Account assets according to the investment allocation requirements associated with your elected Investment Portfolio.

If ineligible investments are added to your Account, we will notify you with instructions to remove the ineligible investment(s) immediately. If the ineligible investments are not removed within ten Business Days after the mailing of the notice, the Company will terminate the Certificate, and no future GAWA payments will be made, even if the Account Value drops to zero.

You may not reallocate your Account Value in a manner that is inconsistent with the requirements of your elected Investment Portfolio (including taking withdrawals from only one underlying fund rather than pro-rata from all underlying funds in the Investment Portfolio). If you make allocation changes that are inconsistent with the requirements of your elected Investment Portfolio, we will notify you with instructions to reallocate your Account consistent with your elected Investment Portfolio. If you do not bring your Account into compliance with the investment allocation requirements of your elected Investment Portfolio within ten Business Days after the mailing of the notice, the Company will terminate the Certificate, and no future GAWA payments will be made, even if the Account Value drops to zero.

Financial Institution. Your Account must be held at an approved Financial Institution at all times. A current list of approved Financial Institutions is available at [VANITY URL].

You have the right to move your Account to another approved Financial Institution at any time, provided you maintain compliance with our investment requirements and provide or give us access to the information or data necessary to monitor the allocations of your Account at all times and comply with all other applicable terms of the Certificate. Different Financial Institutions may assess different fees and charges for their services. If you transfer your Account to another Financial Institution, you may be subject to higher fees and charges associated with maintaining your Account.

We may remove a Financial Institution from the list of approved Financial Institutions at any time. If we remove a Financial Institution at which your Account is held, we will send you a notice. You must maintain compliance with the terms of the Certificate and transfer your Account from the disapproved Financial Institution to an approved Financial Institution within 90 calendar days from the date we mail our notice of disapproval. Different Financial Institutions may assess different fees and charges for their services. Consequently, if you are required to transfer from a disapproved Financial Institution to an approved Financial Institution, you may be subject to higher fees and charges associated with maintaining your Account.

Your Certificate will terminate, and no future GAWA payments will be made, even if the Account Value drops to zero, unless you (1) move your Account to an approved Financial Institution within 90 days of the date we send notice of disapproval, (2) maintain compliance with our investment requirements and provide or give us access to the information or data necessary to monitor the allocations of your Account at all times, and (3) comply with all other applicable terms of the Certificate. In the event of termination, we will provide written notice of such termination to the Certificate Owner.

In addition, your Certificate will terminate, and no future GAWA payments will be made, even if the Account Value drops to zero, if the Financial Institution that is the custodian, sponsor, or trustee of your Qualified Account and that custodian/sponsor/trustee discontinues its services unless (i) you replace the custodian/sponsor/trustee within 90 days of discontinuance of service, (ii) maintain compliance with our investment requirements and provide or give us access to the information or data necessary to monitor the allocations of your Account at all times, and (iii) comply with all other applicable terms of the Certificate.

TAXES

The following is only a general discussion of certain federal income tax issues and is not intended as tax advice to any individual. Jackson does not make any guarantee regarding the tax status of any Certificate or any transaction involving the Certificates. It should be understood that the following discussion is not exhaustive and that other special rules may be applicable in certain situations. The discussion of tax treatment of the Certificate is applicable if and when annuity payments commence after the Account Value has been reduced to zero. Prior to that time, we believe that the tax treatment of transactions involving the assets of your Account (whether a Qualified Account or Non-Qualified Account), including redemptions, dispositions, and distributions with respect to such assets, should generally be the same as such treatment would be in the absence of a Certificate. Thus, for example, purchasing a Certificate will not cause the assets in your Account to be eligible for tax deferral by reason of those assets being held under an annuity contract for federal income tax purposes, because the Account assets are separate from the Certificate and are not treated as being held under the Certificate for federal income tax purposes. In general, this discussion does not address the tax treatment of transactions involving the investments in your Account. Moreover, no attempt has been made to consider any applicable state or other tax laws or to compare the tax treatment of the Certificates to the tax treatment of any other investment. You are responsible for determining whether your purchase of a Certificate, withdrawals, and any other transactions involving your Account or Certificate satisfy applicable tax law. You should consult your own tax advisor as to how these general rules will apply to you if you purchase a Certificate.

The Certificate is a new and innovative type of contract. While the IRS has issued favorable private letter rulings (“PLRs”) concerning products similar to the Certificate issued by other insurance companies, these rulings are not binding on the IRS with respect to the Certificate and a purchaser of the Certificate cannot rely on those PLRs in any potential challenge by the IRS. Due to factual differences between the Certificate and the products involved in these PLRs, and their non-precedential nature, the analysis and rulings in the PLRs may not reflect the IRS’s position with respect to the tax treatment of the Certificate, now or in the future. In addition, the PLRs do not address how products similar to the Certificate that are issued in connection with qualified retirement arrangements, such as a 401(k) plan or IRA, are treated for tax purposes. While we are currently pursuing our own PLR, we can give no assurances that the IRS will agree with our interpretations regarding the proper tax treatment of a Certificate or the effect (if any) of the purchase of a Certificate on the tax treatment of any transactions in your Account, or that a court will agree with our interpretations if the IRS challenges them. Please consult your own qualified tax advisor regarding the potential tax consequences of the Certificate in your particular circumstances.

Different tax rules apply to Qualified Accounts and Nonqualified Accounts, and the tax rules applicable to Qualified Accounts vary according to the type of Qualified Account and the terms and conditions of the Qualified Account. Purchasers who intend to use the Certificate in connection with a Qualified Account should seek competent advice. We cannot provide tax advice.

We may occasionally enter into settlements with owners and beneficiaries to resolve issues relating to the Certificate. Such settlements may be reported on the applicable tax form (e.g., Form 1099) provided to the taxpayer and the taxing authorities.

CERTIFICATE OWNER TAXATION

Non-Qualified Accounts - Separate Treatment of a Certificate and an Account. Consistent with PLRs that have been issued by the IRS with respect to similar products offered by other insurance companies, we intend to treat a Certificate as an annuity contract that is separate and apart from the assets in your Account for federal income tax purposes. As noted above, however, these rulings are not binding on the IRS with respect to the Certificate. Due to factual differences between the Certificate and the products involved in these PLRs, and their non-precedential nature, the analysis and rulings in the PLRs may not reflect the IRS’s position with respect to the tax treatment of the Certificate, now or in the future. Thus, while we believe that the factual differences between the Certificate and the products involved in the PLRs should be immaterial and that the reasoning underlying the PLRs supports treating a Certificate as an annuity for federal income tax purposes, it is possible that a Certificate could be treated as some other type of financial instrument or derivative for such purposes, with different tax consequences than if it were treated as an annuity. If you are the holder or beneficiary of a Certificate, in view of the limited guidance you should consult your own tax advisor regarding the proper tax treatment of a Certificate.

In order to be treated as an annuity contract for federal tax purposes, a Certificate needs to contain certain provisions prescribing distributions that must be made when an owner of the Certificate dies. We believe that by its terms a Certificate satisfies these requirements. In all events, we will administer a Certificate to comply with these federal tax requirements.

As a general rule, a Certificate also needs to be owned by a natural person to be treated as an annuity contract for federal income tax purposes. Under the relevant rules, however, a Certificate that is owned by a trust or other entity holding the Certificate as an agent for a natural person is treated as owned by a natural person for federal income tax purposes. If someone other than a natural person will be the owner of a Certificate, such as a trust, a tax advisor should be consulted before the Certificate is purchased to determine whether the Certificate will be treated as owned by a natural person.

It is possible that at certain advanced ages, a Certificate might no longer be treated as an annuity contract if the Account Value has not dropped to zero before that age. You should consult with a tax advisor about the possible tax consequences in such circumstances.

Non-Qualified Accounts - Treatment of Benefit Payments under a Certificate. Assuming that a Certificate is treated as an annuity contract for tax purposes, any annuity payments under the Certificate (after the Account Value is reduced to zero) should be treated in part as taxable ordinary income and in part as non-taxable recovery of the aggregate total Certificate Charges you have previously paid under your Certificate, plus any other amounts you have paid for the Certificate with after-tax monies (your “investment in the Certificate”) until you recover all of your investment in the Certificate. The amount that is not taxable prior to recovering all of your investment in the Certificate should be based upon the ratio of your investment in the Certificate to the expected value of the annuity payments to be made under the Certificate after the Account Value drops to zero. After you recover all of your investment in the Certificate, annuity benefit payments will be taxable in full as ordinary income. You should consult a tax advisor as to the tax treatment of benefit payments under the Certificate.

In addition, we will withhold and send to the U.S. Government a part of the taxable portion of each payment made under a Certificate unless you elect out of withholding. In certain circumstances, we may be required to withhold tax.

Non-Qualified Accounts - Your Account. Although the PLRs described above are not precedential and do not address the specific facts involving the Certificate, in view of the IRS analysis and conclusions reached in those PLRs, we believe that the tax treatment of transactions involving the assets in your Account including redemptions, dispositions, and distributions with respect to such assets, should generally be the same as such treatment would be in the absence of a Certificate. (The tax treatment of such transactions is beyond the scope of this prospectus, and you should consult a tax advisor for further information about the tax treatment of assets in your Account.) Thus, in general, we believe that (1) distributions and dividends on investments in your Account will not be treated as payments under your Certificate, but rather as distributions with respect to such investments; (2) amounts received on redemption or disposition of your assets in your Account will be treated as amounts realized on a sale or exchange of such assets rather than as distributions under your Certificate; and (3) the purchase of a Certificate should not result in either (a) loss of the benefit of preferential income tax rates applicable to dividends paid on assets in your Account otherwise constituting “qualified dividend income” (if applicable under the tax law in effect at the time of distribution) or (b) under the so-called “straddle” rules, suspension of the holding period for purposes of determining eligibility for long-term capital gains treatment of any gains, or potential deferral of losses, when assets in your Account are sold or exchanged. Different taxation rules may apply to Qualified Accounts.

The IRS could disagree with our conclusions as to the tax treatment of transactions involving the assets in your Account. If the Internal Revenue Service were to successfully take a different position on these issues, it could have a material adverse effect on the tax consequences of your acquisition, holding and disposition of assets in your Account. The tax consequences could also change due to changes in the tax laws. Given the new and innovative character of a Certificate, you should consult your own tax advisor as to the tax consequences, if any, of a Certificate under the “qualified dividend income” (if applicable under the tax law in effect at the time of distribution) and “straddle” rules, as well as other relevant tax provisions, both at the time of initial purchase and in subsequent years.

Non-Qualified Accounts - Payment of the Certificate Charges. Payment of the Certificate Charges with proceeds from the sale of investment assets held in your Account or from the cash account may have tax consequences. You should consult a tax advisor for further information.

Non-Qualified Accounts - Transfers, Assignments, or Designation of Payees. To the extent allowed by state law, we reserve the right to refuse our consent to any assignment at any time on a nondiscriminatory basis if the assignment would violate or result in noncompliance with any applicable state or federal law or regulation. You may request to assign or transfer your rights under the Certificate by sending us a signed and dated request. We will not be bound by an assignment until we acknowledge it.

Any transfer of ownership (which is an absolute assignment) or assignment of a Certificate, the designation of a payee who is not also the owner, and certain other transactions may result in certain income tax consequences to the owner that are beyond the scope of this discussion. A 10% federal tax penalty may also apply if you have not yet reached age 59 ½. An owner contemplating any such transaction should consult a competent tax adviser with respect to the potential tax effects of such a transaction.
Tax-Qualified Accounts - General Discussion. The Certificate may be used with traditional Individual Retirement Accounts, SEP IRA Accounts, and Roth IRA Accounts (collectively “Qualified Accounts”). The Certificate is not available as an Individual Retirement Annuity, SEP IRA Annuity, or Roth IRA Annuity while the Account Value is positive (although, after annuity payments commence under the Certificate because the Account Value has been reduced to zero, the Certificate may be distributed from the Qualified Account and re-titled in the name of the qualified Account Owner, at which point the Certificate may become an Individual Retirement Annuity, SEP IRA Annuity, or Roth IRA Annuity). A Certificate may be purchased in connection with an Account held under any of these arrangements. The Certificate will be held as an asset of the Qualified Account, at least until the Account Value is reduced to zero .

The tax results for a Certificate may vary according to the terms and conditions of the Qualified Account. No attempt is made here to provide more than general information about the use of the Certificate with any Qualified Account . Beneficial owners under any Qualified Account, as well as beneficiaries, are cautioned that the rights of any person to any benefits under any Qualified Account are subject to the terms and conditions of that Qualified Account or limited by applicable law, regardless of the terms and conditions of the Certificate. You should consult your own tax advisor or the provider of your Qualified Account for advice on the tax implications of purchasing a Certificate in connection with that Qualified Account.

We may discontinue offering the Certificates to new Owners that plan to use the Certificate with a Qualified Account. The Certificate is generally available only with respect to the Qualified Account for which the Certificate is purchased.
▪We are not responsible for determining whether the Certificate complies with the terms and conditions of, or applicable law governing, any Qualified Account. You or the trustee/custodian of your Qualified Account are responsible for making that determination. Similarly, we are not responsible for administering any applicable tax or other legal requirements applicable to the Qualified Account. You, the trustee/custodian of your Qualified Account, or a service provider for the Qualified Account, as applicable, are responsible for determining that distributions, beneficiary designations, investment requirements, charges and other transactions under the Certificate are consistent with the terms and conditions of the Qualified Account and applicable law.
▪Qualified Accounts that are Traditional IRAs and qualified plans generally are subject to lifetime Required Minimum Distribution rules. Withdrawals from your Account taken to meet Required Minimum Distribution requirements after the Activation Date do not constitute an Excess Withdrawal.
▪The Certificate Charges may be paid from assets in your Qualified Account if permitted under the terms of the Qualified Account. You should consult your tax advisor regarding the tax consequences of paying the Certificate Charges from your Qualified Account. Provided that the Certificate is held as an asset of your Qualified Account, we do not believe that using Qualified Account assets to pay the Certificate Charges will result in a taxable distribution from the Qualified Account, but the IRS could disagree. If this payment of Certificate Charges results in a taxable distribution from your Qualified Account, a 10% federal tax penalty may also apply if you have not yet reached age 59 ½.
If you purchase a Certificate within your Qualified Account, the actuarial present value of the Certificate (calculated in accordance with Treasury Regulation 1.401(a)(9)(6) may need to be included in the value of the Qualified Account for the purposes of calculating the Required Minimum Distribution amount for the Qualified Account. If the actuarial present value of the Certificate is included in the calculation, your Required Minimum Distribution may be higher than it would be if the Certificate were not purchased within the Qualified Account. We are not responsible for calculating Required Minimum Distributions with respect to your Qualified Account, but we will provide the trustee or custodian of your Qualified Account with information about the fair market value of your Certificate.

As noted above, there is no guidance from the Internal Revenue Service on the effects on a Qualified Account of the purchase of a contingent deferred annuity contract such as the Certificate. The following discussion identifies certain issues relating to the Certificate that a plan fiduciary or purchaser should consider before purchasing a Certificate to be held in a Qualified

Account or in connection with a Qualified Account. This discussion is not intended to be exhaustive. Purchasers should consult a tax and/or legal advisor before purchasing the Certificate because the purchase of the Certificate could affect the qualification of the Qualified Account.

Numerous income tax rules govern Qualified Accounts, including rules with respect to: maximum contributions, required distributions, penalty taxes on early or insufficient distributions and income tax withholding on distributions. The following is a general description of Qualified Accounts and of the use of the Certificate in connection with those Accounts.

Tax-Qualified Accounts - Types of Tax-Qualified Accounts. Sections 408(a) and 408A of the Code permit eligible individuals to contribute to an individual retirement program known as an “IRA” or “Roth IRA,” respectively. Section 408(k) of the Code allows employers to establish Simplified Employee Pension (“SEP”) IRAs.

These plans are subject to limitations on the amount that may be contributed, the persons who may be eligible to participate and on the time when distributions must commence. In addition, distributions from these plans may be transferred on a tax-deferred basis into another of these plans.

Tax-Qualified Accounts - Tax on Certain Distributions Relating to Tax-Qualified Accounts. In the case of distributions to you from your traditional IRA (see discussion of Roth IRA below), it is possible that part of or all of the distribution may be taxable. In addition, Section 72(t) of the Code imposes a 10% penalty tax on the taxable portion of any distribution from IRAs or qualified plans subject to certain exceptions set forth in the Code. To the extent amounts are not includable in gross income because they have been properly rolled over to another IRA or to another eligible qualified plan, no tax penalty will be imposed. The tax penalty also will not apply to: (a) distributions made on or after the date on which you reach age 59 ½; (b) distributions following your death or disability (for this purpose disability is as defined in Section 72(m)(7) of the Code); (c) distributions that are part of substantially equal periodic payments made not less frequently than annually for your life (or life expectancy) or the joint lives (or joint life expectancies) of you and your designated beneficiary; and (d) certain other distributions specified in the Code.

Currently, under a traditional IRA, Required Minimum Distributions must begin in the calendar year in which you attain age 73 (or such other age as required by law). Currently, distributions under qualified plans generally must begin by the later of the calendar year in which you attain age 73 or the calendar year in which you retire. Distributions from Roth IRAs are not required prior to your death. Starting in 2024, distributions from designated Roth accounts within certain types of employer-sponsored retirement plans also are not required prior to your death.

The triggering age at which you must begin taking distributions under traditional IRAs and qualified plans change periodically. See below for a list of past age requirements and planned future changes to age requirements for beginning these Required Minimum Distributions.

•If you reached the age of 70½ before January 1, 2020, distributions generally were required to begin in the calendar year in which you attained age 70½.
•If you reached the age of 72 before January 1, 2023, distributions generally were required to begin in the calendar year in which you attained age 72.
•If you will reach age 73 after January 1, 2033, distributions generally will be required to begin in the calendar year in which you attain age 75.

Required distributions must be made at least annually over a period not exceeding your life (or life expectancy) or the joint lives (or joint life expectancies) of you and your designated beneficiary, based on various rules and assumptions in IRS regulations. Distribution requirements also apply to Traditional IRAs, Roth IRAs and SEP IRAs upon the death of the account owner and to qualified plans upon the death of the participant. If the Required Minimum Distributions are not made, a 25% excise tax may be imposed as to the amount not distributed.

Roth IRAs, as described in Code section 408A, permit certain eligible individuals to make non-deductible contributions to a Roth IRA in cash or as a rollover or transfer from another Roth IRA or other IRA. A rollover from or conversion of a traditional IRA to a Roth IRA is generally subject to tax and other special tax rules apply. You may wish to consult a tax advisor before combining any converted amounts with any other Roth IRA contributions, including any other conversion amounts from other tax years. Distributions from a Roth IRA generally are not taxed, except that, once aggregate distributions exceed contributions to the Roth IRA, income tax and a 10% penalty tax may apply to distributions made (1) before age 59 ½ (subject to certain exceptions) or (2) during the five taxable years starting with the year in which the first contribution is made to any Roth IRA.

In order to ensure compliance with the RMD rules (or for other, unrelated reasons), after the Account Value of your Qualified Account has been reduced to zero and annuity payments have commenced from the Certificate, the trustee or custodian of your Qualified Account may distribute the Certificate to you, in kind, by re-titling the Certificate from the trustee/custodian’s name to your name. In that case, we may add an “endorsement” to your Certificate to ensure that the Certificate will be treated as an individual retirement annuity under Section 408(b) of the Internal Revenue Code, or a similar endorsement as applicable to the type of Qualified Account from which the Certificate was distributed. This will not affect the amount payable to you under the Certificate, but rather is intended to ensure that the in-kind distribution of the Certificate from the Qualified Account to you is not, itself, a taxable event. If the Certificate is not distributed from your Qualified Account in these circumstances, you should consult your tax adviser or the trustee/custodian of your Qualified Account regarding the manner in which the RMD rules will apply to your Qualified Account after annuity payments have commenced from the Certificate while still held as an asset of the Qualified Account.

Distributions may be subject to withholding on the taxable part of the distribution unless you elect out of withholding.

OTHER TAX MATTERS

Definition of Spouse. For federal tax purposes, the Internal Revenue Service has ruled that the term “spouse” does not include an individual who has entered into a registered domestic partnership, civil union, or other similar relationship that is not denominated as a valid marriage entered into under the laws of that jurisdiction. The Company intends to administer the Certificate consistent with this ruling until further guidance is provided. Persons who do not meet the definition of "spouse" under federal tax law may have adverse tax consequences. Please consult a tax adviser for more information on this subject.

Divorce. Under Section 72(s) of the Internal Revenue Code (“Code”), non-qualified annuity contracts are subject to certain mandatory distribution requirements following the death of any “holder” of the contract. For this purpose, if the contract is held by a legal entity (such as a trust for the benefit of a natural person), the “primary annuitant” (within the meaning of federal tax law) is treated as the “holder,” and a death of the primary annuitant (or change in the primary annuitant) is treated as the death of a holder. Under a special rule, if the “designated beneficiary” of the contract is the surviving spouse of the “holder,” the mandatory distribution requirements do not apply upon the death of the holder, and instead the surviving spouse may continue the contract as the new holder. Similar rules apply to individual retirement accounts (including Roth IRAs) under Section 408 of the Code. In light of these rules, if the Joint and Survivor Option is elected under a Certificate, the Covered Persons must be spouses within the meaning of federal tax law, so that upon one of the Covered Person’s deaths, the surviving Covered Person may continue the Certificate without triggering the mandatory distribution requirements that otherwise would apply upon the deceased Covered Person’s death. Accordingly, the Certificate provides that even if the Joint and Survivor Option is elected, the Certificate will terminate upon a Covered Person’s death if the surviving Covered Person is not eligible to continue the Certificate (or the Qualified Account) under the applicable federal income tax rules. If the Certificate terminates for this reason, the Joint and Survivor Option also will terminate, and the surviving Covered Life will receive no further benefits under from the Certificate.

Annuity Purchases by Nonresident Aliens and Foreign Corporations. The discussion above provides general information regarding U.S. federal income tax consequences to annuity purchasers that are U.S. citizens or residents. Purchasers that are not U.S. citizens or residents will generally be subject to U.S. federal withholding tax on taxable distributions from annuity contracts at a 30% rate, unless a lower treaty rate applies. In addition, purchasers may be subject to state and/or municipal taxes and taxes that may be imposed by the purchaser’s country of citizenship or residence. Prospective purchasers are advised to consult with a qualified tax adviser regarding U.S. state, and foreign taxation with respect to an annuity contract purchase.

Medicare Tax. Distributions from nonqualified annuity contracts will be considered “investment income” for purposes of complying with the Medicare tax on investment income. Thus, in certain circumstances, a 3.8% tax may be applied to some or the entire taxable portion of distributions (e.g., earnings) from a Certificate to individuals whose income exceeds certain threshold amounts ($200,000 for filing single, $250,000 for married filing jointly and $125,000 for married filing separately). We are required to report distributions made from nonqualified annuity policies as being potentially subject to this tax. While distributions from Qualified Accounts are not subject to the tax, such distributions may be includable in income for purposes of determining whether certain Medicare Tax thresholds have been met. Please consult a tax advisor for more information.
Foreign Account Tax Compliance Act ("FATCA"). If the payee of a benefit payment from the Certificate is a foreign financial institution (“FFI”) or a non-financial foreign entity (“NFFE”) within the meaning of the Code, as amended by the Foreign Account Tax Compliance Act (“FATCA”), the distribution could be subject to U.S. federal withholding tax on the taxable amount of the distribution at a 30% rate irrespective of the status of any beneficial owner of the Certificate or benefit payment. The rules relating to FATCA are complex, and a tax advisor should be consulted if an FFI or NFFE is or may be designated as a payee with respect to the Certificate.

Tax Law Changes. Although the likelihood of legislative changes is uncertain, there is always the possibility that the tax treatment of the Certificate could change by legislation or otherwise. Consult a tax adviser with respect to legislative developments and their effect on the Certificate.
We have the right to modify the Certificate in response to legislative changes that could otherwise change the tax treatment of the Certificate that Certificate Owners currently receive. We make no guarantee regarding the tax status of any Certificate and do not intend the above discussion as tax advice.

JACKSON TAXATION
We will withhold taxes required by law from any amounts payable from this Certificate. While we may consider company income tax liabilities, Premium Taxes, and tax benefits when pricing our products, we do not currently include our income tax liabilities in the charges you pay under the Certificate. Premium taxes generally range from 0.5% to 3.5%, and are applicable only in specific jurisdictions. We will periodically review the issue of charging for these taxes and may impose a charge in the future.

OTHER INFORMATION

General Account. The General Account is made up of all of Jackson's assets. Jackson exercises sole discretion over the investment of the General Account assets, and bears the associated investment risk. You will not share in the investment experience of General Account assets. The General Account invests its assets in accordance with state insurance law. All of the assets of the General Account are chargeable with the claims of any of our contract owners as well as our creditors and are subject to the liabilities arising from any of our other business. If your Account Value drops to zero for any reason other than an Early Withdrawal, Excess Withdrawal, or election of the Conversion Option, we will make your GAWA payments to you from our General Account for the life of the Covered Person(s). Our ability to make those guaranteed annual income payments is subject to our financial strength and our claims paying ability.

Distribution of Certificates.

[TO BE UPDATED BY AMENDMENT]

Jackson National Life Insurance Company (“Jackson”), located at 1 Corporate Way, Lansing Michigan, is the issuer for this contract. Jackson National Life Distributors LLC (“JNLD”), located at 300 Innovation Drive, Franklin, Tennessee 37067, serves as the principal underwriter and distributor of the Certificates.

JNLD is a wholly owned subsidiary of Jackson National Life Insurance Company. JNLD is registered as a broker-dealer with the Securities and Exchange Commission under the Securities Exchange Act of 1934 and is a member of the Financial Industry Regulatory Authority (“FINRA”). For more information on broker-dealers and their registered representatives, you may use the FINRA BrokerCheck program via telephone (1-800-289-9999) or the Internet (http://brokercheck.finra.org).

JNLD may distribute the Contracts directly and also enters into selling agreements with broker-dealers or other financial institutions that are unaffiliated with us ("Selling Firms"). The Certificates are currently offered only to members of [____] who have engaged an approved registered investment advisor ("RIA") and have established an online account with [_____]. Selling Firms are responsible for delivery of various related disclosure documents and the accuracy of their oral description and appropriate recommendations of the purchase of the Certificates. Selling Firms do not have any legal responsibility to pay amounts that are owed under the Certificates. The obligations and guarantees under the Certificates are the sole responsibility of Jackson. JNLD will use its best efforts to sell the Certificates, but is not required to sell any number or dollar amount of Certificates. We may stop offering the Certificates at any time. Compensation Paid to Unaffiliated Selling Firms. No commissions are paid to Selling Firms that sell the Certificates. However, the Selling Firms or their representatives may charge you an investment advisory or similar fee under an agreement you have with them. The Selling Firms or their registered representatives/investment adviser representatives determine the amount of the fee that will be charged, and the amounts charged may vary. There may be tax and Certificate implications, including adverse effects on Certificate benefits, if you elect to have such fees withdrawn directly from the Certificate.

Jackson may make payments to Selling Firms in recognition of marketing, distribution, and/or administrative support provided by the Selling Firms. Such compensation is subject to applicable state insurance law and regulation, FINRA rules of conduct and Department of Labor (“DOL”) rules and regulations. While such compensation may be significant, it will not result in any additional direct charge by us to you.

The amount or structure of the compensation can create a conflict of interest as it may influence your Selling Firm and financial professional to present this Certificate over other investment alternatives.  You may ask your financial professional about any variations and how they or their Selling Firm are compensated for selling the Certificate.

Modification of Your Certificate. Only our President, Vice President, Secretary or Assistant Secretary may approve a change to or waive a provision of your Certificate. Any change or waiver must be in writing. We may change the terms of your Certificate without your consent in order to comply with changes in any applicable state and federal regulations and laws, including provisions or requirements of the Internal Revenue Code.

Statements. You will receive a written statement confirming Certificate activity. This statement will provide details about Certificate transactions that occurred since any prior statement was provided to you.
It is important that you carefully review the information contained in the statements. If you believe an error has occurred, you must notify us in writing promptly upon receipt of the statement so that we can make any appropriate adjustments.

State Variations. This prospectus describes the material rights and obligations under the Certificate. Certain provisions of the Certificate may be different from the general description in this prospectus due to variations required by state law. These differences include, among other things, free look rights, issue age limitations, and the general availability of certain features. The state in which your Certificate is issued also governs whether or not certain options, or charges are available or will vary under your Certificate. Please see Appendix B for a listing of the state variations as well as your Certificate for specific variations applicable to you.

Legal Proceedings. Jackson and its subsidiaries are defendants in a number of civil proceedings arising in the ordinary course of business and otherwise. We are also, from time to time, the subject of regulatory inquiries and proceedings by certain governmental authorities. We do not believe at the present time that any pending action or proceeding, individually or in the aggregate, will have a material adverse effect upon Jackson’s ability to meet its obligations under the Certificates. See “Risks Related to Our Business and Industry – Legal and Regulatory Risk – Legal and regulatory investigations and actions are increasingly common in our industry and could result in a material adverse effect on our business, financial condition, results of operations and cash flows.”

JACKSON NATIONAL LIFE INSURANCE COMPANY

[TO BE UPDATED BY AMENDMENT]

Jackson National Life Insurance Company (“Jackson”) is a stock life insurance company organized under the laws of the state of Michigan in June 1961. Our legal domicile and principal business address is 1 Corporate Way, Lansing, Michigan 48951 and we maintain offices in Franklin, Tennessee and Chicago, Illinois. Jackson is admitted to conduct life insurance and annuity business in the District of Columbia and all states except New York. Among Jackson’s subsidiaries is Jackson National Asset Management LLC (“JNAM”), which provides certain administrative services with respect to certain of our separate accounts, including separate account administration services and financial and accounting services. JNAM is located at 225 West Wacker Drive, Chicago, Illinois 60606. Jackson’s website is located at www.jackson.com. Information on the website is not part of, or incorporated by reference into, this prospectus. In the following sections, and through the financial statements in the prospectus, we refer to Jackson and its subsidiaries, collectively, as the “Company,” “we,” “our” or “us.”

We are an indirect, wholly-owned subsidiary of Jackson Financial Inc. (“JFI”), whose common stock is traded on the New York Stock Exchange under the symbol, “JXN.” JFI is also the ultimate parent of PPM America, Inc., a sub-adviser for certain funds, including a general account for Jackson.

We issue and administer the Certificates. We maintain records of the name, address, taxpayer identification number and other pertinent information for each Owner, the number and type of Contracts issued to each Owner and records with respect to the value of each Contract.

We do not file periodic reports, in reliance on Rule 12h-7 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which exempts insurance companies from filing periodic reports pursuant to Section 15(d) of the Exchange Act.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

The information in this prospectus contains forward-looking statements about future events and circumstances and their effects upon revenues, expenses and business opportunities. Generally speaking, any statement in this prospectus not based upon historical fact is a forward-looking statement. Forward-looking statements can also be identified by the use of forward-looking or conditional words, such as “could,” “should,” “can,” “continue,” “estimate,” “forecast,” “intend,” “look,” “may,” “will,” “expect,” “believe,” “anticipate,” “plan,” “remain,” “confident” and “commit” or similar expressions. In particular, statements regarding plans, strategies, prospects, targets and expectations regarding the business and industry are forward-looking statements. They reflect expectations, are not guarantees of performance and speak only as of the dates the statements are made. We caution investors that these forward-looking statements are subject to known and unknown risks and uncertainties that may cause actual results to differ materially from those projected, expressed, or implied. Factors that could cause actual results to differ materially from those in the forward-looking statements include those reflected under “Risks Related to Our Business and Industry” and “Management's Discussion and Analysis of Financial Condition and Results of Operations – Quantitative and Qualitative Disclosures About Market Risk” in this prospectus. Except as required by law, we do not undertake to update such forward-looking statements. You should not rely unduly on forward-looking statements.

RISKS RELATED TO OUR BUSINESS AND INDUSTRY

[TO BE UPDATED BY AMENDMENT]

Summary of Business and Industry Risk Factors

The following is a summary of the material risks and uncertainties that could adversely affect our business, financial condition and results of operations. You should read this summary together with the more detailed description of each risk factor below.

Risks Related to Conditions in the Global Capital Markets and the Economy

Developments in the global capital markets and the economy can, and do, affect our business. We face risks from volatility in equity markets, interest rates and credit spreads, which can affect both asset and liability valuations, hedge program performance and fee revenues, as well as risks from deterioration of the credit quality of issuers and borrowers; and risks associated with global climate change.

Risks Related to Financing and Liquidity

We face financing risks associated with our access to the capital market, the impact of credit and financial strength ratings, a large concentration of funding from a single source, and the illiquid nature of some of their investments. Changes in our parent company’s ability to service its obligations could negatively affect us.

Risks Related to Legal, Tax and Regulatory Matters

We face risks associated with the heavily regulated nature of our business and operations, and that of our subsidiaries’ businesses and operations, the effect of changes in regulations, the impact of tax laws upon our products and tax payments, the effect of changes in accounting standards, and legal investigations and regulatory audits and examinations.

Risks Related to the Products We Offer and Distribution

Our products are complex and require us to make assumptions on customer behavior and manage risk through the use of financial derivatives. We face risk related to potential future updates to our assumptions and the effectiveness of our risk management programs. We also face risk in the marketing and distribution of our products due to competitive pressures and our ability to accurately describe and administer our products’ features.

Risks Related to Models, Estimates, Assumptions and Valuations

We face risk related to our reliance upon complex models to predict behavior, value our assets and liabilities, and quantify risk; the assumptions used to populate our models may not reflect what is realized over time, which may impact our financial performance. We also face risk in the determination of allowances and impairments with respect to the value of our investments.

Risks Related to Counterparty Performance and Reinsurance

We face credit risk from our transactions with counterparties relating to derivatives, reinsurance, and other transactions.

Risks Related to Our Information Technology and Other Operational Matters

Our business depends on performance of information technology systems and management and protection of data. We face risks from interruptions of those systems, unauthorized access or intrusions to those systems, and breach of protection of confidential business and personal data. We also face risks associated with the actions or inactions of our associates.

General Risk Factors

We face risk from external events including natural or man-made disasters, our ability to achieve regulator and stakeholder expectations with respect to environmental, social and governance matters, and our ability to carry-out an acquisition strategy.

Business and Industry Risk Factors

You should consider and read carefully all of the risks and uncertainties described below, as well as the other information contained in this prospectus, including our financial statements included elsewhere in this prospectus. The risks described below are not the only ones we face. The occurrence of any of the following risks or additional risks and uncertainties not presently known to us or that we currently believe to be immaterial could cause a material adverse effect on our business, financial condition, results of operations and cash flows. In addition, many of these risks are interrelated and could occur under similar business and economic conditions, and the occurrence of certain of them could in turn cause the emergence or exacerbate the effect of others. This prospectus also contains forward-looking statements and estimates that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of specific factors, including the risks and uncertainties described below. See “Caution Regarding Forward-Looking Statements.”

Risks Related to Conditions in the Global Capital Markets and the Economy

Developments in global capital markets and the economy can, and do, affect our business. We face risks from volatility in equity markets, interest rates and credit spreads, which can affect both asset and liability valuations, hedge program performance and fee revenues, as well as risks from the deterioration of the credit quality of issuers and borrowers; and risks associated with global climate change.

General conditions in the global capital markets and the economy could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Volatility in global capital markets and general economic downturns could have a material adverse impact on our business, financial condition, results of operations and cash flows. Factors including the lingering effects of the COVID-19 pandemic, availability and cost of credit, efforts to address inflation through the Federal Reserve policy, the Ukraine-Russia conflict and other geopolitical issues, and trade disputes have contributed to increased volatility in global capital markets. These factors could continue to impact business and consumer confidence and cause economic uncertainty, with a consequent slowdown in economic activity.

An economic downturn could impact policyholder behavior in a way that could adversely affect our business. In an economic downturn, our customers may choose to utilize guaranteed benefits differently than we have assumed, potentially taking partial withdrawals more regularly, which may lead to an increase in policyholders claims. If customer lapse rates significantly exceed our expectations, the loss of fee income or spread could cause a material adverse effect on our business, financial condition, results of operations and cash flows. Conversely, if our policyholder lapse rates are significantly lower than our expectations, the increased cost of providing guaranteed living benefits could have a material adverse effect on our business, financial condition, results of operations and cash flows. In addition, such economic conditions may increase the cost of reinsurance to us for certain policies, and we could encounter decreased availability of such reinsurance.

Such events and conditions could also have an adverse effect on our sales of annuities, result in a decrease or halt in economic activity in large geographic areas, adversely affect our business within those geographic areas or the general economic climate, affect the availability and cost of reinsurance protections and could affect the availability and effectiveness of hedging instruments resulting in a material and adverse impact on our profitability.

Equity market declines and volatility could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Our variable annuity business is highly sensitive to equity market conditions. Sustained decline, weakness or stagnation in equity markets has resulted, and could continue to result, in depressed variable annuity policyholder account balances and lower revenues based on fees and risk charges that are proportional to policyholder account balances. Lower variable annuity account balances also impact the likelihood of claims arising from guaranteed benefits on many of our variable annuity policies, which may reduce the profitability of the business, depending on the effectiveness of our hedge program.

Equity market declines and volatility could also influence policyholder behavior, which could adversely impact the levels of full surrenders or partial withdrawals within annuity contracts or cause customers to reallocate a portion of their account balances to more conservative investment options (which generally have lower fees). These actions could negatively impact our profitability or increase the value of guaranteed benefit liabilities, particularly if customers were to remain in conservative investment options during a period of equity market growth.

Additional equity market risk could materialize through basis risk, increased cost and limited availability of derivatives we use to hedge market risk, as well as a decline in the value of equity investments in our general account asset portfolio. Basis risk refers to the potential impact of performance differences between the mutual funds held in variable annuity policyholder accounts and the indexes underlying our derivative-based hedges. While we expect a close relationship between the performance of funds offered to variable annuity policyholders and the indexes we use to hedge, some variance between the two is expected. That variation could result in a loss of earnings. Also, basis risk may be exacerbated in periods of elevated market volatility. A market downturn or periods of market volatility could result in reduced availability or increased cost of our derivative-based hedge program, which could negatively impact our ability to mitigate the risk inherent in our liabilities. In addition, equity investments in our asset portfolio may experience a loss in value due to both broad market downturns and risk specific to our investments.
Changes in interest rates, including periods of high volatility, could have an adverse effect on our income, investment valuations and reserve calculations.

Changes in interest rates could result in fluctuations in the income derived from, and the valuation of, fixed income securities in our investment portfolio, which could cause a material adverse effect on our business, financial condition, results of operations and cash flows. We also face reinvestment risk as falling (or rising) interest rates may also result in accelerated (or decelerated) prepayments on mortgage-backed securities within our investment portfolio.

Fixed annuities, variable annuities with a fixed fund option, and institutional products expose us to the risk that decreases in interest rates, which are not fully reflected in the interest rates credited to customers, will reduce that spread and could reduce profitability of those businesses. Conversely, interest rate increases expose us to disintermediation risk, where higher rates make currently sold products more attractive while simultaneously reducing the market value of assets backing our liabilities. This creates an incentive for our customers to lapse their products in an environment where selling assets could cause realized losses.

Interest rate risk exposure for variable annuities increases when the present value of expected future benefit payments increases, which can occur due to a variety of factors, including lower interest rates potentially leading to lower discount rates, equity market underperformance, adverse policyholder behavior and increased policyholder longevity. Sustained periods of low interest rates or elevated interest rate volatility as experienced in recent years, generally result in increases in statutory reserves and capital requirements, U.S. GAAP reserves, and increased hedging needs and associated costs, which may negatively impact the performance of our hedge program. We also face the risk of reduced fee income as a result of lower variable annuity separate account values related to losses on fixed income investment options that may occur during periods of rising interest rates.

Volatility in credit spreads could have an adverse effect on the valuation of our fixed income investments, our investment income and reserve calculations.

Changes in credit spreads affect the underlying market price of our fixed income securities. If credit spreads widen significantly for a sustained period of time, we could be exposed to higher levels of other-than-temporary impairments. If credit spreads tighten significantly, it could result in reduced net investment income associated with new purchases of fixed maturity securities.

Credit spreads also affect our variable annuity business. Widening credit spreads would reduce the value of certain bonds held within policyholder funds, decreasing the account value of affected annuity contracts and negatively impacting the fee income we earn. Narrowing credit spreads would reduce the investment yields available on new asset purchases and the discount rates used in the principle-based statutory reserve calculation, potentially increasing statutory reserve requirements and, in turn, reducing statutory capital. Similarly, narrowing credit spreads would reduce the discount rates used in the U.S. GAAP embedded derivatives, potentially increasing U.S. GAAP reserve requirements. Although these effects on bond fund valuation, investment yields, and reserve discount rates run in offsetting directions for either credit spread widening or narrowing, it is possible for one to outweigh the other under certain market conditions. Any of these risks could cause a material adverse effect on our business, financial condition, results of operations and cash flows.

We are exposed to the risk of deterioration of the credit quality of, and defaults on, the securities and loans in our investment portfolio, which could have an adverse effect on our investment income, investment valuations and impairments, and capital requirements.

We are subject to the risk that issuers of our fixed maturity securities and other debt securities and borrowers on our commercial mortgages will default on principal and interest payments or be unable or unwilling to pay us in a timely manner, if at all, due to bankruptcy, insolvency, lack of liquidity, adverse economic conditions, operational failure, fraud or other reasons. The occurrence of a major economic downturn, acts of corporate malfeasance, widening credit risk spreads or other events that adversely affect the issuers or guarantors of securities we own or the underlying collateral of structured securities we own could cause the estimated fair value of our fixed maturity securities portfolio to decline and cause the default rate of the fixed maturity securities in our investment portfolio to increase. Defaults by such issuers and borrowers in the payment or performance of their obligations could reduce our investment income and investment gains or result in investment losses. Further, the value of any fixed maturity security is subject to impairment based on expectations for repayment of cash flows agreed to under the obligation. Issuers of the fixed maturity securities that we own could experience performance deterioration that trigger rating agency downgrades. Even if issuers have not defaulted on principal and interest payments with respect to these securities, we could still be required by regulators and rating agencies to hold more capital in support of these investments. As a result, we could experience a higher cost of capital and potential constraints on our ability to grow our business and maintain our own ratings. See Note 4 of Notes to Consolidated Financial Statements for a discussion of the valuation of our securities investments.

Moreover, certain concentrations within the portfolio, such as issuer and industry concentrations in corporate bonds or geographic and property type concentrations in mortgage loans, could have adverse effects on our investment portfolio and consequently on our business, financial condition, results of operations and cash flows. Events or developments that have a negative effect on any industry or geographic region could have a greater adverse effect on our investment portfolio to the extent that the portfolio is concentrated. Moreover, our ability to sell certain assets could be limited if other market participants are seeking to sell similar or related assets at the same time.

Deterioration in the credit quality of the fixed maturity securities, other debt securities, and mortgages in our investment portfolio, or an increase in the default rate of our mortgage loan investments caused by worsening economic conditions or otherwise, could cause a material adverse effect on our business, financial condition, results of operations and cash flows.

Our investment management business’s revenues and results of operations depend on the market value and composition of our assets under management, which could fluctuate significantly based on various factors, including many factors outside of our control.

Jackson National Asset Management LLC ("JNAM"), our investment advisory subsidiary, manages our separate account assets. Most of our revenues are derived from management and administration fees, which typically are calculated as a percentage of the value of assets under management. The fees charged for these services vary with the type of service, the investment strategy and the amount of assets managed. The value and composition of our assets under management could be adversely affected by several factors, including:

•Market Factors. Market volatility and interest rates could adversely affect our assets under management and revenues.

•Client Preferences. Certain clients may withdraw their assets at any time and on short notice.

•Product Trends. Changing market dynamics, investment trends and material changes to variable annuity products may reduce interest in some of the investment products that JNAM offers, or clients and prospects may continue to seek investment products that JNAM does not currently offer.

•Investment Performance. Our inability to achieve investment returns for clients that meet or exceed investment returns for comparable asset classes and competing investment services could result in clients withdrawing assets and in prospective clients choosing to invest elsewhere.

•Fee Changes. JNAM may be required to reduce fee levels, restructure the fees they charge or adjust the services they offer to their clients to remain competitive.

A decrease in the value of our assets under management or an adverse shift in the mix of those assets would adversely affect our investment management business’s revenues. A reduction in revenues could have a material adverse effect on our business, financial condition, results of operations and cash flows.

We face direct or indirect effects of, or responses to, climate change.

Climate change may increase the frequency and severity of weather-related catastrophes, or adversely affect our investment portfolio or investor sentiment. Climate change regulation may affect the prospects of companies and other entities whose securities we hold, or our willingness to continue to hold their securities. Climate change may also influence investor sentiment with respect to the Company and investments in our portfolio, including real estate investments. We cannot predict the long-term impacts on us from climate change or related regulation. A failure to identify and address these global climate issues and related impacts could cause a material adverse effect on the achievement of our business objectives.

Pandemics, epidemics, disease outbreaks and other public health crises have and can disrupt our business and operations, and future public health crises could adversely impact our business, financial condition, liquidity and results of operations.

Pandemics, epidemics or disease outbreaks in the U.S. or globally, including the COVID-19 pandemic, which has disrupted, and may in the future disrupt, our business, could materially affect our business. Our business operations could be significantly disrupted if our critical workforce, key vendors, third-party suppliers, or counterparties with whom we transact are unable to work effectively because of illness, quarantines, and government actions in response to any public health emergency. We also are unable to predict government and regulatory actions that could be taken in the future, including their duration and effectiveness, to contain any COVID-19 variant strains or other public health crises, or the impact of future laws, regulations, or restrictions on our business. The risk management and contingency plans we have in place may be inadequate to protect our business. Any of these factors could cause a material adverse effect on our business, financial condition, results of operations and cash flows.

Risks Related to Financing and Liquidity

We face financing risks associated with our access to the capital market, the impact of credit and financial strength ratings, a large concentration of funding from a single source, and the illiquid nature of some of our investments. Changes in our parent company’s ability to service its obligations could negatively affect us.

Adverse capital and credit market conditions could significantly affect our liquidity, access to capital and cost of capital, which would adversely impact our business, financial condition, results of operations and cash flows.

During previous periods of market upheaval and economic uncertainty, capital and credit markets have exerted downward pressure on availability of liquidity and credit capacity for certain issuers. We need to access liquidity to pay operating expenses (including costs relating to our hedging program), policyholder benefits, interest expenses, dividends, or distributions on our common stock, and to capitalize our insurance subsidiaries.

We require a significant amount of liquidity to support our hedging program, to satisfy variation margin requirements on futures positions or to cover the initial cost of equity and interest rate options. Volatile market environments have the potential to increase hedging-related liquidity requirements, as the amount of cash we need to pay out in variation margin each day is directly related to the magnitude of equity market and interest rate movements. Additionally, as our over-the-counter bilateral hedging transactions become subject to initial margin requirements, we would need liquid assets of sufficient quality to satisfy those requirements. Without sufficient liquidity, we could be required to curtail or limit our operations and our hedging program, which would have a material adverse effect on our business, financial condition, results of operations and cash flows.

The level of cash and securities we maintain combined with expected cash inflows from investments and operations, may be inadequate to meet our short-term and long-term customer benefits and expense payment obligations. If market or other conditions have an adverse impact on our capital and liquidity, we may have to seek additional financing, which may be unavailable due to adverse market conditions, restrictive regulatory considerations, overall lower availability of credit to the financial services industry, our credit ratings and credit capacity, or a negative perception in the lender community of our long- or short-term financial prospects if we incur large investment losses or if the level of our business activity decreases due to a market downturn or recession. Similarly, our access to funds could be impaired if regulatory authorities or rating agencies take negative actions against us. Internal sources of liquidity could prove to be insufficient, and, in such case, we would not be able to successfully obtain additional financing on favorable terms, or at all. If we are unable to access capital markets to issue new debt, refinance existing debt or sell additional equity as needed, or if we are unable to obtain such financing on acceptable terms, our business, financial condition, results of operations and cash flows could be adversely impacted.

Disruptions, uncertainty or volatility in capital and credit markets could also limit our access to the capital required to operate our business. Such market conditions would limit our ability to replace maturing liabilities in a timely manner, satisfy statutory capital requirements, generate fee income and market-related revenue to meet liquidity needs and access the capital necessary to grow our business. As such, we would be forced to delay raising capital, could miss payments on our debt or reduce or eliminate dividends paid on our common stock, issue shorter term securities than we prefer or bear an unattractive cost of capital which could decrease profitability and significantly reduce financial flexibility.

Disruptions in financial markets could limit our access to derivatives used to manage risk pursuant to our hedging strategy or access to fixed income investments used to execute our investment strategy. As a result, disruptions in the financial markets could cause a material adverse effect on our business, financial condition, results of operations and cash flows.

A downgrade or a potential downgrade in our financial strength or credit ratings could result in a loss of business and cause a material adverse effect on our business, financial condition, results of operations and cash flows.

Financial strength ratings, which various rating agencies publish as measures of an insurance company’s ability to meet customer obligations, are important to maintaining public confidence in our products, the ability to distribute our products and our competitive position. Credit ratings are important to our ability to raise capital through the issuance of debt and to the cost of such financing.

A ratings downgrade could occur for a variety of reasons specific to us or our performance, a more general reassessment of the risks and performance of the insurance industry or the broader financial services industry, or because of changes by rating agencies in their methodologies or rating criteria.

A change in outlook to negative on our ratings, a downgrade in any of our ratings, an announcement of a potential downgrade, or customer concerns about the possibility of a downgrade, could cause direct or indirect adverse effects, including impacts on:

•product sales;
•relationships with our sales force and independent sales intermediaries;
•the number or amount of policy surrenders and withdrawals by customers;
•our ability to obtain new reinsurance or obtain it on reasonable pricing terms;
•our ability to raise capital and its cost;
•liquidity through increased collateral required by counterparties;
•our ability to maintain existing derivative contracts or to purchase new derivatives contracts, on acceptable terms or at all;
•our ability to compete for attractive acquisition opportunities; and
•our cost of borrowing.

We are subject to liquidity risks associated with sourcing a large concentration of our funding from the Federal Home Loan Bank of Indianapolis (“FHLBI”).

We use institutional funding agreements originating from FHLBI, which from time to time serve as a significant source of our liquidity. See Note 11 of Notes to Consolidated Financial Statements for a description of those funding agreements and related collateral requirements. Additionally, we use agreements with the FHLBI to meet near-term liquidity needs, augmenting our repurchase agreement capacity from other counterparties. If the FHLBI were to change its definition of eligible collateral, we could be required to post additional amounts of collateral in the form of cash or other assets. Or, if our creditworthiness falls below the FHLBI’s requirements or if legislative or other political actions cause changes to the FHLBI’s mandate or to the eligibility of life insurance companies to be members of the FHLBI system, we could be required to find other sources to replace this funding, which may prove difficult and increase our liquidity risk.

Some of our investments are relatively illiquid and could be difficult to sell, or to sell in significant amounts at acceptable prices, to generate cash to meet our needs.

We hold certain investments that are relatively illiquid, such as privately placed fixed maturity securities, mortgage loans, certain asset backed securities and alternative investments. In the past, even some of our high-quality investments experienced reduced liquidity during periods of market volatility or disruption. If we were required to liquidate these investments on short notice, we could have difficulty doing so and could be forced to sell them for less than we otherwise would have been able to realize, which could cause a material adverse effect on our business, financial condition, results of operations and cash flows.

Changes in our parent company’s ability to service its obligations could negatively affect us.

JFI’s ability to make payments on and to refinance its existing indebtedness, as well as any future indebtedness that JFI may incur, will depend on its ability to generate cash in the future from its subsidiaries’ operations (including us), its ability to access the capital markets for financing or refinancing, or asset sales. JFI’s ability to generate cash to meet its debt obligations in the future is sensitive to capital market returns and interest rates, primarily due to our variable annuity business. In addition, JFI may be able to incur substantially more indebtedness under the terms of its debt agreements. Any such incurrence of additional indebtedness would increase the risks created by JFI’s level of indebtedness. The interest expense associated with JFI’s debt may increase due to increased indebtedness or refinancing of existing debt at higher rates due to rising interest rates or higher credit spreads, or both.

Overall, JFI’s ability to generate cash is subject to general economic, financial market, competitive, legislative, regulatory, client behavior and other factors that are beyond its control. JFI may not generate sufficient funds to service its debt and meet its business needs, such as funding working capital or the expansion of its operations. If JFI is not able to repay or refinance its debt as it becomes due, JFI could be forced to take unfavorable actions, including significant business and legal entity restructuring, limiting new business investment, selling assets or dedicating an unsustainable level of its cash flow from operations to the payment of principal and interest on its indebtedness. In the event JFI defaults on debt having a principal balance of $150 million or more, the lenders who hold its revolving credit facility and senior notes could also accelerate amounts due on that debt, which could potentially trigger a default or acceleration of the maturity of its other debt.

Risks Related to Legal, Tax and Regulatory Matters

We face risks associated with the heavily regulated nature of our business and operations, and that of our subsidiaries’ businesses and operations, the effect of changes in regulations, the impact of tax laws upon our products and tax payments, the effect of changes in accounting standards, and legal investigations and regulatory audits and examinations.
Our businesses are heavily regulated and changes in regulation could reduce our profitability and limit our growth.

Our business is subject to extensive and potentially conflicting state and federal tax, securities, insurance and employee benefit plan laws and regulations in the jurisdictions in which we operate. These laws and regulations are complex and subject to change, which could have an unknown or adverse impact on us. Moreover, these laws and regulations are administered and enforced by a number of different governmental and self-regulatory authorities, including state insurance regulators, state securities administrators, the U.S. Securities and Exchange Commission (the “SEC”), the Financial Industry Regulatory Authority (the “FINRA”), the U.S. Department of Labor, the U.S. Department of Justice, the U.S. Internal Revenue Service and state attorneys general, each of which exercises a degree of interpretive latitude. We also are subject to the laws and regulations from state insurance regulators, who regularly re-examine existing laws and regulations applicable to insurance companies and their products. In some cases, these laws and regulations are designed to protect or benefit the interests of a specific constituency rather than a range of constituencies. For example, state insurance laws and regulations are generally intended to protect or benefit purchasers or users of insurance products, not investors. In addition, federal and state securities laws and regulations apply to certain of our insurance products that are considered “securities” under such laws, including our variable annuity contracts and our registered index-linked annuity (“RILA”) product. In many respects, these laws and regulations limit our ability to grow and improve the profitability of our business. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Statutory Capital.”

Also, banking regulators across the globe have adopted rules that apply to certain qualified financial contracts, including many derivatives contracts, securities lending agreements and repurchase agreements with certain banking institutions and certain of their affiliates. These rules generally require the banking institutions and their applicable affiliates to include contractual provisions in their qualified financial contracts that limit or delay certain rights of their counterparties, including counterparties’ default rights (such as the right to terminate the contracts or foreclose on collateral) and restrictions on assignments and transfers of credit enhancements (such as guarantees) arising in connection with the banking institution or an applicable affiliate becoming subject to a bankruptcy, insolvency, resolution or similar proceeding. Our qualified financial contracts are subject to these rules. As a result, we amended our existing qualified financial contracts with the relevant banking institutions and their affiliates by adhering to the various International Swaps and Derivatives Association Resolution Stay Protocols. If any of our counterparties became subject to a bankruptcy, insolvency, resolution, or similar proceeding, the application of these rules could cause a material adverse effect on our business, financial condition, results of operations and cash flows. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Statutory Capital.”

We are monitoring any regulatory action that could potentially impact our business. At this time, we cannot predict what form those regulations could take or their potential impact.

A decrease in our risk-based capital (“RBC”) ratio (as a result of a reduction in statutory capital and surplus or increase in RBC requirements) could result in increased scrutiny by insurance regulators and rating agencies, which scrutiny could lead to corrective measures and ratings declines adversely affecting our business, financial condition, results of operations and cash flows.

The National Association of Insurance Commissioners (“NAIC”) has established model regulations that provide minimum capitalization requirements for insurance companies based on RBC formulas. We are subject to RBC standards or other minimum statutory capital and surplus requirements imposed under the laws of our respective jurisdiction of domicile. A failure to meet these requirements could subject us to further examination or corrective action imposed by insurance regulators, including limitations on our ability to write additional business, increased regulatory supervision, or seizure or liquidation. Any corrective action imposed could cause a material adverse effect on our business, financial condition, results of operations and cash flows. A decline in RBC ratio, whether or not it results in a failure to meet applicable RBC requirements, could limit our ability to make dividends or distributions to our parent, JFI, could result in a loss of customers or new business, or could influence ratings agencies to downgrade financial strength ratings, each of which could cause a material adverse effect on our business, financial condition, results of operations and cash flows.

In any particular year, total adjusted capital amounts and RBC ratios could change due to a variety of factors, including the amount of statutory earnings generated by us, the amount of additional capital that we must hold to support business growth, equity market and credit market conditions, the value and credit ratings of certain fixed income and equity securities in our investment portfolio, as well as changes to the RBC formulas and the interpretation of the NAIC’s instructions with respect to RBC calculation methodologies. In addition, rating agencies may implement changes to their own internal models, which differ from the RBC capital model, and that have the effect of increasing or decreasing the amount of capital our insurance subsidiaries should hold relative to the rating agencies’ expectations. Under stressed or stagnant capital market conditions and with the aging of existing insurance liabilities, without offsets from new business, the amount of additional statutory reserves that we are required to hold could materially increase. These factors would decrease the total adjusted capital available for use in calculating our RBC ratio. To the extent that our RBC ratio is deemed to be insufficient, we may seek to take actions either to increase our capitalization or to reduce the capitalization requirements. If we were unable to accomplish such actions, the rating agencies could view this as a reason for a ratings downgrade.

Our investment management business is heavily regulated, and changes in regulation and in supervisory and enforcement policies could limit or delay our growth and cause a material adverse effect on our business, results of operations and cash flows.

Virtually all aspects of our investment management business are subject to federal and state laws, regulations and rules of securities regulators and exchanges, and laws and regulations in the foreign jurisdictions in which our subsidiaries conduct business. Violations could subject us to civil liability, criminal liability or sanction, including restriction or revocation of our professional licenses or registrations, restriction on the ability to collect fees for services provided, revocation of the licenses of our associates, censures, fines, or temporary suspension or permanent bar from conducting business. A regulatory proceeding, even if it does not result in a finding of wrongdoing or sanction, could require substantial expenditures of time, resources, and money, and could potentially damage our reputation. Any such liability or sanction could cause a material adverse effect on our business, financial condition, results of operations and cash flows.

Increasingly, our investment advisory subsidiary must manage actual and potential conflicts of interest, including situations where its services to a particular client conflict, or are perceived to conflict, with the interests of another client. Failure to adequately address potential conflicts of interest could adversely affect our reputation and business prospects and could give rise to litigation or regulatory enforcement actions. Our investment advisory subsidiary has procedures and controls that are designed to identify and mitigate conflicts of interest, including those designed to prevent the improper sharing of information. However, appropriately managing conflicts of interest is complex.

Our investment advisory agreements with clients, and our selling and distribution agreements with various financial intermediaries and consultants, are subject to termination or non-renewal on short notice.

Our written investment management agreements with our clients are terminable without penalty at any time or upon relatively short notice by either party. Moreover, our investment management agreements with SEC-registered investment companies (each, a “RIC”), including the RICs affiliated with us that serve as the sole investment options for our variable annuities, may be terminated at any time, without payment of any penalty, by the RIC’s Board of Trustees or by vote of a majority of the outstanding voting securities of the RIC on not more than 60 days’ notice. The investment management agreements pursuant to which we manage RICs must be renewed and approved by the RICs’ Boards of Trustees (including a majority of the independent trustees) annually. A significant majority of the trustees are independent. Consequently, the Board of Trustees of each RIC may not approve the investment management agreement each year or may condition its approval on revised terms that are adverse to us.

Also, as required by the Investment Company Act of 1940, as amended (the “Investment Company Act”), each investment advisory agreement with a RIC automatically terminates upon its assignment, although new investment advisory agreements may be approved by the RIC’s Board of Trustees and shareholders. The Investment Advisers Act of 1940, as amended (the “Investment Advisers Act”), also requires approval or consent of investment advisory agreements by clients in the event of an assignment of the agreement. An “assignment” for purposes of both the Investment Company Act and the Investment Advisers Act includes a sale of a controlling block of the voting stock of the investment adviser or its parent company, or a change in control of the investment adviser. Consequently, clients may not approve an assignment of an investment advisory agreement, which event could have an adverse effect on our business.

Changes in U.S. federal income or other tax laws or the interpretation of tax laws could affect sales of our products, cash flows, and profitability.

The annuity products that we market generally provide the customer with certain federal income tax advantages. For example, federal income taxation on any increases in non-qualified annuity contract values (that is, the “inside build-up”) is deferred until it is received by the customer. With other savings investments, such as certificates of deposit and taxable bonds, the increase in value is generally taxed each year as it is realized. Additionally, life insurance death benefits are generally exempt from income tax.

From time to time, various tax law changes have been proposed that could have an adverse effect on our business, financial condition, results of operations and cash flows, including the elimination of all or a portion of the income tax advantages described above for annuities and life insurance. If legislation were enacted to eliminate the tax deferral for annuities, such a change would have an adverse effect on our ability to sell our annuities. Moreover, if the treatment of annuities was changed prospectively, and the tax-favored status of existing contracts was grandfathered, holders of existing contracts would be less likely to surrender or rollover their contracts, which could also adversely affect our business.

The recently enacted Inflation Reduction Act of 2022 (“IRA”) establishes a new 15 percent corporate alternative minimum tax (“AMT”) on corporations that have an average adjusted financial statement income in excess of $1 billion over a three-year period and is effective January 1, 2023. The implementation of the AMT contemplates that the U.S. Department of Treasury issues final regulatory guidance, which is expected throughout 2023 and beyond. It remains difficult to predict the specific final guidance or the definition of adjusted financial statement income. In the absence of further guidance, despite our federal net operating loss and foreign tax credit carryforwards, we may be required to pay tax equal to 15 percent of our pre-tax financial statement income, as adjusted by the AMT, which includes certain items that are non-economic and can fluctuate significantly based on the movement of interest rates and equity markets. The AMT and any potential future increase in the U.S. corporate income tax rate could have a material adverse effect on our business, financial condition, results of operations and cash flows.

We are subject to U.S. federal, state and other securities and state insurance laws and regulations which, among other things, require that we distribute certain of our products through a registered broker-dealer; failure to comply with those laws, including a failure to have a registered broker-dealer, or changes in those laws could have a material adverse effect on our operations and our profitability.

Federal and state securities laws and regulations apply to insurance products that are also “securities” (including variable annuity contracts), to the separate accounts that issue them, and to certain fixed interest rate or index-linked contracts. Such laws and regulations require that we distribute these products through a broker-dealer that is registered with the SEC and certain state securities regulators and is a member of the FINRA. Accordingly, our offering and selling of annuities, and in managing certain proprietary mutual funds associated with those products, are subject to extensive regulation under federal and state securities laws as well as the FINRA rules. Costs related to compliance with these securities laws will be greater than costs for our unregistered products. Due to the increased operating and compliance costs, the profitability of issuing these products is uncertain. Moreover, changes in these laws and regulations could affect the way we conduct our business and the products we sell and could adversely impact our operations and profitability, including increasing the regulatory and compliance burden upon us, resulting in increased costs.

Changes to comply with new and potential laws or regulations which impose fiduciary or best interest standards in connection with the sale of our products could materially increase our costs, decrease our sales and result in a material adverse impact on our business, financial condition, results of operations and cash flows.

Regulators continue to propose and adopt fiduciary rules, best interest standards and other similar laws and regulations applicable to the sale of annuities. These rules, standards, laws, and regulations generally require advisers providing investment recommendations to act in the client’s best interest or put the client’s interest ahead of their own interest. We face uncertainty regarding the adoption of these rules and regulations, and the SEC, the U.S. Department of Labor, and state insurance departments could adopt potentially conflicting or overlapping standards.

Changes in these standards, rules and laws could lead to changes to our compensation practices and product offerings and increase our litigation risk, which could adversely affect our results of operations and financial condition. See “Business—Regulation—Federal Initiatives Impacting Insurance Companies.”

Legal and regulatory investigations and actions are increasingly common in our industry and could result in a material adverse effect on our business, financial condition, results of operations and cash flows.

We face a significant risk of litigation and regulatory investigations and actions in the ordinary course of operating our business, including the risk of class action lawsuits, arbitration claims, government subpoenas, regulatory investigations and actions and other claims.

Our operations could become subject to individual lawsuits, class action lawsuits and regulatory actions relating, among other things, to sales or underwriting practices; payment of contingent or other sales commissions; claims payments, refunds, practices and procedures; product design; disclosure; administration; additional premium charges for premiums paid on a periodic basis; interest crediting practices; denial or delay of benefits; charging excessive or impermissible fees; alleged misconduct by our associates and agents; failure to properly supervise representatives, agents or other persons with whom we do business; and alleged breaches of duties to customers.

We are also subject to a variety of complaints and investigations concerning employment matters. Plaintiffs in class action and other lawsuits against us may seek very large or indeterminate amounts, including punitive or non-economic compensatory and treble damages, which amounts could remain unknown for substantial periods of time. In some jurisdictions, juries, judges, and arbitrators have substantial discretion in awarding punitive or non-economic compensatory damages, which creates the potential for unpredictable material adverse judgments or awards in any given lawsuit or arbitration. Arbitration awards also are subject to very limited appellate review.

The insurance industry has been the focus of increased scrutiny and class action lawsuits related to cost of insurance (“COI”) charges. These lawsuits allege that insurers have improperly included factors when calculating COI charges not authorized by the contract and that insurers have improperly failed to reduce COI charges to reflect improved mortality experience. In certain COI class action lawsuits, companies have made significant settlement payments or been held liable with significant monetary judgments. We have been subject to COI class action lawsuits in the past, and there can be no assurance we will not face scrutiny and class action lawsuits related to COI in the future. The insurance industry also has been subject to a variety of other actions, including cases challenging adherence to policy terms and marketing of policies. In addition, the Financial Industry and Regulatory Authority and state regulators have increasingly scrutinized annuity sales, and the alleged unsuitability of these sales, to seniors.

We are subject to various regulatory inquiries, such as information requests, subpoenas, market conduct exams and books and record examinations, from state and federal regulators and other authorities, which could result in fines, recommendations for corrective action or other regulatory actions. Federal and state regulators have focused on, and continue to devote substantial attention to, the mutual fund, variable annuity, and insurance product industries, including the broker-dealer system. As a result of publicity relating to widespread perceptions of industry abuses, it is possible that legislative and regulatory reforms may impact our business.

Given the large or indeterminate amounts sometimes sought, and the inherent unpredictability of litigation, it is also possible that defense and settlement costs and the unfavorable resolution of one or more pending litigation matters could have a material adverse effect on our business, financial condition, results of operations and cash flows. Current or future litigation or actions, inquiries or investigations by governmental authorities or regulators, including with respect to the matters discussed in this risk factor, could have a material adverse effect on our business, financial condition, results of operations and cash flows. Litigation and actions, inquiries and investigations by governmental authorities and regulators are inherently unpredictable, and a substantial legal liability or a significant regulatory action against us could be material. Moreover, even if we ultimately prevail in any litigation or any action or investigation by governmental authorities or regulators, we could suffer significant reputational harm, which could have a material adverse effect on our business, financial condition, results of operations and cash flows. Increased regulatory scrutiny and any resulting investigations or proceedings could result in new legal actions or precedents and industry-wide regulations or practices that could have a material adverse effect on our business, financial condition, results of operations and cash flows. See Note 14 of Notes to Consolidated Financial Statements for further information.

Changes in accounting standards could cause a material adverse effect on our business, financial condition, results of operations and cash flows.

Our consolidated financial statements are prepared in accordance with U.S. GAAP, the principles of which are revised from time to time. Accordingly, from time to time, we will be required to adopt new or revised accounting standards issued by recognized authoritative bodies, including the Financial Accounting Standards Board (“FASB”). FASB has issued several accounting standards updates which have resulted in significant changes in U.S. GAAP, including how we account for our financial instruments and how our financial statements are presented. Changes to U.S. GAAP could affect the way we account for and report significant areas of our business, impose special demands on us in the areas of governance, associate training, internal controls and disclosure and affect how we manage our business. To the extent that such changes affect income, expenses, assets, liabilities or shareholders’ equity, they could adversely affect rating agency metrics and could consequently adversely impact our financial strength ratings and our ability to incur new indebtedness or refinance our existing indebtedness. The changes could also result in increased market sensitivity of our financial statements and results of operations. See Note 2 of Notes to Consolidated Financial Statements for a description of pending changes in accounting principles.

We are also subject to statutory accounting practices prescribed or permitted by our states of domicile. Any changes in the method of calculating reserves for our products under statutory accounting practices could result in increased reserve requirements, and any movements in economic inputs, such as interest rates, under this framework could impact the volatility of our statutory surplus and required capital. The NAIC prescribed Economic Scenario Generator developed by the American Academy of Actuaries (“Academy”) for use by the life insurance industry in calculations of life and annuity statutory reserves and statutory capital. Beginning in early 2017, the Academy notified the NAIC’s Life Actuarial (A) Task Force that it did not have the resources to maintain the Economic Scenario Generator, except in their current form, and that a suitable replacement should be found. As a result, in October 2020, the NAIC selected Conning, Inc. (“Conning”), a global software and professional services firm, to provide an Economic Scenario Generator software platform for use in calculations of life and annuity reserves and capital under the NAIC risk-based capital requirements. Conning is expected to provide the NAIC with updated real-world scenarios modeling interest rates, equities, and other economic factors, and provide full documentation and training materials for regulators and insurers. Based on currently available information, the potential impact of any revisions to the Economic Scenario Generator is unclear. If these potential changes to Economic Scenario Generator are significant, there could be a material impact on the level and volatility of our statutory surplus and required statutory capital.

Jackson’s parent company, JFI, identified a material weakness in its internal control over financial reporting that could, if not remediated, result in material misstatements in Jackson’s financial statements.

JFI’s management is responsible for establishing and maintaining adequate internal controls over its financial reporting, as defined in Rule 13a-15(f) and 15d-15(f) under the Exchange Act. As disclosed in Item 9A of Part II of JFI’s Annual Report on Form 10-K (the “JFI 2022 Form 10-K”), JFI’s management identified a material weakness in its internal control over financial reporting related to ineffective risk assessment of a process level control used to determine the nonperformance risk adjustment in developing the discount rate used to estimate the fair value of some of the guarantee features of our variable annuity products. Specifically, JFI’s management determined that the evidence of evaluation around the consideration of changes in factors that could have a material impact on the discount rate was insufficient to demonstrate that an effective control existed. A material weakness is defined as a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual financial statements will not be prevented or detected on a timely basis. As a result of this material weakness, JFI’s management concluded that its internal control over financial reporting was not effective as of December 31, 2022. JFI is developing a remediation plan designed to address this material weakness. If the remedial measures are insufficient to address the material weakness, or if additional material weaknesses or significant deficiencies in internal control are discovered or occur in the future, JFI and Jackson’s consolidated financial statements may contain material misstatements and both entities could be required to restate its financial results. Those circumstances, were they to occur, could subject us to adverse regulatory consequences.

Risks Related to the Products We Offer and Distribution

Our products are complex and require us to make assumptions on customer behavior and manage risk through the use of financial derivatives. We face risk related to potential future updates to our assumptions and the effectiveness of our risk management programs. We also face risk in the marketing and distribution of our products due to competitive pressures and our ability to accurately describe and administer our products’ features.

Our failure to accurately describe the many features and options of our annuities or to administer the many features and options consistent with their descriptions could adversely impact our business, financial condition, results of operations and cash flows.

Our annuities contain many options and features, and we rely on third-party distributors to describe and explain our products to investors and our customers. There is a risk that we or our distributors fail to describe every feature and option in contracts, forms, regulatory filings, marketing literature, and other written descriptions. Any such failure, or any other intentional or unintentional misrepresentation of our products in advertising materials or other external communications, or inappropriate activities by our personnel or third-party distributors, could adversely affect our reputation and business, as well as lead to potential regulatory actions or litigation.

Additionally, U.S. federal income tax law imposes requirements relating to annuity and insurance product design, administration and investments that are conditions for beneficial tax treatment of such products under the Internal Revenue Code of 1986, as amended (the “Code”). State and federal securities and insurance laws also impose requirements relating to annuity and insurance product design, offering and distribution, and administration. Failure to administer product features in accordance with applicable law, or to meet any of these complex tax, securities or insurance requirements could subject us to administrative penalties imposed by a particular governmental or self-regulatory authority, unanticipated costs associated with remedying such failure or other claims, litigation, harm to our reputation or interruption of our operations. If this were to occur, it could adversely impact our business, financial condition, results of operations and cash flows.

Optional guaranteed benefits within certain of our annuities could decrease our earnings, decrease our capitalization, and increase the volatility of our financial results.

Certain of the annuities we have in-force and continue to sell include optional guaranteed benefits. Optional guaranteed benefits are designed to offer various forms of protection to customers against losses in their account value. The value of liabilities associated with optional guaranteed benefits is affected by equity and fixed income market performance, the level of interest rates, realized volatility in equity markets and interest rates, and customer behavior; an increase in these liabilities could result in a decrease in our net income and depending on the magnitude of any such increase, could cause a material adverse effect on our financial condition, including our capitalization, as well as the financial strength and credit ratings which are necessary to support the sales of our products.

Additionally, we make assumptions regarding customer behavior that affect the pricing and valuation of optional guaranteed benefits within our products. Annually, or as circumstances warrant, we conduct a comprehensive review of our assumptions, including those relating to customer behavior, and update them when appropriate. If we update our assumptions based on our review in future years, we could be required to increase the liabilities we record for future policy benefits and claims to a level that causes a material adverse effect on our business, financial condition, results of operations and cash flows which, in certain circumstances, could impair our solvency. In addition, we have in the past updated our assumptions on customer behavior, which has negatively impacted our net income, and we could be required to implement further updates in the future.

Our use of derivative instruments to manage risk associated with optional guaranteed benefits may not result in positive financial performance in all periods. Many factors may influence the impact of optional guaranteed benefits, net of hedging, on our financial performance, such as equity market performance and volatility, the level and volatility of interest rates, and deviations from assumed customer behavior. The manner in which we hedge optional guaranteed benefits of our annuities has resulted in, and could continue to result in, significant variability in our U.S. GAAP accounting results and could have adverse impacts on the level of statutory capital and the RBC ratios of our insurance subsidiaries. These factors, individually or collectively, could cause a material adverse effect on our business, financial condition, results of operations and cash flows.

The terms of our registered index-linked annuities (“RILAs”) may not meet customer needs, and we may encounter delays and missed market opportunities if we need to revise those terms, which could negatively affect our revenues, costs and results of operations.

Our RILA intends to meet growing demand for RILA products and provide value for customers. Creation of the product required the preparation, filing and effectiveness of a registration statement with the SEC. Changes to that product offering may require an amendment to that registration statement, or a new registration statement, which would entail analysis of the needed changes and their effects, a new product description and review by the SEC. Those steps could interrupt and delay the marketing of our product, which could decrease revenues, increase costs, and negatively impact our results of operations.

Competition could adversely affect our market share and financial results, which could cause a material adverse effect on our business, financial condition, results of operations and cash flows.

In some of our markets, we face competitors that are larger, have greater financial resources or greater market share, have better brand recognition, offer a broader range of products, or have higher crediting rates. Our competitors include major stock and mutual insurance companies, mutual fund organizations, banks, and other financial services companies. In recent years, substantial consolidation and convergence among companies in the insurance and financial services industries resulted in increased competition from large, well-capitalized insurance and financial services firms that market products and services similar to ours. These competitors compete with us for customers, distribution partners (such as brokers and independent agents), and employees. Increased consolidation among banks and other financial services companies could create firms with even stronger competitive positions, negatively impact the insurance industry’s sales, increase competition for access to third-party distributors, result in greater distribution expenses and impair our ability to market our annuities to our current customer base or expand our customer base.

We depend on our network of financial advisors in the independent broker-dealer channel for a significant portion of the sales of our annuities. The market for these financial advisors is highly competitive. If our competitors offer annuities that are more attractive than ours, pay higher commission rates to financial advisors than we do or offer a better service experience than we do, these financial advisors may concentrate their efforts in selling our competitors’ products instead of ours.

Some of our competitors may spread their operating costs over a larger in-force block and may absorb greater risk while maintaining their financial strength and credit ratings, thereby allowing them to price their products more competitively. Additionally, we are faced with competition from other products, including non-insurance products such as mutual funds, certificates of deposit and newly developed investment products. These competitive pressures could result in increased pricing pressures on our products and services and could harm our ability to maintain or increase our profitability. In addition, if our financial strength and credit ratings are lower than our competitors, we could experience increased surrenders or a significant decline in sales.

The competitive landscape in which we operate could be further affected by government sponsored programs or regulatory changes in the U.S. and similar governmental actions outside of the U.S. Competitors that receive governmental financing, guarantees or other assistance, or that are not subject to the same regulatory constraints could have or obtain pricing or other competitive advantages.

We also face competition from new entrants into our markets or non-traditional or online competitors, many of whom are leveraging digital technology that could challenge the position of traditional financial service companies, including us, by providing new services or creating new distribution channels. We believe competition will intensify across all regions in response to consumer demand, digital and other technological advances, the need for economies of scale and the consequential impact of consolidation, regulatory actions, and other factors. Our ability to generate appropriate returns will depend significantly on our capacity to anticipate and respond appropriately to these competitive pressures. We may not continue to compete effectively, and competitive activity could cause a material adverse effect on our business, financial condition, results of operations and cash flows.

We could experience difficulty in marketing and distributing products.

We distribute our products through a variety of third-party distribution partners. Our agreements with third-party distributors are subject to termination by either party with or without cause. We periodically renegotiate the terms of these agreements, and such terms may not remain attractive or acceptable to us or such third parties. Our distributors could elect to suspend, alter, reduce or terminate their distribution relationships with us for various reasons, including changes in our distribution strategy, decisions to discontinue a product, failure to create new products, adverse developments in our business or products with features that do not meet minimum thresholds set by the distributor, or developments in laws or regulations that affect our products. If certain key distributors were to terminate their relationship with us or reduce the amount of sales they produce for us, our business, financial condition, results of operations and cash flows could be adversely affected. Our key distribution partners could merge, consolidate, or change their business models in ways that affect how our products are sold or terminate their distribution contracts with us. New distribution channels could emerge and adversely impact the effectiveness of our distribution efforts. An increase in bank, wire house and broker-dealer consolidation activity could increase competition for access to distributors, result in greater distribution expenses and impair our ability to market products through these channels.

Consolidation of distributors or other industry changes could also increase the likelihood that distributors will try to renegotiate the terms of any existing selling agreements to terms less favorable to us. Also, if we are unsuccessful in attracting and retaining key distribution associates, including wholesalers, our sales could decline, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Risks Related to Models, Estimates, Assumptions and Valuations

We face risk related to our reliance upon complex models to predict behavior, value our assets and liabilities, and quantify risk; the assumptions used to populate our models may not reflect what is realized over time, which may impact our financial performance. We also face risk in the determination of allowances and impairments with respect to the value of our investments.

We rely on complex models to predict behavior, identify potential risks, and estimate financial performance. These models may be ineffective due to incomplete or inaccurate assumptions or errors in data analysis or interpretation, which could result in materially inaccurate risk assessments and output.

We use complex models to predict customer behavior, identify potential risks and estimate financial performance, including market trends. Those models assist in establishing reserves and derivative positions in respect of liabilities arising from our insurance policies and annuity contracts and to perform a range of operational functions, including calculation of regulatory or internal capital requirements and determining hedging requirements. Some of these tools form an integral part of our information and decision-making framework.

No model is perfect, and each is highly dependent upon the assumptions used, which, in turn, are dependent upon the empirical and subjective analysis and evaluation of data with respect to customer behavior under different conditions, mortality, policy lapse or surrender, market trends, performance and volatility, and intervening factors, such as large-scale disasters and pandemics. There is a significant risk that the underlying data may be incomplete, may contain errors due to the large volume of information collected and processed or the limitations of the tools used in that processing, or be insufficiently predictive of future trends given its historical nature. Further, judgments applied in interpreting that data may be incorrect due to the significant subjective and complex judgments, estimates and assumptions involved. The failure of the model to predict trends or outcomes could adversely impact our business, financial condition, results of operations and cash flows.

Our analyses of scenarios and sensitivities that we utilize in connection with our variable annuity risk management strategies involve significant estimates based on assumptions and could therefore result in material differences from actual outcomes compared to the sensitivities calculated under such scenarios.

As part of our variable annuity risk management program, we may, from time to time, estimate the impact of various market factors under certain scenarios on our variable annuity distributable earnings or our reserves (collectively, the “market sensitivities”), which are used to guide our assessment of investment and hedging strategies and capital reserves. Any such market sensitivities may use inputs which are difficult to approximate and could include estimates that differ materially from actual results. Any such estimates, or the absence thereof, could be associated with, among other things: (i) differences in returns of equity or fixed income indices and policyholder funds, (ii) actuarial assumptions related to customer behavior and life expectancy and (iii) management actions, including changes in investment and hedging activities, that may occur in response to developing facts, circumstances and experience for which no estimates are made in any market sensitivities. Any such estimates, or the absence thereof, could produce sensitivities that could differ materially from actual outcomes and therefore affect our actions in connection with our risk management program. Our liquidity, statutory capitalization, results of operations and financial condition could be adversely affected by a broad range of capital market scenarios, which could materially affect our reserving requirements and, by extension, could materially affect the accuracy of estimates used in any market sensitivities.

If our reserves for future policy benefits and claims are not sufficient, we would be required to increase our reserve liabilities.

We calculate and maintain reserves for estimated future benefit payments to our customers. We release these reserves as those future obligations are extinguished. The reserves we establish necessarily reflect estimates and actuarial assumptions about our expected future experience. These estimates and actuarial assumptions include estimates and assumptions related to future mortality, longevity, interest rates, future equity performance, reinvestment rates, persistency, claims experience and customer elections (i.e., the exercise or non-exercise of rights by customers under the contracts). Examples of customer elections include lapses and surrenders, withdrawals and amounts of withdrawals, and contributions and the allocation thereof. The assumptions and estimates used in connection with the reserve estimation process are inherently uncertain and involve the exercise of significant judgment. Annually, or as circumstances warrant, we conduct a comprehensive review of the assumptions used in connection with the reserve estimation process. Based on this review, reserves may be adjusted with a corresponding benefit or charge to net income. Our future financial results depend on the extent to which our actual future experience is consistent with the assumptions we have used in pricing our products and determining our reserves. Many factors affect future experience, including economic, political, and social conditions, inflation, healthcare costs and changes in doctrines of legal liability and damage awards in litigation. The ultimate amounts we will pay for actual future benefits and the timing of those payments is uncertain.

We could face unanticipated losses if there are significant deviations from our assumptions regarding the persistency of our annuity contracts or if mortality rates differ significantly from our pricing expectations.

Our future profitability is based in part on expected patterns of premiums, expenses and benefits using a number of assumptions, including those related to the probability that a policy or contract will remain in force from one period to the next, or persistency or mortality. It is not possible to precisely predict persistency or mortality, and actual results could differ significantly from assumptions. The effect of persistency on profitability varies for different products. For certain products, actual persistency that is lower than assumptions could have an adverse impact on future profitability. In addition, we could also be forced to sell investments at a loss to fund withdrawals. For some life insurance and variable annuities, actual persistency in later policy durations that is higher than assumed persistency could also have a negative impact on profitability. If these policies remain in force longer than assumed, we could be required to make greater benefit payments than we had anticipated when we priced these products. In addition, we set prices and initial crediting rates for our annuities based on expected claims and payment patterns, using assumptions for, among other factors, the persistency and mortality rates of our customers. Significant deviations in experience from assumptions regarding persistency and mortality rates could have an adverse effect on our business, financial condition, results of operations and cash flows.

The subjective determination of the amount of allowances and impairments taken on our investments could cause a material adverse effect on our business, financial condition, results of operations and cash flows.

The manner of determining the amount of allowances and impairments varies by investment type and is based upon our evaluation and assessment of known and inherent risks associated with the respective asset class. Management updates its evaluations regularly and reflects changes in allowances and impairments in operations as such evaluations are revised. Management’s judgments, as reflected in our financial statements, may not be an accurate estimate of the actual and eventual diminution in realized value. Historical trends may not be indicative of future impairments or allowances. Furthermore, we may need to take additional impairments or provide for additional allowances in the future, which could cause a material adverse effect on our business, financial condition, results of operations and cash flows. See Note 4 of Notes to Consolidated Financial Statements for further information.

Risks Related to Counterparty Performance and Reinsurance

We face credit risk from our transactions with counterparties relating to derivatives, reinsurance, and other transactions.

Our use of financial derivative transactions to hedge risks associated with our operations exposes us to counterparty credit risk that could adversely affect us.

We use derivatives primarily as part of our financial risk management strategy, principally to manage the inherent equity market and interest rate risk associated with the optional guaranteed benefits embedded in our products. Derivative contracts, primarily composed of futures and options on equity indices and interest rates, are an essential part of our risk management program and are selected to provide a measure of protection against adverse financial market events. These transactions are designed to manage the risk of a change in the value, yield, price, cash flows or degree of exposure with respect to assets, liabilities, or future cash flows that we have acquired or incurred. For information regarding notional amounts on our derivative instruments, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Investments—Derivative Instruments.” We manage the potential credit exposure for derivative contracts through the use of the International Swaps and Derivatives Association’s (“ISDA’s”) collateral agreements and master netting agreements, and by limiting exposure to each counterparty based on their credit worthiness. If our counterparty fails or refuses to honor its obligations under the derivative contracts, such failure or refusal could cause a material adverse effect on our business, financial condition, results of operations and cash flows, as we may not be able to realize the full market value of the derivative positions if the value exceeds the amount of collateral held, or we are unable to replace the derivative positions with a new counterparty.

Our transactions with financial and other institutions generally specify the circumstances under which either party is required to pledge collateral related to any change in the market value of the derivatives contracts. The amount of collateral, or variation margin, we are required to post under these agreements could increase under certain circumstances, which could adversely affect our liquidity. We invest on a short-term basis the cash collateral pledged to us by our derivative counterparties in unsecured money market and prime funds, which exposes us to the credit risk of the financial institutions where we invest funds received as collateral. Additionally, implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act of

2010 (“Dodd-Frank”) and other regulations could increase the need for liquidity and for the amount of collateral assets in excess of current levels, further exacerbating these risks.

In a period of market or credit stress, derivative counterparties may take a more conservative view of their acceptable credit exposure to us, resulting in reduced capacity to execute derivative-based hedges when we need it most. Similarly, a downgrade in our credit ratings could cause counterparties to limit or reduce their exposure to us and thus reduce our ability to manage our market risk exposures effectively during times of market stress.

Our use of reinsurance to mitigate a portion of the risks that we face exposes us to counterparty credit risk that could adversely affect us.

We use reinsurance to mitigate a portion of the risks that we face, principally in certain of our in-force annuity and life insurance products with regard to longevity and mortality risks, in certain of our annuities with regard to the Guaranteed Minimum Income Benefit (“GMIB”) features, and the in-force fixed annuities and fixed index annuities ceded to Athene Life Re Ltd. (“Athene”). Under our reinsurance arrangements, other insurers assume a portion of the obligation to pay claims and related expenses to which we are subject.

We remain liable as the direct insurer on all risks we reinsure and, therefore, are subject to the risk that a reinsurer is unable or unwilling to pay or reimburse claims at the time demand is made. The inability or unwillingness of a reinsurer to meet its obligations to us, or the inability to collect under our reinsurance treaties for any other reason, could cause a material adverse impact on our business, financial condition, results of operations and cash flows. In connection with the Athene Reinsurance Transaction (defined below), Apollo Insurance Solutions Group LP (“Apollo”), an affiliate of Athene, manages the assets held in the related funds withheld account. Since this arrangement with Athene involves reinsurance of substantially all our in-force fixed annuities and fixed index annuities, it covers a larger volume of business than would a traditional reinsurance agreement, thereby exposing us to a large concentration of credit risk with respect to Athene. See “Certain Relationships and Related Party Transactions.”

Difficulties faced by other financial institutions could adversely affect us.

We have exposure to financial institutions in the form of unsecured bank accounts and debt instruments, unsecured money market and prime funds, and equity investments. Losses or impairments to the carrying value of these assets could cause a material adverse effect on our business, financial condition, results of operations and cash flows.

Additionally, an insolvency of, or the appointment of a receiver to rehabilitate or liquidate, a significant competitor could affect consumer confidence in our products and services and negatively impact our business.

Risks Related to Our Information Technology and Other Operational Matters

Our business depends on performance of information technology systems and the management and protection of data. We face risks from the interruptions of those systems, unauthorized access or intrusions to those systems, and breach of protection of confidential business and personal data. We also face risks associated with the actions or inactions of our associates.

Adverse outcomes from the operational risks inherent in our business could disrupt our business, and have a negative impact on our business, financial condition, results of operations and cash flows.

Operational risks are inherent to our businesses and include direct or indirect losses resulting from inadequate or failed internal and external processes, systems or deliberate human actions, inactions, or error. Our policies and procedures may not be fully effective in identifying, monitoring, or mitigating our risk exposure against all types of risk. We also face exposure from fraud, the effects of natural or man-made catastrophic events (such as natural disasters, pandemics, cyber-attacks, acts of terrorism, civil unrest, and other catastrophes), and other external events. These risks could also adversely impact us through our distribution partners and our partners that provide outsourcing, policy administration, external technology, data hosting and other services.

Exposure to such events could impact our operational resilience and ability to perform necessary business functions by disrupting our systems, operations, new business sales and renewals, distribution channels and services to customers, or result in the loss of confidential or proprietary data. Such events, as well as any weaknesses in administration systems (such as those relating to customer records) or actuarial reserving and hedging processes, may lead to legal and regulatory sanctions, decreased profitability, financial loss, adverse changes in policyholder behavior, as well as damage to our reputation or relationship with our customers and business partners.

Adverse outcomes from the operational risks of our material outsourcing partners could disrupt our business and have a negative impact on our business, financial condition, results of operations and cash flows.

We rely on the performance and operations of a number of third-party distribution, policy administration, outsourcing (including external technology and data hosting), and service partners. These include back-office support functions, such as those relating to information technology infrastructure, development and support, and customer facing operations and services, such as product distribution and services (including through digital channels) and investment operations. This creates reliance upon the resilient operational performance of these partners and requires the implementation and oversight of policies and procedures to ensure we are not unduly subjected to reputational, financial, or other risks attributable to such third parties. Failure to adequately oversee our third-party partners, or the failure of a partner (or of its information technology and operational systems and processes) could result in significant disruption to business operations and customers and could have adverse reputational, regulatory and legal implications, and thus could cause a material adverse effect on our business, financial condition, results of operations and cash flows.

Our information technology systems could fail, which could cause a material adverse effect on our business, financial condition, results of operations and cash flows.

Our business operations depend on the ability to process large numbers of transactions for numerous and diverse products, which requires the effective operation of our information technology systems. We employ a large number of complex and interconnected information technology and finance systems, models, and user developed applications in our processes to support our business operations. We also have arrangements in place with third-party suppliers and other service providers through which we share and receive information. The performance of our core business activities and the uninterrupted availability of services to customers rely significantly on, and require significant investment in, information technology infrastructure and security, system development, data governance and management, compliance, as well as other supporting operational systems, personnel, controls and processes.

We rely on these systems throughout our business for a variety of functions, including processing claims and applications, providing information to customers and distributors, performing actuarial analyses, and maintaining financial records. Our information technology systems, and those of our outside vendors and service providers, are vulnerable to physical or electronic intrusions, computer viruses, ransomware or other attacks, programming errors and disruption from similar events. The large number of transactions we process makes it highly likely that errors will occasionally occur. Furthermore, the failure of these systems for any reason could cause significant interruptions to our operations, make it difficult to recover critical services, damage assets, and compromise the integrity and security of data.

Our information technology systems, and those of our outside vendors and service providers, are vulnerable to physical or electronic intrusions, computer viruses, ransomware or other attacks, programming errors and disruption from similar events.

We are exposed to continuously evolving risks of attempts to disrupt the availability, confidentiality and integrity of our information technology systems, which could result in disruption to key operations or loss of the availability, confidentiality or integrity of customer or other Company data. This could result in reputational damage and direct or indirect financial loss. The cybersecurity threat continues to evolve globally in sophistication, frequency of attacks and potential significance. Our market profile and growing customer interest in interacting with their financial services providers, through the internet and social media, could also increase the likelihood of us being a target by cyber criminals. We have been, and likely will continue to be, subject to potential damage from computer viruses, attempts to access confidential information, including customer data, and cybersecurity attacks such as “denial of service” attacks, phishing, sophisticated and automated attacks, and other disruptive software campaigns. Our security measures, including information security policies, administrative, technical, and physical controls, associate training and other preventative actions may not fully protect us from such events.

During times of significant change, the resilience and operational effectiveness of these systems and processes could be adversely impacted. In particular, we are increasing use of emerging technological tools and digital services and forming strategic partnerships with third parties to provide these capabilities. A failure to implement appropriate governance and management of the incremental operational risks from emerging technologies could adversely impact our business, financial condition, results of operations and cash flows. New and currently unforeseeable regulatory issues could also arise from the increased use of emerging technology, data, and digital services. A material failure or breach of our information technology systems, or those of our third-party suppliers and other service providers, could result in a material adverse effect on our business, financial condition, results of operations and cash flows as well as loss of trust from our customers and associates, reputational damage and potential legal and regulatory liability.

Increased cybersecurity threats and computer crime also pose a risk of litigation, regulatory investigations, and other penalties. Data privacy is subject to frequently changing rules and regulations regarding the handling of personal data. Any breach in the security of our information technology systems could result in the disclosure or misuse of confidential or proprietary business information, including sensitive customer, supplier, or associate information maintained in the ordinary course of our business. Any such event, or any failure to comply with these data privacy requirements or other laws in this area, could cause damage to our reputation, or loss of revenue and could result in legal liability or penalties. In addition, we could incur large expenditures to investigate, remediate, and recover networks or information systems and protect against similar future events.

Failure to protect the confidentiality of customer information or proprietary business information could adversely affect our reputation and cause a material adverse effect on our business, financial condition, results of operations and cash flows.

Our business and relationships with customers depend on our ability to maintain the confidentiality of our customers’ proprietary business and confidential information (including customer transactional data and personal information about our distribution partners and customers). The risks of failing to secure data and misusing data are increased by the use of emerging technological tools that increase the volume of data that we collect and process.

Pursuant to federal laws, various federal agencies have established rules protecting the privacy and security of personal information. In addition, most states have enacted laws, which vary from jurisdiction to jurisdiction, to safeguard the privacy and security of personal information. Any compromise of our information technology systems or of the third-party partners' systems that results in the unauthorized access or disclosure of non-public personally identifiable or proprietary business information could damage our reputation in the marketplace, deter investors from purchasing our products, subject us to civil liability and require us to incur significant technical, legal and other expenses. New and currently unforeseeable regulatory issues could also arise from the increased use of emerging technology, data, and digital services.

We retain confidential information in our information systems and in cloud-based systems (including customer transactional data and personal information about our distribution partners, customers, and our own associates). We rely on commercial technologies and third parties to maintain the security of those systems. Anyone who circumvents our security measures and penetrates our information systems, or the cloud-based systems we use, could access, view, misappropriate, alter or delete any information in the systems, including personally identifiable customer information and proprietary business information. It is possible that an associate, contractor, or representative could, intentionally or unintentionally, disclose or misappropriate personal information or other confidential information. Our associates, distribution partners and other third-party partners use portable computers or mobile devices that could contain similar information to that in our information systems, and these devices have been and could be lost, stolen or damaged. Any compromise of the security of our information technology systems that results in the unauthorized disclosure of personally identifiable customer information could damage our reputation in the marketplace, deter people from purchasing our products, subject us to civil and criminal liability and require us to incur significant technical, legal and other expenses, any of which could cause a material adverse effect on our business, financial condition, results of operations, and cash flows.

Our inability to recruit, motivate and retain key associates and experienced and productive associates could cause a material adverse effect on our business, financial condition, results of operations and cash flows.

Our business depends on our ability to attract, motivate, and retain highly skilled, and often highly specialized, technical, investment, actuarial, managerial, and executive personnel. Intense competition exists for key associates with demonstrated abilities, and we may be unable to retain or hire such associates. For example, we rely upon the knowledge and experience of associates with technical expertise to provide sound operational controls for our overall enterprise, including the accurate and timely preparation of required regulatory filings and U.S. GAAP and statutory financial statements and operation of internal controls. Our success also depends on the continued service of our key senior management team, including executive officers and senior managers. The unexpected loss of services of one or more of our key associates could have a material adverse effect on our operations due to their skills, knowledge of our business, their years of industry experience and the potential difficulty in promptly finding qualified replacement associates.

We depend on the ability of our associates, including senior management, to work together to accomplish the Company’s business plans and strategic objectives, and to perform the obligations required by the Company’s public company parent. As a public company, JFI will continue to need associates with different skillsets and public company experience. JFI may not be able to attract this talent. In addition, JFI may not have the resources it needs or associates with the right skillsets; and, working relationships may not develop properly among existing associates and senior management, which may force JFI to supplement or replace personnel at inopportune times with possible disruption and additional costs.

Intense competition exists generally and among insurers and other financial services companies for highly skilled and experienced associates. Further, heightened competition for talent and skilled associates in localities in which we operate could limit our ability to grow our business in those localities as quickly as planned. We may be unable to retain key associates or identify and attract suitable replacements for various reasons, including if we do not maintain responsible, diverse, and inclusive working practices. Our succession plans may not operate effectively, and our compensation plans may not be effective in helping us retain our key associates, the loss of one or more of whom could cause a material adverse effect on our business, financial condition, and results of operations.

General Risk Factors

We face risk from external events, such as natural or man-made disasters, our ability to achieve regulator and stakeholder expectations with respect to environmental, social and governance matters, and our ability to carry-out an acquisition strategy.

We face risks arising from acquisitions or other strategic transactions.

We have made acquisitions and other strategic transactions in the past and may pursue further acquisitions or other strategic transactions, including reinsurance, dispositions, and joint ventures, in the future. We face a number of risks arising from such transactions, including difficulties in assimilating and retaining associates and intermediaries, incurring unforeseen liabilities that arise in connection with such transactions, or facing unfavorable market conditions that could negatively impact our expectations for such transactions. Further, strategic transactions could require us to increase our leverage or, if we issue shares to fund an acquisition, would dilute holdings of existing shareholders. These risks could prevent us from realizing the expected benefits from acquisitions and could result in the impairment of goodwill and other intangible assets recognized at the time of acquisition. In addition, should we pursue a strategy to complement our organic growth by exploring opportunities for acquisitions, it could be materially and adversely affected by the increasingly competitive nature of the life insurance and annuity merger and acquisition market and the increased participation of non-traditional buyers in the life insurance and annuity merger and acquisition market.

We are exposed to risks related to natural and man-made disasters and catastrophes, diseases, epidemics, pandemics, malicious acts, terrorist acts, civil unrest, and global climate change.

The risk of catastrophic mortality, such as from a pandemic, civil unrest, an act of terrorism, a natural disaster or other event that causes a large number of deaths or injuries is unlikely but present. The likelihood, timing and severity of pandemics, significant epidemics, and outbreaks of disease cannot be predicted. Additionally, the impact of global climate change could cause changes in weather patterns, resulting in more severe and more frequent natural disasters, which could lead to unanticipated problems with our business continuity plans and thereby cause a material adverse effect on our business, financial condition, results of operations and cash flows. Our ability to conduct business could be adversely affected by a disruption in the infrastructure that supports our operations and the communities in which they are located. This could include an electrical disruption, or disruptions involving communications, transportation, or other services we use or that third parties with whom we conduct business use, and we may not be able to successfully implement contingency plans.

Lastly, catastrophic events could harm the financial condition of our reinsurers and thereby increase the probability of default on reinsurance recoveries. As a result, our ability to write new business could also be affected. These events could cause a material adverse effect on our business, financial condition, results of operations and cash flows.

Our efforts to meet Environmental, Social, and Governance (“ESG”) standards may not meet investors’ or regulators’ expectations. Some of our customers, prospective investors or shareholders, or those considering such a relationship with us, may evaluate our business or other practices according to a variety of ESG standards and expectations.

Some of our regulators have proposed ESG rules or announced that they intend to review our practices against ESG standards; others may yet do so. Our investors or others may evaluate our practices by ESG criteria that are continually evolving and not always clear. These standards and expectations may also reflect contrasting or conflicting values or agendas. Our decisions or priorities must also necessarily and simultaneously, consider our business goals and interests. We define our own corporate purpose, in part, by the sustainability of our practices and our impact on all our stakeholders. Our practices may not change in the way or at the rate all or any stakeholders expect. As a result, our efforts to conduct our business in accordance with some or all these expectations may involve compromises, at least in the short run. We may fail to meet our ESG commitments or targets. Our policies and processes to evaluate and manage ESG standards in coordination with other business priorities may not be completely effective or satisfy investors, regulators, or other stakeholders. We may face adverse regulatory, investor, or other public stakeholder scrutiny resulting in business, reputational, or legal challenges.

OUR BUSINESS

[TO BE UPDATED BY AMENDMENT]

Overview

Jackson National Life Insurance Company (“Jackson”) is a financial services company focused on helping Americans grow and protect their retirement savings and income to enable them to pursue financial freedom for life in the United States (“U.S.”). We believe we are well-positioned in our markets because of our differentiated products and our well-known brand among distributors and advisors. Our market position is supported by our efficient and scalable operating platform and industry-leading distribution network. We are confident these core strengths will enable us to grow as an aging U.S. population transitions into retirement. We refer to Jackson and its subsidiaries collectively as the “Company,” “we,” “our” or “us.”

We offer a diverse suite of annuities to retail investors in the United States. Our variable annuities have been among the best-selling products of their kind in the U.S. primarily due to the differentiated features we offer as compared to our competitors, in particular the wider range of investment options and greater freedom to invest across multiple investment options. We also offer fixed-index, fixed, and payout annuities. In the fourth quarter of 2021, we successfully launched Market Link ProSM and Market Link Pro AdvisorySM, our commission and advisory based suite of registered index-linked annuities, or RILAs. We also entered the defined contribution market in the fourth quarter of 2021, as a carrier in the AllianceBernstein Lifetime Income Strategy.

We sell our products through an industry-leading distribution network that includes independent broker-dealers, wirehouses, regional broker-dealers, banks, independent registered investment advisors, third-party platforms and insurance agents. We were the sixth largest retail annuity company in the U.S. for the 12-months ended December 31, 2022, according to Life Insurance Marketing and Research Association ("LIMRA"), a worldwide insurance and related financial services trade association, as measured by sales. Total retail annuity sales for the years ended December 31, 2022 and 2021 were $15.7 billion and $19.3 billion, respectively.

Our operating platform is scalable and efficient. We administer approximately 78% of our in-force policies on our in-house policy administration platform. The remainder of our business is administered through established third-party arrangements. We believe our operating platform provides us with a competitive advantage by allowing us to grow efficiently and provide superior customer service while maintaining a combined statutory operating expense-to-asset ratio of 21 basis points for the year ended December 31, 2022, which we believe is among the lowest in the life and annuity industry.

Our Product Offerings by Segment

We manage our business through three operating segments: Retail Annuities, Institutional Products, and Closed Life and Annuity Blocks. We report certain activities and items that are not included in these segments in Corporate and Other.

The following table presents our total operating revenues attributable to each segment and for Corporate and Other for the years ended December 31, 2022, 2021 and 2020:

	Years Ended in December 31,
	2022	2021	2020
Total Operating Revenues:
Retail Annuities	$4,571	$5,436	$4,858
Institutional Products	290	257	356
Closed Life and Annuity Blocks	1,357	1,672	1,516
Corporate and Other[1]	76	95	(6)
	$6,294	$7,460	$6,724

1.    Corporate and Other includes the intersegment eliminations.

See Note 3 of Notes to Consolidated Financial Statements for additional financial information regarding our segments and Corporate and Other.

Retail Annuities

We are one of the leading providers of annuities in the U.S. retirement market. Our Retail Annuities segment includes our variable, fixed index, fixed, and payout annuities as well as our RILA, and our lifetime income solutions offering in the defined contribution market.

Our annuities are designed to offer customers investment opportunities to:

• grow their savings on a tax-deferred basis consistent with their objectives, ranging from annuities that offer full market participation to annuities that offer guaranteed fixed returns, including full or partial protection of principal;

• protect their assets using a variety of standard and optional guaranteed benefits and guaranteed minimum crediting rates; and

• provide a source of income in the form of minimum payments for life and minimum payments to beneficiaries upon death.

Variable Annuities

Our variable annuities offer our customers full participation in market returns through a broad selection of funds in a variety of investment styles, including equities and fixed income. Our customers have the freedom to allocate their savings across this wide range of investment options, even if an optional guaranteed benefit is elected. Our variable annuities offer a range of optional benefits to meet our customers’ needs. Optional benefits offer the customer guaranteed minimum protection based on their eligible contributions, adjusted for withdrawals, designed to protect against market volatility and investment performance risk. The principal features of our variable annuity optional guaranteed benefits are:

•Guaranteed minimum payments for the customer’s lifetime based on a fixed annual percentage of the benefit base, referred to as Guaranteed Minimum Withdrawal Benefits for Life, or GMWB for Life. As of December 31, 2022, 73% of our total variable annuity account value included a GMWB for Life optional guarantee benefit selection.

•Guaranteed minimum payments based on a fixed annual percentage of the benefit base, for at least the amount of the customer’s total eligible contributions, referred to as Guaranteed Minimum Withdrawal Benefits, or GMWB. As of December 31, 2022, 3% of our total variable annuity account value included a GMWB optional guaranteed benefit selection.

•Death benefits that guarantee the annuity beneficiary will receive the higher of the current account value or the benefit base, which can be increased through roll-up and step-up features, referred to as an enhanced Guaranteed Minimum Death Benefit, or enhanced GMDB. As of December 31, 2022, 11% of our total variable annuity account value included an enhanced GMDB selection.

The investment freedom and optional guaranteed benefits valued by our customers and distribution partners have remained generally consistent over our history. As a result, we have strong brand recognition with distributors and advisors, as demonstrated by the +56 Net Promoter Score (“NPS”) for our variable annuities, compared to an industry average NPS of +41, based on advisor surveys conducted by Market Metrics in 2022. For the year ended December 31, 2022, we had variable annuity sales of 13.6 billion. As of December 31, 2022, we had variable annuity account value of $205.8 billion.

In addition, Jackson National Asset Management LLC’s (“JNAM”) results are included within our Retail Annuities segment. JNAM directly manages asset allocation for funds of funds offered within our variable annuities. As of December 31, 2022, JNAM managed $219.1 billion of assets.

In the fourth quarter of 2021, AllianceBernstein L.P. ("AllianceBernstein") added Jackson to its platform of insurers that provide guaranteed income in its Lifetime Income Strategy retirement solution for defined contribution plans. Our presence in the defined contribution market helps ensure individuals have access to reliable retirement income generating a consistent, steady stream of lifetime income. Lifetime Income Strategy is offered to serve as a qualified default investment alternative. Similar to the GMWB options offered on our variable annuities, Lifetime Income Strategy is designed with a flexible guaranteed income option to offer plan participants control of their account, full access to their money and guaranteed income in retirement. For the year ended December 31, 2022, we had defined contribution products sales of $696 million through the platform.

Fixed Index Annuities

Our fixed index annuities offer a guaranteed minimum crediting rate that may be lower than a traditional fixed annuity and allow the customer discretion in the allocation of assets to either fixed accounts (which offer a fixed interest rate that is similar to our fixed annuities regardless of market performance) or to indexed funds with the potential for additional growth based on the performance of a reference market index (generally, the S&P 500 or MSCI Europe, Australasia, and Far East index), subject to a cap. Our fixed index annuities also offer an optional guaranteed minimum payments for life benefit. For the year ended

December 31, 2022, we had fixed index annuity sales of $126 million. As of December 31, 2022, we had fixed index annuity account value of $415 million, net of reinsurance.

Fixed Annuities

Our fixed annuities offer a guaranteed minimum crediting rate that is typically higher than the interest rates offered by bank savings accounts or money market funds. In addition to our traditional fixed annuities, we currently market multi-year guaranteed annuities with three different guaranteed crediting rate periods. Our fixed annuities do not offer guaranteed minimum payments for life benefits but can be annuitized or converted into a series of income payments that offers such benefits, such as payout annuities. For the year ended December 31, 2022, we had fixed annuity sales of $162 million. As of December 31, 2022, we had fixed annuity account value of $1.2 billion, net of reinsurance.

RILA

The registered index-linked annuity market has been the fastest growing category for the annuity market over the last five years, growing at a compound annual growth rate of 9% from 2017 through 2022. Our RILA suite offers our customers exposure to market returns through market index-linked investment options, subject to a cap, and offers a variety of guarantees designed to modify or limit losses. Our RILA generally includes a guaranteed minimum payment to beneficiaries upon death. Our RILA offers a number of options for a customizable product including several combinations of crediting strategies, index options, term lengths, and levels of downside protection in the form of "floors" or "buffers". We believe the RILA market presents us with a compelling growth opportunity within our traditional channels with the potential to earn attractive risk-adjusted returns. Our first RILA sale occurred in the fourth quarter of 2021. For the year ended December 31, 2022, we had RILA sales of $1.8 billion.

Institutional Products

Our Institutional Products segment consists of traditional guaranteed investment contracts, funding agreements (including agreements issued in conjunction with our participation in the U.S. Federal Home Loan Bank ("FHLB") program) and medium-term funding agreement-backed notes. Our institutional products provide us with an additional source of investment spread-based income, and generally guarantee purchasers of our products the payment of principal and interest at a fixed or floating rate over a term of two to ten years. This investment spread-based income is generated based on the difference between the rate of return we earn on the deposit and the interest payable to the purchasers of these products. We typically issue institutional products on an opportunistic basis depending on both the risk-adjusted return on investment opportunities available and the prevailing cost of funding required by purchasers of our institutional products. For the year ended December 31, 2022, we had institutional product sales of $2.4 billion. As of December 31, 2022, we had institutional product account value of $9.0 billion.

Closed Life and Annuity Blocks

Our Closed Life and Annuity Blocks segment is primarily composed of blocks of business that have been acquired since 2004. The segment includes various protection products, primarily whole life, universal life, variable universal life, and term life insurance products, as well as fixed, fixed index, and payout annuities. The Closed Life and Annuity Blocks segment also includes a block of group payout annuities that we assumed from John Hancock Life Insurance Company (USA) and John Hancock Life Insurance Company of New York through reinsurance transactions in 2018 and 2019, respectively.

We historically offered traditional and interest-sensitive life insurance products but discontinued new sales of life insurance products in 2012, as we believe opportunistically acquiring mature blocks of life insurance policies is a more efficient means of diversifying our in-force business than selling new life insurance products. As of December 31, 2022, we had more than 1.6 million policies in-force. At December 31, 2022, our Closed Life and Annuity Blocks segment had $23.4 billion of total reserves.

Corporate and Other

Corporate and Other primarily consists of unallocated corporate income and expenses. It also includes certain eliminations and consolidation adjustments.

Distribution and Operations

Distribution Channels

As of December 31, 2022, our retail annuities are distributed through approximately 534 distribution partners and more than 132,000 licensed and appointed advisors across three traditional broker-dealer channels, including independent broker-dealers; banks and other financial institutions; wirehouses and regional broker-dealers; and more than 1,070 registered investment advisor firms with over 10,400 independent registered investment advisors (“RIAs”), third-party platforms and insurance agents across our IPA channel (the “IPA channel”).

In addition, Jackson National Life Distributors LLC (“JNLD”) is registered as a broker-dealer with the SEC, pursuant to the Exchange Act and is registered as a broker-dealer in all applicable states.

Our strong presence in multiple distribution channels has helped position us as a leading provider of retirement savings and income solutions. According to LIMRA, for the twelve months ended December 31, 2022, we accounted for 14.4% of new sales in the U.S. retail variable annuity market and ranked #2 in variable annuity sales. Each of these channels is supported by our sizeable wholesaler field force, which is among the most productive in the annuity industry. According to the Market Metrics Q3 2022 Sales, Staffing, and Productivity Report, our $27 million variable annuity sales per wholesaler are tied with Equitable and Allianz for the highest in the industry while fielding 52 more wholesalers than Equitable and 68 more than Allianz. We are increasingly focused on growing sales through our IPA channel. We intend to facilitate the sale of annuities by registered investment advisors by offering them use of an insurance support desk that satisfies insurance-related licensing and regulatory requirements. We believe there is a significant long-term opportunity to grow annuity sales through registered investment advisors, who managed approximately $8.2 trillion in investor assets at the end of 2021, according to a report by Cerulli Associates.

We sell our institutional products through investment banks or other intermediaries to institutional and corporate investors, plan sponsors and other eligible purchasers.

Operating Platform

Our in-house policy administration platform gives us flexibility to administer multiple product types through a single platform. We have converted more than 3.0 million life and annuity policies and currently administer approximately 78% of our in-force policies on our in-house platform, eliminating the burdens, costs and inefficiencies that would be involved in maintaining multiple legacy administration systems. We also have scalable third-party administration agreements. Our ability to utilize both in-house and third-party administrative platforms gives us flexibility to convert and administer acquired business efficiently. We believe our operating platform provides a competitive advantage by allowing us to grow efficiently and provide superior customer service. We received the Contact Center of the Year award from Service Quality Measurement Group, Inc. ("SQM") for 2019 and 2020 and were a finalist for the 2021 and 2022 award. In 2022, Jackson received the Highest Customer Service — Financial Industry award from SQM for the 11th straight year. According to the Operations Managers’ Roundtable, we ranked 2nd for overall operational capabilities in 2021 and 2022 by our broker-dealer partners.

Underwriting and Product Design

Our key underwriting and product design practices include:

•In 2012, we developed and launched Elite Access, our investment-only variable annuity that does not include any guaranteed living benefits. Since that time, it has been the industry’s best-selling investment-only variable annuity. As of December 31, 2022, Elite Access represented 12% of our total variable annuity account value.
•All our variable annuities, including our flagship variable annuity, Perspective II, may be purchased without any guaranteed living benefits. As of December 31, 2022, variable annuities with no guaranteed living benefits (including investment-only variable annuities) represented 24% of our total variable annuity account value.
•For those products that include optional guaranteed benefits, we focus on living benefits that are easier to manage in terms of risk, such as GMWB and GMWB for Life. As of December 31, 2022, 75% of our total variable annuity account value included a GMWB or GMWB for Life guaranteed living benefit.
•We no longer offer guaranteed living benefits that we believe offer us a lower risk-adjusted return, such as Guaranteed Minimum Income Benefits, or GMIBs; instead, we utilize third-party reinsurance to mitigate the risks that we face relating to those benefits. As of December 31, 2022, less than 1% of our total variable annuity account value included a GMIB, substantially all of which has been reinsured.
•We have designed substantially all of our products such that the guarantee fee charged to the customer is calculated based on the benefit base, rather than the account value, which supports our hedging program by stabilizing the guarantee fees we earn.
•Less than 5% of our in-force variable annuity policies, based on account value as of December 31, 2022, were sold prior to the 2008 financial crisis, a period when many variable annuities sold by our competitors were uneconomically priced and offered difficult to manage guarantee features.

•We successfully launched Jackson Market Link Pro® and Jackson Market Link Pro® Advisory, our commission and advisory based suite of RILAs, in the fourth quarter of 2021. For the year ended December 31, 2022, RILA sales of $1.8 billion represented 12% of our total retail annuities sales for the year.
•We successfully entered the Defined Contribution market as a carrier in the AllianceBernstein Lifetime Income Strategy in the fourth quarter of 2021. For the year ended December 31, 2022, we had sales of $696 million representing 4% of our total retail annuities sales for the year.

We set what we believe are appropriate mortality and policyholder behavior assumptions as part of our pricing and reserving practices. We monitor experience on a regular basis, and we incorporate new experience data and emerging trends to ensure our actuarial assumptions and models reflect the appropriate mix of all available information and expert judgment.

Our core dynamic hedging program seeks to offset changes in economic liability associated with variable annuity guaranteed benefits due to market movements, while our macro hedging program seeks to protect statutory capital under a range of stress scenarios. We also use third-party reinsurance to mitigate a portion of the risks we face, principally in certain of our in-force annuity and life insurance products with regard to longevity and mortality risks and with regard to the vast majority of our GMIB optional benefit features.

Historically, we have managed and diversified our overall mortality and longevity risks through acquisitions. Since 2012, we have acquired more than $15.0 billion in life and annuity reserves. Consistent with our financial goals, we may opportunistically explore acquisitions we believe provide attractive risk-adjusted returns.

Jackson National Asset Management

The separate account assets associated with our variable annuities are managed by JNAM, a wholly-owned registered investment advisor that provides investment advisory, fund accounting and administration services to the funds offered within our variable annuities. JNAM selects, monitors and actively manages the investment advisors that manage the funds we offer within our variable annuities. Over the past 10 years, 50% of the assets under management in our actively-managed mutual funds outperformed their Morningstar® Category Average as of December 31, 2022. This relative outperformance benefits our clients, increases our fee income and decreases the liabilities associated with optional guarantee benefits, as the probability decreases that withdrawals will deplete the client’s account value. JNAM’s selection and monitoring process also enables us to focus on funds where we believe we can transact in highly correlated hedge assets. JNAM also directly manages asset allocation for funds of funds offered within our variable annuities. As of December 31, 2022, JNAM managed $219.1 billion of assets.

Fees on Variable Annuity Account Value and Benefit Base

We earn various types of fee income based on the account value or benefit base associated with our variable annuities. In general, optional guarantee benefit fees calculated based on the benefit base are more stable in market downturns compared to fees calculated based on the account value.

Mortality & Expense and Administrative Fees. We earn mortality and expense fees as well as administrative fees (referred to as “core contract charges”) on variable annuities. The mortality and expense fees are calculated based on the customer’s account value and are expressed as an annual percentage deducted daily. These fees are used to offset the insurance and operational expenses relating to our variable annuities. Additionally, the administrative fees are charged either based on the daily average of the net asset values in the applicable subaccounts or when contracts fall below minimum values based on a flat annual fee per contract.

Living Benefit Rider Fees. We may earn fees on guaranteed benefits, such as for any type of guaranteed living benefit (including GMWB and GMWB for Life). The fees earned vary by generation and rider type and are generally calculated based on the living benefit base until the account value is exhausted.
Investment Management and Administrative Fees. We charge investment management and administrative fees for the mutual funds managed by our subsidiary JNAM that are offered as investments under our variable annuities. JNAM acts as an investment advisor for every fund offered to our variable annuity customers. JNAM selects, monitors and actively manages the investment advisors that sub-advise the funds we offer within our variable annuities, and also provides other administrative services. Investment management and administrative fees differ by fund and may be waived for certain funds.

12b-1 Fees and other revenue. 12b-1 fees are paid by the mutual funds in which our customers chose to invest and are calculated based on the net assets of the funds allocated to applicable subaccounts. These fees reduce the returns customers earn from these mutual funds.

Death Benefit Rider Fees. We may earn fees on guaranteed death benefits in addition to the core contract charges, and these benefits may be offered in conjunction with other benefits. The fees earned vary by generation and rider type. For some death benefits, such as, return of premium death benefits, the fees are calculated based on account value, but for enhanced death benefits, the fees are generally calculated based on the death benefit base.

Surrender Charges. Many, but not all, variable annuities may impose surrender charges on withdrawals for a period of time after the purchase and in certain products for a period of time after each subsequent contribution, also known as the surrender charge period. A surrender charge is calculated as a percentage of the contributions withdrawn. Surrender charges generally decline gradually over the surrender charge period, which can range up to eight years, depending on the product. Our variable annuities typically permit customers to withdraw up to 10% of their account value each year without any surrender charge, although their guaranteed benefits may be impacted by such withdrawals through the reduction of the benefit base. Our annuities may also specify circumstances when no surrender charges apply, for example, upon payment of a death benefit or due to terminal illness.

The table below presents a breakdown of our variable annuity fee income by type of fee:

	Years Ended in December 31,
	2022	2021	2020
	(in millions)
Mortality & Expense and Administrative Fees	$2,396	$2,726	$2,218
Living Benefit Rider Fees	2,594	2,334	2,082
Investment Management and Administrative Fees	1,045	1,162	953
12b-1 Fees and other revenue	619	696	563
Death Benefit Rider Fees	497	532	440
Surrender Charges	44	50	53
Total	$7,195	$7,500	$6,309

Risk Management

Enterprise Risk Management Framework

Our disciplined risk management framework (“Framework”) is focused on identifying, assessing, managing, monitoring and reporting material risks to our business. This Framework is reviewed on an annual basis to ensure it meets the expectations of stakeholders and remains in compliance with regulatory requirements. The Framework is organized around the following six core components designed to provide clear direction and embed risk management in day-to-day decision making, each of which is described further below.

•Risk Governance and Culture
•Risk Appetite and Limits
•Risk Identification, Assessment, Measurement and Management
•Risk Monitoring, Reporting and Escalation
•Risk Response and Recovery Plans
•Risk Stress and Scenario Testing

Risk Governance & Culture

JFI’s Board of Directors (the "JFI Board") oversees and approves the risk framework and delegates risk oversight responsibilities to board-level committees, management committees, and executive management. We embed risk management in the business using a three lines model:

•Risk Ownership and Management (first line): Our business functions have primary ownership of risk management relating to their area of expertise.

•Risk Oversight and Challenge (second line): Our Risk team focuses on risk oversight and challenge, relating to business, financial and non-financial risks. Our compliance team oversees and ensures appropriate frameworks are in place to manage compliance and regulatory requirements.
•Independent Assurance (third line): Our internal audit team provides independent, objective, and risk-based assessment and reporting on the overall effectiveness of risk management, control, and governance processes across the organization. The internal audit team is directly overseen by the JFI Audit Committee and operates pursuant to a charter which is reviewed and approved annually by the JFI Audit Committee.

Risk Appetite and Limits

We manage our business under a JFI Board approved Risk Appetite, which articulates the risk we are willing to accept in pursuit of our objectives. The JFI Finance and Risk Committee approves and monitors a limits framework to support monitoring compliance with the Risk Appetite.

Risk Identification, Assessment, Measurement and Management

We operate an enterprise-wide risk identification and risk & control self-assessment ("RCSA") process to measure and develop a holistic and prioritized view of the material risks we face and our control environment. Risks we consider include financial (e.g., market, credit and counterparty, liquidity, and insurance), non-financial (e.g., compliance, cyber, technology, third party, people, transaction processing) and strategic (e.g., capital management, change management, regulatory change, product design and pricing). We also monitor the external environment for emerging risks. See “Risk Factors” for a description of the risks we face.

Risk Monitoring, Reporting and Escalation

Risk monitoring and reporting processes facilitate risk-based decision making by management, and risk management oversight by management and board-level committees. Risk escalation processes exist to ensure Risk Appetite or Risk Limit breaches, and other material non-financial risk events are escalated in a timely manner to executive management, management committees, and board committees.

Risk Response and Recovery Plans

We maintain a financial recovery plan and other response and recovery plans to respond to and remediate breaches of Risk Appetite or Risk Limits, strengthen capital or liquidity, or respond to other significant non-financial risk events.

Risk Stress and Scenario Testing

We periodically perform stress testing to assess the risk profile and test our ability to manage through material financial and non-financial risk events.

We further describe below certain risk management strategies we employ to manage financial and non-financial risks.
Financial Risk

We employ various financial risk management strategies, including hedging and third-party reinsurance. Key objectives of our financial risk management strategies include limiting losses and managing exposures to significant risks within established Risk Limits.

Hedging Program: Our hedging program seeks to balance three risk management objectives: protecting against the economic impact of adverse market conditions, protecting statutory capital, and stabilizing statutory distributable earnings throughout market cycles. Our core dynamic hedging program seeks to offset changes in the economic liability associated with variable and registered index-linked annuity guaranteed benefits due to market movements, while our macro hedging program seeks to protect statutory capital under a range of stress scenarios.

Our hedging strategy manages equity and interest rate risk within risk tolerances through a mix of equity and interest rate derivatives and fixed income assets. We do not directly use hedging to offset the movement in our U.S. GAAP liabilities as market conditions change from period to period, which may result in U.S. GAAP net income volatility.

Third-Party Reinsurance: We utilize third-party reinsurance to mitigate a portion of the risks that we face, principally in certain of our in-force annuity and life insurance products related to longevity and mortality risks and specific features of our variable annuities. We have entered into reinsurance contracts to manage the full spectrum of risk exposure on certain blocks of business. The majority of our in-force fixed annuity and fixed index annuity businesses, as well as the legacy block of Guaranteed Minimum Income Benefits ("GMIBs") on Variable Annuities ("VA"), has been ceded to highly-rated unaffiliated reinsurers.

Pricing and Reserving: We set what we believe are appropriate mortality and policyholder behavior assumptions as part of our pricing and reserving practices. We monitor experience on a regular basis, and we incorporate new experience data and emerging trends to ensure our actuarial assumptions and models are regularly updated and reflect the appropriate mix of all available information and expert judgment. Factors considered in product pricing primarily include expected investment returns, interest rates, market volatility, mortality, longevity, persistency, benefit utilization and operating expenses as well as other features of certain annuity products. Our product pricing models also take into account capital requirements, risk profile, target returns and operating expenses.

Equity Market Risk: Guaranteed benefits within many of the annuity products we sell expose us to equity market risk. We manage equity market risk by both holding sufficient capital and by using derivative-based hedges as described above in our hedging program. We hedge the equity risk embedded within our products by using equity options, total return swaps, and futures on a variety of indices that best represent the equity exposures inherent in the range of underlying investment options available on certain of our annuities.

Interest Rate Risk: To manage interest rate risk, we employ product design, pricing and asset-liability management strategies intended to mitigate the potential effects of interest rate movements. Product design and pricing strategies include the use of surrender charges, market value adjustments, restrictions on withdrawals and the ability to reset crediting rates. Our asset-liability management strategies may include the use of derivatives, such as interest rate swaps, interest rate swaptions (also known as a swap option) and interest rate/bond futures, as well as fixed income assets. We manage interest rate risk in aggregate, contemplating natural offsets between products before pursuing hedging transactions.

We analyze interest rate risk using various models, including multi-scenario models that project future cash flows from our product and benefit liabilities and their supporting investments, including derivatives. These projections involve evaluating the potential gain or loss on our in-force business under various increasing and decreasing interest rate environments. State insurance regulations require that we perform some of these analyses annually as part of our review of the sufficiency of our regulatory reserves. We also measure the relative sensitivities of the value of our assets and liabilities to changes in key assumptions utilizing internal models. These models reflect specific product characteristics and include assumptions based on our expectations regarding lapse, mortality and crediting rates.

We also use common industry metrics, such as duration and convexity, to measure the relative sensitivity of asset and liability values to changes in interest rates. In computing the duration of liabilities, we consider all policyholder guarantees as well as non-guaranteed elements of policyholder liabilities.

Asset-Liability Management Risk: To determine whether obligations within certain of our products will be met when they become due, we use asset-liability cash flow management techniques that consider current and future investment returns, asset and liability durations, risk tolerance and cash flow requirements. We operate under an investment policy intended to maintain a desired spread between the yield on our investment portfolio and the crediting rate paid on our policyholder funds. If subsequent experience proves to be different from current assumptions, maturing liabilities and maturing investment assets may no longer be matched to the degree originally anticipated, placing unanticipated demands on cash flow and liquidity. We closely monitor our investment portfolio to assess our asset-liability position and to change investment strategies and rebalance the duration of our investment portfolio as deemed necessary. We analyze the adequacy of reserves annually, which includes dynamic cash flow testing of assets and liabilities by product under a variety of interest rate scenarios.

Counterparty Risk: The inability of a banking, derivative or reinsurance counterparty to satisfy its obligations could expose us to material risk. Collateralization of the value of contracts we hold with a given counterparty serves as a key component of our counterparty risk management strategy; collateral requirements are specified contractually. In addition, we have placed formal limits on the amount of exposure we are willing to accept with a given counterparty, after consideration of collateral held both in aggregate and by risk source (banking, derivatives, reinsurance); these limits vary based on the credit worthiness of the counterparty.

Non-Financial Risk

In addition to the financial risks noted above, our business inherently faces operational and regulatory risks, which can lead to financial loss, negative impacts to customers and stakeholders, and regulatory scrutiny. Examples of key “non-financial” risks include cyberattacks and information security breaches, failure of third parties to provide contracted services, fraud, model risk and conflicts of interest.

These “non-financial” risks can arise from inadequate or failed internal processes, personnel or systems, including associate error, model error, system failures, and fraud, and from external events that disrupt business processes. We regularly assess and report on our key risks to the JFI Finance and Risk Committee and have management committees and forums in place to manage and oversee our relevant non-financial risks. Our policies, processes and controls (collectively, our internal control environment) are designed and implemented with a goal to minimize exposure to these risks and prevent material financial losses and operational events (direct or indirect) that adversely affect our ability to meet our commitments to customers. In addition, we have risk-specific response plans and processes in place to quickly identify and appropriately address control failures or other risk events when they occur. Our internal control environment, including compliance with internal policies, is regularly assessed for effectiveness, and oversight is provided by our Risk and Internal Audit teams.

Reinsurance

Our third-party reinsurance strategy is designed to manage our risk exposure against the severity of losses, improve the profitability of our business and optimize our capital requirements. Although reinsurance does not discharge us from our primary obligation to make payments to our customers in respect of their policy benefits, it does make the reinsurer liable to the ceding insurance company for the reinsured portion of the risk. We obtain reinsurance from a diverse group of well-capitalized and highly-rated third-party reinsurers. We regularly evaluate the financial condition of these third-party reinsurers and monitor concentration risk with our largest reinsurers at least annually. As part of this review, we consider financial strength ratings, statutory capital and surplus, risk-based capital ("RBC"), statutory earnings and fluctuations, current claims payment aging and our third-party reinsurers’ own reinsurers.

Regulation

Insurance companies are subject to extensive laws and regulations. We are subject to regulation as a result of our parent’s public company status and its ownership and operation of insurance companies, registered investment advisors and a broker-dealer. Further, we are subject to, or affected by, regulations regarding derivatives and relationships with customers. These regulations affect, among other things, how we conduct business, our permitted investments and financial condition, marketing and investment disclosures, cybersecurity and privacy requirements, and applicable accounting standards.

These laws and regulations are complex and subject to change and are administered and enforced by different governmental authorities. These authorities include state insurance regulators, state securities administrators, the SEC, FINRA, the United States Department of Labor (“DOL”), the United States Department of Justice ("DOJ"), and state attorneys general, each of which exercises a degree of interpretive latitude. In some cases, these laws and regulations are designed to protect or benefit the interests of a specific constituency rather than a range of constituencies. For example, state insurance laws and regulations are generally intended to protect or benefit purchasers or users of insurance products.

We are organized under the laws of the State of Michigan and are subject to regulation and supervision by the Michigan Department of Insurance and Financial Services ("DIFS"), and by insurance regulatory authorities in other U.S. states in which we are authorized to transact business. In addition, our subsidiary, Jackson National Life Insurance Company of New York, is domiciled in the State of New York and is subject to regulation and supervision by the New York State Department of Financial Services (“NYSDFS”). Jackson National Asset Management LLC is registered with the SEC as an investment adviser under the Investment Advisers Act. Jackson National Life Distributors LLC is a registered broker-dealer under the Exchange Act and is also subject to regulation and supervision by FINRA.

State Insurance Regulation

State insurance laws establish supervisory agencies with broad administrative and supervisory powers related to granting and revoking licenses to transact business, regulating marketing and other trade practices, operating guaranty associations, licensing agents, prescribing and approving policy forms, regulating certain premium rates, regulating insurance holding company systems, establishing reserve requirements, prescribing the form and content of required financial statements and reports, performing financial and other examinations, determining the reasonableness and adequacy of statutory capital and surplus, regulating the type and amount of investments permitted, limiting the amount of dividends that can be paid and the size of transactions that can be consummated without first obtaining regulatory approval, regulating standards of business conduct and other related matters. Certain information and reports that we have filed with DIFS can be inspected during normal business hours at 530 W. Allegan Street, 7th Floor, Lansing, Michigan.

As part of their regulatory oversight process, state insurance departments conduct periodic examinations, generally once every three to five years, of the books, records, accounts and business practices of insurers domiciled in their states. Examinations are sometimes carried out in cooperation with the insurance regulators of other states under guidelines promulgated by the National Association of Insurance Commissioners ("NAIC"). State and federal insurance and securities regulatory authorities and other state law enforcement agencies and attorneys general also, from time to time, make inquiries and conduct examinations or investigations regarding our compliance with among other things, insurance laws and securities laws. We are currently going through the DIFS and NYSDFS examinations for the most recent three-year period. There are no pending material adverse examinations as of December 31, 2022.
The insurance regulatory framework relating to insurance companies doing business in the U.S. has been placed under increased scrutiny by various states, the federal government and the NAIC. Various states have considered or enacted legislation that changes, and in many cases increases, the states’ authority to regulate insurance companies. Although the federal government does not directly regulate the insurance business, federal legislation and administrative policies in several areas, including pension regulation, age and sex discrimination, financial services regulation, securities regulation and federal taxation, can significantly affect the insurance business. Legislation has been introduced from time to time in the U.S. Congress that could result in the U.S. federal government assuming a more expansive role in the regulation of insurance companies. The NAIC has approved and recommended to the states for adoption and implementation several regulatory initiatives designed to reduce the risk of insurance company insolvencies. These initiatives include investment and reserve requirements, risk-based capital standards, restrictions on an insurance company’s ability to pay dividends to its shareholders, and the adoption of model laws, including the Risk Management and the Own Risk and Solvency Assessment Model Act, relating to risk management and financial exposure assessment, and the Corporate Governance Annual Disclosure Model Act, relating to governance structures.

State insurance laws and regulations also include numerous provisions governing the marketplace activities of life and annuity insurers, including provisions governing the form and content of disclosure to consumers, including illustrations, advertising, sales practices and complaint handling. State regulatory authorities generally enforce these provisions through periodic market conduct examinations. Insurance regulators have given greater emphasis in recent years to the investigation of allegations of improper life insurance pricing and sales practices by life and annuity insurers, including race-based underwriting or sales practices, and misleading sales presentations by insurance agents, targeting the elderly and suitability of product for potential customers.

In December 2022, Michigan enacted an amendment to the holding company provision within its Insurance Code which adopts a Group Capital Calculation ("GCC") for use in DIFS’ monitoring of insurance holding companies’ solvency. While the GCC is not a capital requirement, the calculation is intended to provide additional analytical information for use in assessing group risks and capital adequacy, complementing DIFS’ current holding company analysis. The changes were required to ensure Michigan remained in compliance with accreditation standards set by the NAIC, which allows for inter-state cooperation and reduces regulatory redundancies.

Annuity Suitability Regulation

On February 13, 2020, the NAIC approved revisions to the Suitability in Annuity Transactions Model Regulation (the “Annuity Suitability Model Regulation”). The revised model imposes a “best interest” standard of conduct and includes a “safe harbor” for fiduciary advisors who recommend annuities. Under the safe harbor, as it applies to the “care” elements of the Annuity Suitability Model Regulation, investment advisors offering annuities need only comply with the Investment Advisers Act. Each state chooses whether to implement the Annuity Suitability Model Regulation. If they choose to do so, they will either amend their current suitability regulations or adopt the new model. In addition, in July 2018, NYSDFS issued the final version of an amended insurance regulation (Regulation 187, “Suitability and Best Interest in Life Insurance and Annuity Transactions”), which incorporates the “best interest” standard for the sale of annuities and expands the application of this standard beyond annuity transactions to include sales of life insurance policies to consumers. The amended regulation took effect on August 1, 2019 for annuities and became effective on February 1, 2020, for life insurance policies. In February 2023, an annuity suitability bill was introduced into the California Senate that includes requirements for controls and process that exceed those in the Annuity Suitability Model Regulation. It is unclear whether this legislation will be enacted in its current form.

Guaranty Associations and Similar Arrangements

The jurisdictions where we are admitted to conduct insurance business have laws requiring insurance companies doing business within their jurisdictions to participate in various types of guaranty associations or other similar arrangements. These associations and arrangements provide certain levels of protection to customers from losses under insurance policies issued by insurance companies that become impaired or insolvent. Typically, these associations levy assessments up to a prescribed limit on member insurers on a basis that is related to the member insurers’ proportionate share of the business in the relevant jurisdiction of all member insurers in the lines of business in which the impaired or insolvent insurer is engaged. Some jurisdictions permit member’s insurer’s to recover assessments that they paid through full or partial premium tax offsets, usually over a period of years. The aggregate assessments levied against us during the prior three years have not been material to our financial condition.

Regulation of Investments

We are subject to state laws and regulations that require diversification of our investment portfolios and limit the amount of investments in certain asset categories, such as below investment-grade fixed income securities, equity real estate, mortgages, other equity investments, foreign investments and derivatives. Failure to comply with these laws and regulations would cause investments exceeding regulatory limitations to be treated as non-admitted assets for purposes of measuring surplus and, in most instances, would require divestiture of such non-qualifying investments. We believe that our investments complied with such laws and regulations at December 31, 2022.

Surplus and Capital; RBC Requirements

The NAIC has developed RBC standards for life insurance companies as well as a model act for state legislatures to enact. The model act requires that life insurance companies report on a RBC formula standard calculated by applying factors to various asset, premium and reserve items and separate model-based calculations of risk associated primarily with interest rate and market risks. The RBC formula takes into account the risk characteristics of a company, including asset risk, insurance risk, interest rate risk, market risk and business risk. The NAIC designed the formula as an early warning tool to identify potentially inadequately capitalized companies for purposes of initiating regulatory action.

Under RBC requirements, regulatory compliance is determined by the ratio (known as the RBC ratio) of a company’s total adjusted capital, as defined by the NAIC, to its company action level of RBC, also as defined by the NAIC. Four levels of regulatory attention may be triggered if the RBC ratio is insufficient:

•“Company action level” - If the RBC ratio is between 75% and 100%, then the insurer must submit a plan to the regulator detailing corrective action it proposes to undertake;

•“Regulatory action level” - If the RBC ratio is between 50% and 75%, then the insurer must submit a plan, but a regulator may also issue a corrective order requiring the insurer to comply within a specified period;

•“Authorized control level” - If the RBC ratio is between 35% and 50%, then the regulatory response is the same as at the “Regulatory action level,” but in addition, the regulator may take action to rehabilitate or liquidate the insurer; and

•“Mandatory control level” - If the RBC ratio is less than 35%, then the regulator must rehabilitate or liquidate the insurer.

As of December 31, 2022, Jackson’s and JNY's total adjusted capital and RBC minimum required levels under the NAIC’s definition substantially exceeded the standards of their respective states of domicile and the NAIC.

We believe that we will be able to maintain our RBC ratios in excess of “company action level” through appropriate claims handling, investing and capital management. However, no assurances can be given that developments affecting us or our insurance subsidiaries, many of which could be outside of our control, will not cause our RBC ratios to fall below our targeted levels. See Risks Factors —Risks Related to Legal, Tax and Regulatory Matters—A decrease in our risk-based capital (“RBC”) ratio (as a result of a reduction in statutory capital and surplus or increase in RBC requirements) could result in increased scrutiny by insurance regulators and rating agencies, which scrutiny could lead to corrective measures and ratings declines adversely affecting our business, financial condition, results of operations and cash flows.”

The NAIC has updated the risk-based capital framework to reflect more current modeling of asset risk and insurance risk. C-1 factors were updated, effective at December 31, 2021. We and our life insurance subsidiary adopted the updated factors, with minimal impact to the RBC ratio. C-2 factors were updated effective at December 31, 2022. We and our life insurance subsidiaries adopted the updated factors, with no change to the RBC ratio.

Statutory Financial Statements

The ability to carry on our business may also depend upon our continued registration under the applicable laws or regulations in the jurisdictions in which we do business. We submit on a quarterly basis to DIFS, and Jackson NY submits on a quarterly basis to NYSDFS, certain reports regarding its statutory financial condition (each, a “Statutory Statement” and, collectively, the “Statutory Statements”). Each Statutory Statement includes other supporting schedules as of the end of the period to which such Statutory Statement relates. The statutory basis financial statements are prepared in conformity with accounting practices prescribed or permitted by DIFS or NYSDFS, as applicable. Statutory accounting principles differ in certain respects from U.S. GAAP; in some cases, such differences are material.

Federal Initiatives Impacting Insurance Companies

While the U.S. government does not directly regulate the insurance industry, federal initiatives can impact the insurance industry.

Title VII of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the "Dodd-Frank Act"), which was enacted in response to the financial crisis that began in 2008, and similar laws passed in jurisdictions outside the U.S., has significantly impacted the regulation of over-the-counter derivatives. In the U.S., the Commodity Futures Trading Commission (the “CFTC”) and the SEC regulate swaps and other derivatives. The CFTC has primary jurisdiction over swaps, which constitute the vast majority of the market, and the SEC has primary jurisdiction over security-based swaps.

Many requirements of the Dodd-Frank Act and similar regulations globally make it more costly to use derivatives and hedge investment exposures and may affect returns to us. These regulations may impede our ability to utilize derivatives. Another factor that has driven up the cost of trading in both over-the- counter and exchange traded derivatives is the increased capital charges imposed on financial intermediaries, such as futures commission merchants and banks. As a result of these regulations, we expect costs to continue to rise, which could adversely impact our ability to implement our desired hedging strategies.

Since enactment of the Dodd-Frank Act, the CFTC has adopted significant regulations that change the way swaps are traded in the U.S. In addition to imposing registration requirements on swap dealers and large market participants, known as major swap participants, the CFTC regulations have subjected a significant portion of the interest rate swap market and some of the credit default swap index market to mandatory exchange or swap execution facility trading and central clearing requirements. The CFTC regulations have also imposed new regulatory requirements on swap transactions, including trade reporting and recordkeeping requirements, know-your-customer and other sales practices requirements, and documentation requirements that apply to swap transactions entered into with swap dealers and major swap participants.

Regulators around the world, including U.S. banking regulators and the CFTC, have implemented margin requirements for uncleared derivatives generally in accordance with the recommendations of the Basel Committee on Bank Supervision and International Organization of Securities Commissions. The variation margin requirements require us to exchange variation margin (comprised of specified liquid instruments and subject to required haircuts) when entering into uncleared swaps and security-based swaps with regulated entities. The initial margin requirements are being phased-in and may also ultimately require us to post initial margin when entering into such derivatives. We completed the required legal documentation and changes to our operational processes in 2021 to accommodate the exchange of initial margin with U.S. and European Union swap dealers, when necessary.

Also, banking regulators across the globe adopted rules that apply to certain qualified financial contracts, including many derivatives contracts, securities lending agreements and repurchase agreements, with certain banking institutions and certain of their affiliates. These rules generally require the banking institutions and their applicable affiliates to include contractual provisions in their qualified financial contracts that limit or delay certain rights of their counterparties including counterparties’ default rights (such as the right to terminate the contracts or foreclose on collateral) and restrictions on assignments and transfers of credit enhancements (such as guarantees) arising in connection with the banking institution or an applicable affiliate becoming subject to a bankruptcy, insolvency, resolution or similar proceeding. Our qualified financial contracts are subject to these rules. To ensure our counterparties’ compliance with these new rules, we amended our existing qualified financial contracts with the relevant banking institutions and their affiliates by adhering to the various International Swaps and Derivatives Association (“ISDA”) Resolution Stay Protocols.

The Dodd-Frank Act created the Financial Stability Oversight Council (the “FSOC”). The FSOC has the ability to designate certain insurance companies and insurance holding companies that pose a systemic risk to the financial stability of the United States, in which case such companies would become subject to heightened prudential regulation by the Board of Governors of the United States Federal Reserve (the “Federal Reserve Board”). The Federal Reserve Board may limit such company’s ability to enter into merger transactions, restrict its ability to offer financial products, require it to terminate one or more activities, or impose conditions on how it conducts activities. On December 4, 2019, the FSOC issued final guidance regarding the designation of nonbank financial companies as systemically important. The guidance provides that the FSOC will move from an “entity-based” designation approach towards an “activities-based” approach. This approach would eliminate the prior quantitative thresholds for designation as a systemically important entity in lieu of pursuing designations only if potential risks or threats cannot be addressed through an activities-based approach through the entities’ primary regulator and the potential risk is one that could be addressed through such designation process.

The Dodd-Frank Act also authorizes the Federal Insurance Office (the “FIO”) to assist the Secretary of the Treasury Department in negotiating covered agreements. A covered agreement is an agreement between the U.S. and one or more foreign governments, authorities or regulatory entities, regarding prudential measures with respect to insurance or reinsurance. The FIO is further charged with determining, in accordance with the procedures and standards established under the Dodd-Frank Act, whether state laws are preempted by a covered agreement. Pursuant to this authority, in September 2017, the U.S. and the European Union signed a covered agreement (the “EU Covered Agreement”) to address, among other things, reinsurance collateral requirements. In addition, on December 18, 2018, the Treasury Department and the Office of the U.S. Trade Representative signed a Bilateral Agreement between the U.S. and the United Kingdom on Prudential Measures Regarding Insurance and Reinsurance in anticipation of the United Kingdom’s potential exit from the European Union (the “UK Covered Agreement” and, together with the EU Covered Agreement, the “Covered Agreements”). U.S. state regulators have five years from the dates the Covered Agreements were signed to adopt reinsurance reforms removing reinsurance collateral requirements for EU and UK reinsurers that meet the prescribed minimum conditions set forth in the applicable Covered Agreement or else state laws imposing such reinsurance collateral requirements may be subject to federal preemption. On June 25, 2019, the NAIC adopted amendments to the Credit Reinsurance Model Law and Model Regulation to conform to the requirements of the Covered Agreements. As of November 2022, 54 jurisdictions have adopted the 2019 revisions to the Credit for Reinsurance Model Law and 49 jurisdictions have adopted revisions to the Credit for Insurance Model Regulation.

On June 5, 2019, the SEC adopted a package of investment advice reforms designed to enhance investor protections while preserving retail investor access and choice. The most significant element of the package is a rule (known as “Regulation Best Interest”) establishing a best interest standard of conduct for broker-dealers and their representatives when they make recommendations to retail investors. Regulation Best Interest became effective on June 30, 2020. Regulation Best Interest enhances the duties and disclosure requirements that apply to our broker-dealer and investment adviser subsidiaries when they provide recommendations and investment advice to retail investors, as well as our representatives that provide such services. The reforms increase the regulatory burden on broker-dealers selling our products, but also provide a more consistent regulatory standard that could provide benefits to the overall insurance and investment market. Also, FINRA adopted rules to align to Regulation Best Interest and is enforcing both the SEC regulations and its own rules relating to recommendations of investments to retail consumers.

The Department of Labor’s final prohibited transaction exemption on Improving Investment Advice for Workers and Retirees, PTE 2020-02 (the “Fiduciary Advice Rule”) became effective February 16, 2021. The Fiduciary Advice Rule reinstates the text of the DOL’s 1975 investment advice regulation defining what constitutes fiduciary “investment advice” to Employee Retirement Income Security Act (“ERISA”) Plans and Individual Retirement Accounts (“IRAs”) and provides guidance interpreting such regulation. The guidance provided by the DOL broadens the circumstances under which financial institutions, including insurance companies, could be considered fiduciaries under ERISA or the Internal Revenue Code of 1986, as amended (the “Code”). In particular, the DOL states that a recommendation to “roll over” assets from a qualified retirement plan to an IRA, or from an IRA to another IRA, can be considered fiduciary investment advice if provided by someone with an existing relationship with the ERISA Plan or an IRA owner (or in anticipation of establishing such a relationship). This guidance reverses an earlier DOL interpretation suggesting that roll over advice did not constitute investment advice giving rise to a fiduciary relationship. However, the guidance has been subject to court challenges. In one recent decision issued in February 2023, a U.S. district court in Florida vacated the roll over portion of the guidance, ruling that the DOL exceeded its authority in this area by issuing guidance without going through a rulemaking process.

In connection with the Fiduciary Advice Rule, the DOL also issued an exemption that allows fiduciaries to receive compensation in connection with providing investment advice, including advice about roll overs, which would otherwise be prohibited as a result of their fiduciary relationship to the ERISA Plan or IRA. To be eligible for the exemption, among other conditions, the investment advice fiduciary is required to acknowledge its fiduciary status, refrain from putting its own interests ahead of the plan beneficiaries’ interests or making material misleading statements, act in accordance with ERISA’s “prudent person” standard of care and receive no more than reasonable compensation for the advice.

Because our direct distribution of retail products is very limited, we believe that we will have limited direct exposure to the new Fiduciary Advice Rule. However, we continue to analyze and monitor the impact of the Fiduciary Advice Rule, and, while we cannot predict the rule’s impact, it could have an adverse effect on sales of annuities through our independent distribution partners, as a significant portion of our annuity sales are purchased within an IRA. The Fiduciary Advice Rule may also lead to changes to our compensation practices and product offerings and increased litigation risk, which could adversely affect our results of operations and financial condition. We may also need to take certain additional actions to comply with, or assist our distributors in their compliance with, the Fiduciary Advice Rule. In addition, many industry and regulatory observers believe that the DOL will issue revised guidance or provisions within the scope of the Fiduciary Advice Rule in 2023 that could have an impact on sales of annuity and insurance products.

The USA PATRIOT Act of 2001 includes anti-money laundering and financial transparency laws as well as various regulations applicable to broker-dealers and other financial services companies, including insurance companies. Financial institutions are required to collect information regarding the identity of their customers, watch for and report suspicious transactions, respond to requests for information by regulatory authorities and law enforcement agencies and share information with other financial institutions. As a result, we are required to maintain certain internal compliance practices, procedures and controls.

Alternative Reference Rates

After the 2008 global financial crisis, regulators globally determined that existing interest rate benchmarks should be reformed based on concerns that the London Inter-bank Offered Rate ("LIBOR") and other benchmark rates were susceptible to manipulation. Replacement rates that have been identified include the Secured Overnight Financing Rate ("SOFR"), which is intended to replace U.S. dollar LIBOR and measures the cost of overnight borrowings through repurchase agreement transactions collateralized with U.S. Treasury securities. After December 31, 2021 the interest rate derivatives’ market transitioned to SOFR with sufficient liquidity for Jackson to execute new trades. Additionally, legacy LIBOR interest rate swaps would automatically switch to SOFR after June 30, 2023 as Jackson has adhered to the ISDA IBOR Fallback Protocol. Given that the LIBOR transition does not impede the variable annuity hedging program, it is no longer considered a material risk for Jackson.

Cybersecurity Regulations

Cybersecurity is subject to increased scrutiny by insurance regulators. The NYSDFS adopted 23 NYCRR 500 (the “NYSDFS Cybersecurity Regulation”), which requires covered businesses in New York to have a comprehensive cybersecurity program that aligns to the National Institute of Standards and Technology Cybersecurity Framework and requires adequate risk assessments, enhanced third-party vendor management, development of an incident response plan and data breach notifications within 72 hours. The NYSDFS has pursued enforcement actions and penalties for violations demonstrating the significant risk of noncompliance. Also, on November 9, 2022, NYSDFS sought comment on proposed amendments to the Cybersecurity Regulation that include additional requirements.

The NAIC has adopted the Insurance Data Security Model Law, which established the standards for data security, investigation, and notification of a breach of data security for insurance companies. As of February 2023, twenty-one states (including Michigan, effective January 1, 2021) had adopted the model law. Importantly, the drafters of the Cybersecurity Model Law intend that a licensee’s compliance with New York’s cybersecurity regulation will constitute compliance with the Cybersecurity Model Law. We have taken the necessary steps to comply with this regulation. The Cybersecurity Model Law has been adopted in Michigan, effective January 1, 2021.

The California Consumer Privacy Act of 2018 (the “CCPA”) grants all California residents the right to know what information a business has collected from them and the sourcing and sharing of that information, as well as a right to have a business delete their personal information (with some exceptions). The CCPA’s definition of “personal information” is more expansive than those found in other privacy laws applicable to us in the U.S. Failure to comply with the CCPA could result in regulatory fines, and the law grants a private right of action for any unauthorized disclosure of personal information as a result of failure to maintain reasonable security procedures. Additionally, on November 3, 2020, California voters passed a ballot initiative, the California Privacy Rights Act (the “CPRA”), that adjusts and, in some respects, expands consumer rights and business obligations created by the CCPA. The CPRA imposes additional obligations on companies that collect California residents’ personal information, including providing a right to correct personal information, additional protections for certain uses of sensitive personal information, and certain limitations on data use and data sharing that do not involve a sale. The CPRA also creates a new California Privacy Protection Agency, which will be charged with enforcing both the CCPA and the CPRA. The

CPRA took effect on January 1, 2023 and has required some additional compliance investment as well as changes to policies, procedures and operations.

Federal law and regulation require financial institutions to protect the security and confidentiality of customer information, notify customers about their policies and practices relating to their collection, disclosure and securing the confidentiality of customer information. Federal and state laws also regulate disclosures of customer information. In March 2022, Congress enacted a 72-hour cyber reporting provision within a larger legislative package. In addition to this provision, Congress and state legislatures are expected to consider additional regulation relating to privacy and other aspects of customer information.

In February 2023, the NAIC Privacy Protections (H) Working Group unveiled a draft new model privacy law. The proposed model is intended to replace two current NAIC privacy related model laws and includes significant new privacy requirements that would impact insurance companies. The NAIC is currently accepting comments on the model law and may finalize it in 2023. Privacy protection is also gaining attention in state legislatures nationwide. There are now five states with laws generally applicable to data privacy (California, Colorado, Connecticut, Utah, and Virginia). With the exception of California, these laws do not apply to Jackson and other financial institutions subject to the Gramm-Leach-Bliley Act. In addition, in Michigan a pending data privacy bill that has the same exclusion for financial institutions has been referred out of committee. At the federal level, the American Data Privacy and Protection Act (the “ADPPA”) waits for a full vote of the U.S. House of Representatives. If passed by Congress, the ADPPA would preempt most state privacy regulation and create a private right of action for violations of the ADPPA or a regulation promulgated thereunder, which would be available two years after the ADPPA effective date. While the final direction of these proposed statutes and regulations is not clear, they could result in additional requirements for us.

The SEC continues to focus on cybersecurity. In 2022, the SEC proposed cyber regulations impacting public companies, investment advisers and investment companies. IN March 2023, portions of these proposed regulations were opened for additional comment due to the addition of new privacy requirements on broker-dealers, investment advisers and registered investment companies. These proposed regulations increase disclosure obligations relating to cyber events and also impact how entities manage and govern cyber risks. In addition, the SEC published guidance on the topic, recommending periodic assessments of information, how it is stored and how vulnerable it is, and strategies to prevent, detect and respond to cyber threats, including access controls, governance and risk assessments, training, data encryption, restrictions on removable storage media, robust backup procedures, incident response plans and routine testing. Further, investment advisers and fund complexes must also focus on their growing network of third-party service providers. In January 2020, the SEC’s Division of Examinations (the “Division of Examinations”) issued examination observations related to cybersecurity and operational resiliency practices. The observations highlight certain approaches taken by market participants in the areas of governance and risk management, access rights and controls, data loss prevention, mobile security, incident response and resiliency, vendor management, and training and awareness. In July 2020, the Division of Examinations issued a Risk Alert noting the increasing sophistication of ransomware attacks on SEC registrants and service providers to SEC registrants. The Risk Alert provides market participants ways to enhance cybersecurity preparedness and operational resiliency.

Holding Company Regulation

We are subject to regulation under the insurance holding company laws of various jurisdictions. The insurance holding company laws and regulations vary by jurisdiction, but generally require each controlled insurance company to register with state regulatory authorities and file reports that provide information, including capital structure, ownership, financial condition, certain intercompany transactions and general business operations.

Insurance holding company regulations generally provide that no person, corporation or other entity may acquire control of an insurance company, or a controlling interest in any parent company of an insurance company, without the prior approval of such insurance company’s domiciliary state insurance regulator. Under the laws of each domiciliary state of our insurance subsidiaries, any person acquiring, directly or indirectly, 10% or more of the voting securities of an insurance company is presumed to have acquired “control” of the company. This statutory presumption of control may be rebutted by a showing that control does not, in fact, exist. The state insurance regulators, however, may find that “control” exists in circumstances in which a person owns or controls less than 10% of voting securities.

Broker-Dealer, Investment Adviser, Mutual Fund and Securities Regulation

We and certain policies and contracts offered by us are subject to regulation under the federal and state securities laws and regulations. Regulators administering these laws and regulations may conduct examinations of our operations and make requests for information. The primary intent of these laws and regulations is to protect investors in the securities markets and generally grant supervisory agencies broad administrative powers, including the power to limit or restrict the conduct of business for failure to comply.

JNLD is registered as a broker-dealer with the SEC, pursuant to the Exchange Act and is registered as a broker-dealer in all applicable states. JNLD is also a member of, and subject to regulation by, FINRA, a self-regulatory organization subject to SEC oversight. The SEC and FINRA also regulate the sales practices of broker-dealers. In recent years, both SEC and FINRA have intensified their scrutiny of sales practices relating to variable annuities and variable life insurance. In addition, broker-dealers are also subject to regulation by state securities administrators in those states in which they conduct business, who may also conduct examinations and direct inquiries to broker-dealers.

Jackson National Asset Management LLC is registered with the SEC as an investment adviser pursuant to the Investment Advisers Act. The investment companies (mutual funds) for which JNAM serves as an investment adviser are subject to SEC registration and regulation pursuant to the Securities Act, and the Investment Company Act. The mutual funds advised by JNAM comprise the investment options within the variable products offered by us. In addition, each variable annuity and variable life product is subject to SEC registration and regulation.
JNAM’s business will be impacted by SEC regulatory initiatives with respect to the investment management business. In addition to rules discussed elsewhere, the SEC has adopted rules that include (i) new monthly and annual reporting requirements for certain U.S. registered funds; (ii) enhanced reporting regimes for investment advisers; (iii) implementing liquidity risk management programs for exchange-traded funds (“ETFs”) and open-end funds, other than money market funds; (iv) reforms relating to money market funds that require institutional and prime money market funds to use a floating net asset value ("NAV"), and permit money market funds to impose liquidity fees and redemption gates; (v) significant amendments to rules regarding advertisements by investment advisers; and (vi) significant changes to the regulations applicable to the use of derivatives by U.S. registered funds. As noted above, the SEC has also recently proposed comprehensive reforms to improve cybersecurity risk management for registered investment advisers and registered funds. These rules increased JNAM’s reporting and disclosure requirements. These increased regulatory and compliance burdens could be costly and may impede the growth of our investment advisory business.

The SEC, beginning in late 2020, instituted a comprehensive regulatory agenda focusing on Environmental, Social, and Governance ("ESG") issues. As part of this agenda, in March 2022, the SEC proposed a series of regulations requiring additional disclosures concerning climate change for public companies. The regulations include extensive disclosures concerning the estimated impact of climate change on businesses and how companies manage and govern climate change risk. In addition, the SEC announced a number of actions, including forming an enforcement task force designed to harmonize the efforts of the SEC’s divisions and offices, consider potential comprehensive changes to ESG disclosure guidance, announce ESG as an examination priority, address shareholder rights, create accountability in statements and conduct, and solicit comments to potential changes to the “names rule” under the Investment Company Act to reflect the effect of ESG factors on a fund’s investment objectives and performance. The Division of Examinations subsequently issued a risk alert highlighting ESG deficiencies, internal control weaknesses and effective practices identified during recent examinations of investment advisers, registered investment companies and private funds. The SEC's regulatory asset management agenda, including items that have been implemented within the last year and those that are under consideration, may impact the growth of our investment advisory business due to the increased regulatory and compliance burdens.

JNAM is registered as a “commodity pool operator” with the National Futures Association (“NFA”) pursuant to Commodity Futures Trade Commission (“CFTC”) regulations and acts as a commodity pool operator with respect to the operation of certain of the mutual funds. The CFTC is a federal agency that is responsible for, among other things, the regulation of commodity interests and enforcement of the Commodity Exchange Act of 1974. The NFA is a self-regulatory organization to which the CFTC has delegated, among other things, the administration and enforcement of commodity regulatory registration requirements and the regulation of its members. JNAM and the mutual funds have incurred additional regulatory compliance and reporting expenses as a result, which could reduce investment returns or harm the mutual fund’s ability to implement its investment strategy.

Governmental regulatory authorities may institute administrative or judicial proceedings that may result in censure, fines, the issuance of cease-and-desist orders, trading prohibitions, the suspension or expulsion of a broker-dealer or member, its officers, registered representatives or employees or other similar sanctions.

Environmental, Social and Governance

We take a balanced, long-term approach to serving all stakeholders, including customers, advisors, shareholders, distribution partners, associates, the communities where we work, and our regulators. Our Environmental, Social and Governance ("ESG")

commitments are described below and with more detail in our parent’s annual ESG Report. Our parent’s annual ESG Report is not incorporated by reference in, and does not form a part of, this prospectus.

Environmental

We are committed to reducing our climate impact and doing our part to help create a more environmentally sustainable future for us all. To that end, we are taking thoughtful steps to reduce our carbon footprint, consume energy more efficiently, and use natural resources in innovative and impactful ways that result in reduced greenhouse gas ("GHG") emissions. In its first year, the on-site solar farm at our home office in Lansing, Michigan, is generating renewable energy and reducing our need for traditional power generation.

Social

We demonstrate our commitment to corporate social responsibility with charitable donations that (i) generate impact in the communities we serve, (ii) engage associates in a culture of philanthropy, and (iii) grow awareness for our commitment to being a good corporate neighbor. We believe our community partnerships create shared value for Jackson, our associates and the communities in which we operate. We have a passionate and committed workforce that engages with the community and is generous with their time and resources. Jackson encourages community engagement by providing associates with paid time off for volunteering, nonprofit board training and placement, and matching gifts programs for employee charitable contributions and volunteer hours. We remain committed to empowering people and communities and continue to invest in building relationships that serve the greater good.

Governance

We are committed to governance policies and practices that serve the interest of the Company and its stakeholders, starting with independent membership on all Committees of the JFI Board. JFI’s Board seeks directors with a broad range of professional experience, skills, and perspectives who support our commitment to diversity of thought, experience, and background. It also seeks those who contribute to its gender and racial or ethnic diversity. JFI’s Board currently has a 33% gender diversity, and 22% racial and ethnic diversity composition. We have an ownership culture that focuses on providing exceptional value to advisors, policyholders, and shareholders. Jackson also has a risk management framework embedded across the Company, supporting the effectiveness of risk management and the control environment including oversight of ESG risks. We believe our long-term focus produces sustainable, competitive returns for our shareholders. Our internal asset management team at JNAM oversees external managers on our variable annuity platform, performing a robust due diligence process that includes analysis of ESG philosophy and processes.

Human Capital Resources

Our strength lies in the people we employ and values-based culture we foster. We offer significant career opportunities, competitive merit-based compensation, inclusive practices, world-class facilities, and the ability to work for a purpose-driven organization. Our four corporate values — Empower, Respect, Execute and Create — guide our associate practices and decisions.

We had approximately 3,667 associates as of December 31, 2022, comprised of approximately 2,748 full-time associates and approximately 919 part-time associates, inclusive of our Strategic Support Program associates (a flexible, cost-efficient, part-time workforce provides just-in-time scale). Each of our associates play an important role in delivering on our brand promise of clarity for a more confident future. That’s why we make it our priority to offer opportunities for personal growth, talent development, and rewarding career paths for all Jackson team members. We believe our collaborative culture is one of our greatest strengths and is a significant factor in our ability to continue to be an industry leader.

Talent Development, Diversity and Inclusion

We have an established history of developing talent from within. Our senior management team has an average tenure at Jackson of over 20 years. We also recruit talent from outside the organization, as we seek to cultivate an inclusive workplace where different ideas and opinions are heard and respected and where people of different backgrounds can come together to accomplish great things as a team. Through learning and development programs, succession and talent management processes, and competitive rewards and recognition, our diverse and high-performing associates are empowered to innovate and challenge one another to be their best selves. In 2022, 96.2% or over 3,528 of our associates have completed diversity and inclusion training.

In 2022, we continued our mentoring program to support the long-term career growth of associates, with particular focus on development opportunities for diverse associates and emerging leaders. The program began in 2021 and in its second year is still seeing strong participation including:

•More than 245 mentor pairings;
•More than 1,900 hours of mentoring reported by participants; and
•4.5 out of 5 rating in overall program and relationship satisfaction.

Our strategic approach to Diversity and Inclusion focuses on ways to attract and retain highly talented people and cultivates an environment where our associates are encouraged to bring our best selves to work every day. Our Diversity and Inclusion Advisory Council (the "Advisory Council") was established in 2018 to identify opportunities for advancing our diverse and inclusive work environment. The Advisory Council developed a framework and strategy, which includes ensuring an inclusive workplace, developing a diverse talent pool, leveraging diversity and inclusion in the marketplace and reporting our progress.

We recognize the diversity of our associates’ backgrounds and cultures through our voluntary, employee-led Business Resource Associate Groups (“BRAGs”). Supported by executive leadership and aligned with our mission and core values, our nine BRAGs provide opportunities to empower all associates to share their unique and diverse talents with each other.

We have acted in several ways to improve inclusion in our recruiting process, including how we approach job postings, develop position requirements, conduct interviews, and evaluate candidates. We also value our strong partnerships with the many organizations that help us diversify and strengthen our talent pool. Through these partnerships, we are building our recruiting pipeline and are developing stronger leaders who support innovative thought and promote an inclusive and an equitable culture. These organizations include:

•The Association for Wholesaling Diversity and International Association of Black Actuaries: creating opportunities to build, attract and recruit Black talent to Jackson
•The Coalition for Equity in Wholesaling: to increase hiring, retention, and career advancement of a wholesaler workforce that better reflects America by sharing knowledge and building relationships
•Urban League of Middle Tennessee and 9 Paths: leadership and cultural development for executives and high-potential black associates in a 12-month program called Equity in Action
•Disability:IN: assessments and education that help us better understand the needs of individual with disabilities within our workforce

As of December 31, 2022, within Jackson’s workforce, approximately 48.1% of our associates were women and approximately 18.7% of our associates were racially and ethnically diverse. Additionally, four of the seven-member senior management team are women, including our CEO and CFO.

Benefits and Rewards

We recognize the contributions our associates make to our future and their futures by offering competitive salaries, wages, and benefits. Our comprehensive benefits package includes medical, dental, vision, and paid time off along with more innovative benefits including employee and dependent tuition reimbursement programs, paid parental leave, adoption assistance, paid time off to volunteer, and employee charitable gift matching. Our associates are compensated based on their job performance. This performance-driven structure aligns performance incentives with our business productivity strategy, serving to both encourage our associates and satisfy our other key stakeholders. To ensure fair pay, we work actively with a third-party consultant to conduct pay equity studies related to race, ethnicity, and gender. We also have rigorous governance processes in place to ensure that we promote equitable pay practices, reinforce strong risk management, and maintain independent oversight of our executive compensation.

Associate Health and Well-Being

We believe it is important to support our associates and are committed to providing a safe and healthy workplace. Our “Living Life Well” program helps ensure that Jackson associates are provided supportive health, safety and financial wellness resources both at work and at home. These efforts cultivate a supportive and well-balanced corporate culture and help define the future of our success.

The health and safety of our associates is a top priority. Our ergonomics program supports associate wellness by promoting evidence-based ergonomic principles for associates working remotely or at our offices. At the office, associates also have access to a complete training system and highly qualified team of experts to help associates achieve their personal fitness, nutritional and lifestyle goals. We currently operate 21 Occupational, Safety and Health Administration ("OSHA") related programs, in addition to our standard air and water quality programs, in a comprehensive corporate health and safety effort to meet OSHA and American National Standards Institute (“ANSI”) Z10-02019 standards.

We offer programs that support the mental health of associates, including confidential support for more serious issues involving emotional stress and well-being. Our Employee Assistance Program, “Life Balance,” offers online tools, as well as master's-level professionals available for confidential support around the clock. The financial health of our associates is an equally important part of their well-being. We offer programs and educational tools to support their long-term financial wellness. These efforts help our associates build a more confident future for themselves, as well as for the long-term success of our Company and for our shareholders.

Properties

We currently own and occupy the buildings comprising our corporate headquarters campus and related properties in Lansing, Michigan as well as our regional headquarters in Franklin, Tennessee. We also have leases for the following offices:

•District of Columbia under a lease that expires in 2029;

•Chicago, Illinois under a lease that in expires in 2029;

•Schaumburg, Illinois under a lease that expires in 2025; and

•East Lansing, Michigan under a lease that expires in 2024.

Our offices in Franklin, Tennessee support our subsidiary Jackson National Life Distributors LLC (“JNLD”), the distributor of the Contracts and other variable insurance products issued by us and our affiliates. Our offices in Chicago, Illinois support JNAM, which provides certain administrative services with respect to the RILA Separate Account, including separate account administration services and financial and accounting services.

We believe our properties are adequate and suitable for our business as currently conducted and are adequately maintained. All of our offices include operations across all of our reporting segments.

Information about our Executive Officers

Below are the executive officers of Jackson National Life Insurance Company, as of December 31, 2022. The executive officers serve until the next annual appointment of executive officers, or until earlier resignation or removal.

Name	Age	Positions and Offices Held and Principal Occupation
Carrie L. Chelko	49
Executive Vice President and General Counsel of Jackson, a position held since September 2021. As Executive Vice President and General Counsel, Ms. Chelko oversees Legal, Compliance, Enterprise Communications, and Shared Services & Operations. From September 13, 2021 until August 2022, Ms. Chelko also served as Corporate Secretary of Jackson. From August 30, 2021 until September 13, 2021, Ms. Chelko was Executive Vice President of Jackson. Prior to joining Jackson, from April 2020 through August 2021, Ms. Chelko was Senior Vice President and Chief Compliance Officer of Fidelity Investments, Personal Investing. Prior to Fidelity, from May 2013 through March 2020, Ms. Chelko served as the Senior Vice President and Chief Counsel at Lincoln Financial Group.

Don W. Cummings	59
Senior Vice President and Chief Accounting Officer of Jackson, a position held since December 2020. From December 2020 until September 2021, Mr. Cummings also served as Controller of Jackson. Prior to coming to Jackson, Mr. Cummings served as interim Chief Financial Officer at Fortitude Reinsurance Company Ltd. since 2019 and previously held various finance roles at American International Group, Inc., including Global Corporate Controller. Mr. Cummings is a Certified Public Accountant.

Name	Age	Positions and Offices Held and Principal Occupation
Devkumar D. Ganguly	47
Executive Vice President and Chief Operating Officer of Jackson, a position assumed in February 2021. Mr. Ganguly has served in various leadership roles with Jackson, including Senior Vice President and Chief Information Officer from July 2018 to February 2021. Prior to becoming Chief Information Officer, Mr. Ganguly was a Vice President at Jackson from October 2013 to July 2018.

Bradley O. Harris†	53
Executive Vice President and Chief Risk Officer of Jackson, a position assumed in July 2020. Mr. Harris is also a member of Jackson’s Board of Directors. Mr. Harris served as the Chief Risk Officer for Jackson since December 2015. Previously, Mr. Harris served as the Chief Actuary and Chief Product Officer for Prudential Corporation Asia from February 2007 through November 2015.

P. Chad Myers*	56
Vice Chair, Jackson Holdings LLC, a position assumed in February 2020. Prior to his appointment as Vice Chair, Mr. Myers served as Executive Vice President and Chief Financial Officer of Jackson from February 2011 through February 2020. As Vice Chair of Jackson Holdings, Mr. Myers oversaw Investor Relations and Government Relations and was responsible for the asset management and institutional product teams, including Jackson National Asset Management LLC and PPM America, Inc. Mr. Myers holds a Chartered Financial Analyst designation.

Laura L. Prieskorn	54
Chief Executive Officer and President of Jackson, a position assumed in February 2021. Ms. Prieskorn is also chair of Jackson’s Board of Directors. Ms. Prieskorn has been with Jackson for more than 30 years, serving in roles of increasing responsibilities. Ms. Prieskorn's prior management positions include Executive Vice President and Chief Operating Officer from March 2020 through February 2021, and Senior Vice President, Operations from December 2009 through March 2020.

Scott E. Romine	57
Executive Vice President of Jackson, a position assumed in September 2022. Mr. Romine continues to serve as President and Chief Executive Officer of Jackson National Life Distributors LLC, a role assumed in December 2021. Prior to serving in this role, Mr. Romine served as the President of Advisory Solutions for JNLD from February 2018 to December 2021. From August 2016 to February 2018, Mr. Romine held various leadership positions with National Planning Holdings Inc., Jackson's former independent broker dealer network.

Craig D. Smith	55
Executive Vice President of Jackson, a position assumed in September 2022. Mr. Smith continues to serve as President, Chief Executive Officer and Chief Investment Officer of Jackson affiliate, PPM America, Inc., a role assumed in January 2021. Prior to this role, Mr. Smith served as Chief Investment Officer, since 2018. From 2015 to 2018, he served as co-Chief Investment Officer. Mr. Smith is a designated Charter Financial Analyst.

Marcia Wadsten	56
Executive Vice President and Chief Financial Officer of Jackson, a position assumed in February 2021. Ms. Wadsten is also a member of Jackson’s Board of Directors. Ms. Wadsten has been with Jackson for more than 30 years. Prior to her appointment as Chief Financial Officer, Ms. Wadsten served as Senior Vice President, Chief Actuary from June 2016 through February 2021.

*Mr. Myers ceased to be an executive officer as of December 31, 2022, and transitioned to employment as a Senior Advisor on January 1, 2023.
†Mr. Harris resigned from Jackson as of April 25, 2023.

Our Board of Directors

The directors of Jackson National Life Insurance Company, as of December 31, 2022, are as follows:.

Bradley O. Harris† has been a member of the Jackson Board of Directors since December 2015. He earned a bachelor’s degree from the University of Kentucky. Mr. Harris is a Fellow of the Society of Actuaries and member of the American Academy of Actuaries.

Mr. Harris has been Executive Vice President and Chief Risk Officer of Jackson National Life Insurance Company since July 2020. He served as Chief Risk Officer since December 2015. From February 2007 to November 2015, Mr. Harris served as Chief Actuary of Prudential Corporation Asia, responsible for the actuarial functions throughout Prudential’s life insurance operations across 13 markets in Asia. He joined Prudential Corporation Asia in 2007 and served as its Chief Product Officer overseeing product strategy, development and innovation across Asia. Mr. Harris is responsible for leading our risk management strategy and oversight.

†Mr. Harris resigned from Jackson as of April 25, 2023.

Laura Prieskorn, Chair, has been a member of the Jackson Board of Directors since February 2021. Ms. Prieskorn brings to the board her extensive experience and leadership skills, developed from more than three decades of experience at the Company, including development of the Company’s industry-leading operating platform. She earned a bachelor’s degree from Central Michigan University.

Ms. Prieskorn is the Chief Executive Officer and President of Jackson National Life Insurance Company since February 2021. From September 2020 until February 2021, Ms. Prieskorn served as Executive Vice President and Chief Operating Officer, and Chief Operating Officer since April 2019. Ms. Prieskorn joined Jackson in 1988 and has served in numerous leadership roles, including as Senior Vice President and Chief Administration Officer.

Marcia Wadsten has been a member of the Jackson Board of Directors since February 2021. Ms. Wadsten has over 30 years of experience at Jackson. Ms. Wadsten holds a bachelor of science in mathematics from Valparaiso University and a master’s degree in applied mathematics from Purdue University. She is a member of the American Academy of Actuaries.

Ms. Wadsten has been Executive Vice President and Chief Financial Officer of Jackson National Life Insurance Company since February 2021. From 2016 to 2021, she served as Senior Vice President and Chief Actuary. During her career at Jackson, Ms. Wadsten has played a key role in financial modeling, product design, pricing and risk management.

Corporate Governance - Board Composition and Committees

Our Board has three directors. Directors are elected annually and serve for one-year terms and until their successors are elected and qualified, or until their earlier resignation or removal. Vacancies in the board of directors occurring by reason of death, resignation, removal, increase in the number of directors, or otherwise shall be filled by the affirmative vote of a majority of the remaining directors though less than a quorum of the board of directors, unless filled by proper action of the Company’s shareholder. The Board has a regular quarterly meeting cycle and holds special meetings as necessary.

Our Board has four committees, of which Laura Prieskorn serves as the chair of each committee:

•Audit Committee

The Committee assists the Board in meeting its responsibility for the integrity of Jackson’s financial statements, for the effectiveness of the Company’s internal control and risk management systems, and for monitoring the effectiveness and objectivity of the internal and external auditors.

•Compensation Committee

The Committee is accountable to the Board and assists the Board in meeting its responsibilities to review and approve executive officer compensation and any variable incentive or bonus compensation paid to officers of the Company. This Committee also meets once per year to approve insurance company officer compensation as required by the Michigan Insurance Code.

•Retirement Plan Committee

The Committee’s function relates to certain deferred compensation plans that we maintain (the “Covered Plans”). The Covered Plans include (1) the Defined Contribution Retirement Plan (the “401(k) Plan”), (2) the Management

Deferred Income Plan (the “MDIP”), (3) the Very Important Producers’ Deferred Commission Plan (the “VIP Plan”), and (4) the New York Very Important Producers’ Deferred Commission Plan (the “NYVIP Plan”). The Board delegates to the Committee with regard to the Covered Plans’ authority to (a) perform all functions that are described in the “Duties” section and (b) make all decisions and take all actions that it deems necessary in the course of performing those functions. The Board does not delegate to the Committee authority to amend, freeze or terminate any of the Covered Plans.

•Risk Committee

The Committee assists the Board in meeting its responsibilities for overseeing effective management of material financial and non-financial risks, including the investment of assets, the asset liability management program, and compliance with JFI Risk Framework and related JFI and Jackson Risk Policies.

EXECUTIVE COMPENSATION

The following sections discuss our executive compensation programs and compensation provided in 2022 to our named executive officers (“NEOs”). References in these sections to the Compensation Committee refer to the Compensation Committee of the JFI Board, which is responsible for the oversight of JFI’s executive compensation programs, including those programs applicable to the Company.

Compensation Discussion and Analysis

This compensation discussion and analysis provides information about the material elements of compensation provided in 2022 to our NEOs.
Our 2022 NEOs are as follows:

NAME	TITLE
Laura L. Prieskorn	Chief Executive Officer and President and Chair of the Board of Directors
Marcia L. Wadsten	Executive Vice President, Chief Financial Officer and Director
P. Chadwick Myers*	Vice Chair, Jackson Holdings LLC
Craig D. Smith	Executive Vice President, Jackson and President, CEO and Chief Investment Officer, PPM America, Inc.
Scott E. Romine	President and CEO, Jackson National Life Distributors LLC
* Mr. Myers ceased to be an executive officer as of December 31, 2022, and became a Senior
Advisor on January 1, 2023.

Executive Summary
A solid foundation has been established in Jackson Financial Inc.’s (“JFI”) first full year as an independent public company. JFI’s business demonstrated resiliency amid volatile equity market conditions and met its commitments to customers, partners, associates and shareholders. Management performed well and took proactive measures to mitigate the negative impacts of market stresses, protecting our statutory capital and delivering solid financial results. We also made meaningful progress across our business to better position Jackson for future success while further establishing the Company as a leader within the annuities industry.

A few examples of our management team’s strong performance and focused, diligent execution of JFI’s 2022 financial and strategic plans despite a difficult environment include:

Financial and Capital Strength
JFI met or exceeded each of its four key financial targets for the year - capital return to shareholders, holding company liquidity, risk-based capital1 (RBC) ratio, and total financial leverage.

JFI’s full year capital return of $482 million was above the midpoint of the 2022 capital return target range of $425-$525 million.

JFI’s cash and highly liquid securities at the holding company of approximately $675 million at the end of the year were significantly above the targeted minimum liquidity buffer of $250 million.

Jackson maintained a strong capital position, with a risk-based capital1 (RBC) ratio of 544% as of year-end 2022. Total adjusted capital1 was $7.0 billion, which represents a $400 million dollar increase from year-end 2021, despite having remitted $600 million dollars to JFI in early 2022.

JFI maintained a year-end financial leverage ratio of 18.3%, which was better than its long-term targeted range of 20-25% and compares favorably to industry and rating agency expectations.

JFI started 2023 with significant capacity for both continued investment in its business and capital return to shareholders.

Products, Sales, and Service
Our strength in the market has been built on our consistent presence, a compelling retirement value proposition, strong distribution relationships and our award-winning customer service.

We had overall annuity sales of $15.7 billion in 2022. Traditional variable annuity sales for Jackson and the industry were below historical levels, fixed and fixed indexed annuities provided modest incremental new sales and registered index-linked annuities (“RILAs:) were a source of sales growth and distribution expansion, reaching $1.8 billion in our first full year of RILA sales.

We have a strong distribution network within our traditional broker-dealer channels and continued to expand our strong presence in the growing independent registered investment advisors (“RIAs”) channel. We ended 2022 with nearly 1,100 registered investment advisor firm agreements providing access to over 10,400 investment advisor representatives, and we entered three new outsourced insurance desk distribution partnerships, further increasing RIA access to our fee-based annuities.

We were once again recognized by the Service Quality Measurement Group, Inc. with several awards for excellence in contact center service, including Highest Customer Service in the Financial Industry in 2022.

Environmental, Social, and Governance (“ESG”) Initiatives
JFI published its first annual ESG Report in May 2022 with full Sustainability Accounting Standards Board (SASB) disclosures. While ESG has been a focus at Jackson for many years, the report allowed JFI to more clearly articulate how this priority is embedded within the Company’s daily business activities. Through dedicated initiatives we continued our commitment to operate environmentally friendly office buildings, ensure an inclusive workplace, develop a diverse talent pool and give back to our local communities through volunteerism, monetary donations, and Board- and committee-level support.

Human Capital Support
Our success is attributed to the relentless efforts of our talented associates throughout 2022. Associates come to Jackson to work with a market leader, and we are grateful for their dedication to executing against our focused strategy. During 2022, we maintained a commitment to developing and supporting the needs of our workforce. With a goal of providing opportunities for continued growth and development, more than 96% of our associates received professional development training in 2022. Our associates continue to be supported with competitive compensation and a holistic benefits package that is regularly cited by associates, and recognized by independent business periodicals, as being industry leading.

Compensation Philosophy

Our compensation philosophy is designed to align the interests and incentives of our NEOs with those of JFI’s long-term shareholders by linking a substantial portion of each NEO’s compensation to achievement of performance metrics aligned with our strategy and includes the following general principles and objectives:

PAYING FOR PERFORMANCE	The majority of executive compensation is in the form of variable elements that are based on company and individual performance results that drive increases in shareholder value
PROVIDING COMPETITIVE TARGET TOTAL DIRECT COMPENSATION ("TDC") OPPORTUNITIES	We aim to offer competitive compensation that enables us to attract, motivate and retain high-performing executives
ALIGNING EXECUTIVES' INTERESTS WITH SHAREHOLDER INTERESTS	A significant portion of our NEOs’ Target TDC is delivered in the form of stock-based incentives
ENCOURAGING LONG-TERM DECISION-MAKING	JFI’s long-term incentive compensation program includes awards with multi-year overlapping performance or vesting periods
AVOIDING PROBLEMATIC PAY PRACTICES	JFI do not provide excessive perquisites, excessive change-in-control severance pay or excise tax gross-ups, and JFI will not reprice stock options without shareholder approval
REINFORCING STRONG RISK MANAGEMENT	Our compensation program is designed to avoid providing our associates with incentives to take excessive risks
MAINTAINING STRONG GOVERNANCE	Fostered by Jackson Financial Inc. Compensation Committee (“JFI Compensation Committee”) oversight of our executive compensation program, we have a rigorous process in place to review plan design, the setting of financial goals and target TDC levels, and review risk, control and conduct issues, and adjust compensation levels as appropriate
Our Compensation and Governance Practices

WHAT WE DO	WHAT WE DON'T DO
☑ Pay-for-performance compensation philosophy	☒ No hedging or pledging of JFI stock by executive officers or directors
☑ Significant majority of executive compensation in the form of at-risk, performance-based pay	☒ No "single-trigger" or excessive change-of-control severance benefits
☑ Annual incentive program linked to financial and strategic goals including ESG performance	☒ No golden parachute excise tax gross-ups in connection with a change of control
☑ Multi-year vesting and/or performance periods for equity grants; appropriately capped incentive levels	☒ No repricing of options permitted in the Jackson Financial Inc. 2021 Omnibus Incentive Plan ("JFI OIP") without shareholder approval
☑ Multiple performance metrics deter excessive focus on a singular performance goal	☒ No evergreen provision in the JFI OIP
☑ “Clawback” policy for incentive programs in the event of an accounting restatement, breach of law or misconduct during the performance period	☒ No payout of dividend equivalents accrued on equity awards unless and until award vests
☑ Robust stock ownership guidelines
☑ Annual assessment of compensation risks
☑ Limited perquisites
☑ Independent compensation consultant

Role of the JFI Compensation Committee

The JFI Compensation Committee discharges the JFI Board’s responsibilities relating to executive compensation. The JFI Compensation Committee is currently responsible for:
•Establishing and periodically reviewing the company’s general compensation philosophy, strategy and principles, and, in consultation with senior management and taking into account JFI shareholder feedback (including the results of JFI’s Say-on-Pay vote), overseeing the development and implementation of compensation programs in accordance with those principles.
•Annually reviewing and approving corporate goals and objectives relevant to the CEO’s total compensation, evaluating the CEO’s performance and recommending for approval by the independent directors of the JFI Board the CEO’s total compensation level.

•Annually reviewing and approving corporate goals and objectives relevant to the compensation of the other NEOs; with input from the CEO, evaluating the performance of these executive officers; reporting the results to the JFI Board; and reviewing and approving incentive compensation levels for NEOs other than the CEO.
•Reviewing and approving all compensation arrangements for executive officers other than the CEO, including employment, consulting, retirement, severance, and change-in control agreements.
•Reviewing and making recommendations to the JFI Board with respect to JFI’s equity-based compensation programs.
•Reviewing and approving JFI’s annual incentive compensation programs.
•Reviewing and overseeing compliance with JFI’s executive officer stock ownership guidelines, hedging, pledging, and clawback policies.
•Overseeing management’s efforts to ensure the company’s compensation programs do not encourage excessive or inappropriate risk-taking.

The Role of Our CEO

Ms. Prieskorn, as part of her CEO responsibilities, evaluates each other executive officer’s performance and makes recommendations regarding the executive officers’ compensation to the JFI Compensation Committee.

The Role of the JFI Compensation Committee’s Independent Compensation Consultant

In overseeing JFI’s compensation programs, the JFI Compensation Committee develops programs based on its own deliberations and recommendations from management and compensation and benefits consultants, including its independent compensation consultant, Mercer U.S. LLC (“Mercer”). Mercer provides research, analysis, and independent advice on topics such as the compensation of our NEOs, executive compensation trends, and peer companies that may be utilized for comparative purposes. Mercer reports directly to the JFI Compensation Committee, and the JFI Compensation Committee may replace the firm or hire additional consultants or advisors at any time.

At the JFI Compensation Committee’s direction, Mercer attends JFI Compensation Committee meetings, reviews and advises on all materials provided to the JFI Compensation Committee for discussion and approval, and undertakes special projects as assigned.
The JFI Compensation Committee has assessed the independence of Mercer based on the New York Stock Exchange listing standards and applicable SEC rules and regulations and concluded that Mercer’s engagement does not raise any conflicts of interest.

Compensation Peer Group

Prior to setting target compensation levels for our NEOs, the JFI Compensation Committee reviews the base salary, target short-term incentive, target equity-based long-term incentive and TDC of each NEO, and compares these elements of compensation to equivalent positions at a select group of peer companies. This peer group is evaluated by the JFI Compensation Committee on an annual basis taking into account the advice of its independent compensation consultant. The companies in JFI’s peer group were selected after careful consideration of a range of relevant factors including size, industry and those with which JFI competes for executive talent, among other factors. The JFI Compensation Committee considers pay data from the peer group as an important reference point in determining how to continue to provide competitive pay opportunities.
The peer group used for 2022 executive compensation decisions included the following companies:

2022 COMPENSATION PEER GROUP
American Equity Investment Life	Ameriprise Financial	Brighthouse	CNO Financial

Equitable	Genworth Financial	Guardian Life	Lincoln National

Pacific Life	Principal Financial	Unum Group	Voya Financial

Elements of JFI’s Executive Compensation Program

Overview

For 2022, the compensation program for our NEOs consisted of base salary, cash-based short-term annual incentive bonus, long-term incentives and limited perquisites. Collectively, these elements of compensation are designed to further the goals set forth in JFI’s compensation principles and JFI’s pay-for-performance philosophy.

The graphics below present the 2022 pay mix for our CEO and other NEOs, as well as the pay mix for the CEO and other named executive officers in JFI’s peer group.

Below we discuss each element of our executive compensation, the reason for providing each element, and how each element fits into our overall compensation philosophy.

Base Salary

The company provides base salaries that are reflective of the responsibilities of each role while maintaining competitiveness in the markets in which we compete for talent. Consistent with JFI’s pay-for-performance philosophy, base salaries comprise not only the smallest percentage of our NEOs’ total compensation, but also the only fixed pay element. The JFI Compensation Committee annually reviews and, if appropriate, adjusts each NEO’s base salary. For the CEO’s base salary, the JFI Compensation Committee recommends any adjustment to the independent directors of the JFI Board for approval. When determining if a base salary adjustment is warranted, the JFI Compensation Committee considers several factors including:
•Company performance against business objectives;
•changes in individual levels of responsibility;
•individual performance and experience;
•market data regarding similar positions in our peer group and the broader financial sector;
•salaries of similar internal roles;

•knowledge of our unique business and relationships; and
•general economic conditions.

While the JFI Compensation Committee considers the above factors to guide their decisions, it does not rely on them exclusively. The JFI Compensation Committee exercises its business judgment based on a thorough assessment of our NEOs’ compensation levels and their overall alignment with our compensation philosophy and pay strategy.

In February 2022, the JFI Compensation Committee approved the base salary for each NEO, except for Ms. Prieskorn, whose salary was approved by the independent members of the JFI Board. The table below sets forth the annualized base salaries of our currently employed NEOs as of December 31, 2022.

NAME	2022 SALARY (AS OF DECEMBER 31, 2022)
Laura L. Prieskorn	$1,000,000
Marcia L. Wadsten	$800,000
P. Chadwick Myers	$950,000
Craig D. Smith	$525,000
Scott E. Romine	$650,000

Short-Term Incentives for 2022

The annual incentive plan is an important element of NEO compensation. The annual incentive focuses NEOs on the achievement of organizational and individual results within a performance year by providing variable compensation that is determined by performance, measured on a company-wide basis or with respect to one or more business units, divisions or affiliates, and on individual performance. The target performance objectives are intended to balance the need to achieve our financial and strategic goals while setting challenging standards of performance.

Our NEOs participate in the same annual incentive programs as the broader leadership team. Details regarding these annual incentive programs are discussed below.

Jackson Annual Bonus Program

Ms. Prieskorn, Ms. Wadsten, Mr. Romine and Mr. Myers participated in the company’s 2022 Jackson Annual Bonus Program. Participants in the 2022 Jackson Annual Bonus Program are eligible to receive payouts at various thresholds based on achievements of certain performance measures established by the JFI Compensation Committee at the beginning of each fiscal year. The performance measures that were selected and approved by the JFI Compensation Committee were consistent with the performance measures selected in 2021 after the demerger, and included:
•Adjusted Pre-Tax Operating Earnings, which measures profitability;
•Excess Capital Generation, which focuses on building capital to support deleveraging and returning capital to shareholders in the future; and
•Key Strategic Objectives, which encourages the achievement of various business objectives including the implementation of JFI’s strategic plans, product distribution and ESG initiatives. The specific objectives that comprise the key strategic objectives, which is 20% of the 2022 Jackson Annual Bonus Program, are as follows:
Strategy reset
◦Development of JFI’s strategic plan as an independent company
◦Establish and execute Investor Relations and Rating Agency strategies that reinforce a consistent message to the investment community, rating agencies and regulators to inform and successfully engage with these key constituents
Grow distribution partners and channels
◦Expand distribution of RILA, establishing as a core product
◦Increase number of advisors selling more than one product group
◦Grow the number of actively producing advisors
ESG Objectives
◦Environment: Install and operate new solar farm as a renewable energy source and drive operational efficiencies through the utilization of green power strategies to reduce carbon output.

◦Social: Enhance an inclusive and diverse organization achieving key milestones, such as establishing a Diversity and Inclusion (D&I) Value Proposition, promoting associate resource groups and embedding D&I content into education curriculum. Drive our philanthropic efforts and engage our associates to volunteer in our local communities.
◦Governance: Establish new business processes to support timely SEC filings required of a public company

2022 SHORT-TERM INCENTIVE PERFORMANCE MEASURES/PAYOUT LEVEL
Goal	Weighting	Threshold(1) 50%	Target(1) 100%	Maximum(1) 200%
Adjusted Pre-Tax Operating Earnings(2)	40%	$1,894m	$2,367m	$2,840m
Excess Capital Generation(2)	40%	$188m	$688m	$1,188m
Key Strategic Objectives	20%	See description above
(1)If actual performance is below the threshold level for a performance measure, then there will be a 0% payout for such measure. If actual performance for a performance measure is between the threshold and target levels, or between the target and maximum levels, then straight-line interpolation will be used to determine the payout percentage.
(2)Please see the explanation of Non-GAAP Financial Measures in Management’s Discussion and Analysis of Financial Condition and Results of Operations.

2022 Annual Bonus Performance Metric Results

The table below describes the threshold, target, and maximum payout levels for each performance measure, including the actual performance achieved and the payout percentage for each performance measure (including the overall cumulative payout percentage, which is used to determine the ultimate payout against the target annual cash incentive amount for each NEO).

2022 SHORT-TERM INCENTIVE PERFORMANCE METRIC RESULTS
		Threshold(1)	Target(1)	Maximum(1)	Actual	Payout	Weighted
Goal	Weighting	50%	100%	200%	Performance	Percentage	Payout
Adjusted Pre-Tax Operating Earnings(2)	40%	$1,894m	$2,367m	$2,840m	$1,669m	—%	—%
Excess Capital Generation(3)	40%	$188m	$688m	$1,188m	$1,064m	175.0%	70.0%
Key Strategic Objectives(4)	20%	See description above			Target	100.0%	20.0%
Cumulative Payout Percentage							90.0%
(1)     If actual performance is below the threshold level for a performance measure, then there is a 0% payout for such measure. If actual performance for a performance measure is between the threshold and target levels, or the target and maximum levels, then straight-line interpolation is used to determine the payout percentage.
(2)    Please see the explanation of Non-GAAP Financial Measures in Management’s Discussion and Analysis of Financial Condition and Results of Operations.
(3)    Pursuant to the terms of the 2022 Jackson Annual Bonus Program, the JFI Compensation Committee made limited, previously contemplated adjustments to the 2022 Excess Capital Generation results related to specific events that occurred during 2022 including unanticipated negative equity return and favorable interest rate variances as compared to when the goals were initially approved by the JFI Compensation Committee. Please see the explanation of Non-GAAP Financial Measures in Management’s Discussion and Analysis of Financial Condition and Results of Operations for an explanation of how “Excess Capital Generation” is calculated.
(4)    The JFI Compensation Committee determined that management met the Key Strategic Objectives in line with expectations, noting, among other items, that:
- Strategy Reset: The investor relations team and senior management conducted over 60 meetings with over 50 JFI investors, including participation in         several conferences, and the ratings agencies team and senior management conducted 32 formal meetings with ratings agencies.
- Grow Distribution Partners and Channels: RILA product sales increased substantially in 2022, establishing it as a core product for Jackson in just over a year. RILA has contributed to a significant increase in producers who are either new to Jackson or reactivated.
- ESG: The Company’s solar farm project was completed in April 2022, both on time and on budget. Electricity generation with the project significantly exceeds original expectations, generating 35% of the total utility consumption for one of the two main buildings on our headquarters’ campus in the first three quarters of operation.
- ESG: Our Diversity and Inclusion Advisory Council and BRAGs developed an organizational value proposition statement with our associates to further strengthen our inclusive culture. We revamped our “Managing at Jackson Live” education series to demonstrate the importance of inclusion in all we do and to reinforce Jackson’s values.

Annual Bonus Payout Amounts for Fiscal Year 2022

2022 BASE SALARY	X	ANNUAL BONUS TARGET	X	APPROVED PAYOUT PERCENT	=	ANNUAL BONUS AMOUNT
To receive an annual bonus, an NEO must remain employed by the Company through the payment date, except in cases of termination due to death, disability or qualifying retirement (each as defined in the JFI OIP), in which case the NEO will be paid a pro-rated bonus based on the portion of the performance year worked.

The JFI Compensation Committee, in its discretion, may vary individual bonus percentage payouts based on an individual NEO’s performance. For 2022, the JFI Compensation Committee determined that it was appropriate to award a cash bonus based on the full bonus pool funding level of 90% for Ms. Prieskorn, Ms. Wadsten, Mr. Romine and Mr. Myers in consideration of their extraordinary performance in navigating the business through a challenging environment and achieving the JFI’s strategic goals in 2022.

The table below sets forth the 2022 target bonuses and actual bonus amounts earned for each of Ms. Prieskorn, Ms. Wadsten, Mr. Romine and Mr. Myers. The cash bonuses earned by these NEOs are reflected in the “Non-Equity Incentive Compensation” column of our 2022 Summary Compensation Table.

	2022 SHORT-TERM INCENTIVE PROGRAM AWARDS
NAMED EXECUTIVE OFFICER	Target Bonus	Approved Payout Percentage	Actual Bonus Amount
Laura L. Prieskorn	$2,000,000 (200% of Base Salary)	90.0%	$1,800,000
Marcia L. Wadsten	$1,400,000 (175% of Base Salary)	90.0%	$1,260,000
P. Chadwick Myers	$1,662,500 (175% of Base Salary)	90.0%	$1,496,250
Scott E. Romine	$975,000 (150% of Base Salary)	90.0%	$877,500

PPM 2022 Bonus Pool. Mr. Smith participated in the PPM 2022 Bonus Pool (the “PPM Bonus Pool”), approved by the Compensation Committee for PPM associates. In 2022, 90% of the PPM Bonus Pool was funded based on investment criteria delivered for each of PPM’s clients on an assets under management-weighted basis. For some clients, the assessment was based primarily on one- and three-year performance of funds against their respective benchmarks or peer groups; for others, it was a combination of investment performance and other measures, such as purchase spreads or credit losses. Each client also had the opportunity to assess a discretionary element to address issues like client service, compliance, and similar factors. The remaining 10% of the PPM Bonus Pool was funded based on a qualitative assessment of PPM’s achievement of fundamental financial and productivity goals relating to pre-tax net income, basis point costs, and core operating earnings. Based on 2022 performance, the PPM Bonus Pool was funded at 123.1% of the target funding amount. For 2022, Mr. Smith was allocated 117.4% of his target bonus, a figure between the Jackson and PPM pool outcomes, reflecting his transition during the year into additional responsibilities also spanning across Jackson.

	2022 SHORT-TERM INCENTIVE PROGRAM AWARDS
NAMED EXECUTIVE OFFICER	Target Bonus	Approved Payout Percentage	Actual Bonus Amount
Craig D. Smith	$1,312,500 (250% of Base Salary)	117.4%	$1,541,000

Long-Term Incentives for 2022

JFI’s long-term incentive (“LTI”) program is designed to incentivize the delivery of longer-term business goals, sustainable long-term returns for shareholders, and strategic priorities. In line with JFI’s pay-for-performance philosophy, long-term incentive compensation forms a significant part of the compensation package for each of our NEOs. The LTI program also serves as a key tool for attracting and retaining senior-level talent and rewards participants based on longer-term business outcomes to align our NEOs’ interests with the interests of JFI’s shareholders.

Each NEO was granted an award of performance share units (“PSUs”) and restricted share units (“RSUs”) on March 10, 2022 (the “2022 Grant Date”) under JFI’s LTI program. Each NEO’s aggregate target LTI award for 2022 was granted 60% in the form of PSUs and 40% in the form of RSUs. The number of units granted to each NEO was determined by dividing the dollar value of the NEO’s target award by the average closing price of JFI’s common stock for the 10-trading day period immediately prior to the 2022 Grant Date. Any PSUs and RSUs that vest will be settled in shares of JFI’s common stock. To further strengthen the alignment of executives’ interests with those of long-term shareholders, all equity awards are subject to JFI’s Compensation Clawback Policy, stock ownership guidelines and JFI’s Insider Trading Policy.
PSUs. The 2022 PSUs may be earned based on the JFI’s achievement of certain financial performance measures over a three-year performance period commencing on January 1, 2022 and ending on December 31, 2024. PSUs may vest between 0% and 200% of the target award based on the level of achievement of the performance measures. The performance measures used for the PSUs focus on critical financial measures and provide a balance between cash flow generation and return on equity. The performance measures are as follows:
•Generation of Net Cash Flow Available to JFI, which supports facilitation of deleveraging and shareholder capital return; and
•Adjusted Operating Return on Equity (“ROE”), which helps ensure a strong underlying financial performance of the business.
The weighting and the threshold, target, and maximum performance goals for each of the two performance measures are set forth in the following table.

2022-2024 GOALS(1)
Performance Measure	Weighting	Threshold (50% Payout)	Target (100% Payout)	Maximum (200% Payout)
Generation of Net Cash Flow Available to JFI(2)	60%	$2,578m	$4,078m	$5,578m
Adjusted Operating ROE(2)	40%	19.0%	23.8%	28.6%
(1)If performance is below the threshold level for a performance measure, then the payout percentage will be 0% for that measure. If performance is achieved between the threshold and target levels, or between the target and maximum levels, then the payout percentage will be determined by straight-line interpolation.
(2)Please see the explanation of Non-GAAP Financial Measures in Management’s Discussion and Analysis of Financial Condition and Results of Operations.
Any PSUs that become earned based on the achievement of the performance measures will vest on March 10, 2025. The table below sets forth the target number of PSUs granted to each NEO in 2022 under JFI’s LTI program and the value of such PSUs based on the closing price of JFI common stock on the 2022 Grant Date of $39.68.

NEO	PSUs (#)	GRANT DATE FAIR VALUE ($)
Laura L. Prieskorn	93,558	3,712,381
Marcia L. Wadsten	33,742	1,338,883
P. Chadwick Myers	82,630	3,278,758
Craig D. Smith	26,840	1,065,011
Scott E. Romine	24,923	988,945

RSUs. The RSUs granted in 2022 will vest in equal tranches on the first, second and third anniversaries of the 2022 Grant Date. The table below sets forth the number of RSUs granted to each NEO in 2022 under JFI’s LTI program and the value of such RSUs based on closing price of JFI’s common stock on the 2022 Grant Date of $39.68.

NEO	RSUs (#)	GRANT DATE FAIR VALUE ($)
Laura L. Prieskorn	62,372	2,474,921
Marcia L. Wadsten	22,494	892,562
P. Chadwick Myers	55,086	2,185,812
Craig D. Smith	17,893	709,994
Scott E. Romine	16,615	659,283
If JFI declares and pays a cash dividend on its common shares, a dividend equivalent equal to the cash dividend will be credited on then outstanding PSU and RSU awards. That dividend equivalent will be deemed reinvested in additional PSUs or RSUs, as applicable, and will be subject to the same vesting and other terms and conditions as the underlying PSU or RSU awards. A dividend equivalent is not payable unless and until the related PSU or RSU award is paid.
PSUs and RSUs vest subject to an NEO’s continued employment through the vesting date(s). The treatment of outstanding PSU and RSU awards upon an NEO’s termination and/or a change in control of the company is described below in the “Potential Payments Upon Termination or Change in Control” section.
PPM Performance Incentive Award Plan. Mr. Smith participates in the PPM Performance Incentive Award Plan (the “PIA”). The PIA is intended to further align individual compensation to the investment performance delivered to PPM clients. For 2022, Mr. Smith received an award under the PIA with a grant date value of $367,500. PIA awards are notionally invested in shares of PPM mutual funds and fully vest on the third anniversary of the grant date, subject to continued employment through the vesting date. Upon vesting, participants receive a cash payment equal to the value of their notionally invested award as of such vesting date.

The 2019 PIA awards previously granted to Mr. Smith in 2019 vested in April 2022. The cash amount payable under this award ($367,391) is included in the “Non-Equity Incentive Compensation” column of our Summary Compensation Table. The amount was determined based on returns in the PPM Core Plus Fixed Income Fund, PPM High Yield Core Fund, and PPM Small Cap Value Fund (the latter of which no longer exists) managed by PPM during the three-year performance period, which represented a return of 13.0% on the original grant amounts of $325,000 in 2019.

The 2022 PIA award granted to Mr. Smith is reflected in the Grants of Plan-Based Awards for the fiscal year 2022 table and, should Mr. Smith be an NEO for fiscal year 2025, will be reflected in the “Non-Equity Incentive Compensation” column of our 2025 Summary Compensation Table when earned.

Stock Ownership Guidelines

The JFI Compensation Committee oversees stock ownership guidelines applicable to senior executives of JFI. The key terms of the stock ownership guidelines are as follows:

TITLE	REQUIRED HOLDINGS
CEO	7 x annual base salary
Executive Committee members	4 x annual base salary
Senior Vice Presidents (and equivalent)	1 x annual base salary

Each covered executive is required to achieve the applicable stock ownership level within five years after becoming subject to it. For purposes of determining ownership levels, stock held outright, vested stock held in deferred accounts, stock held in retirement accounts, and unvested stock-settled RSUs granted under the JFI OIP are counted. Unvested PSUs do not count toward determining ownership levels. Once an executive has acquired sufficient JFI common stock to meet the share ownership requirement, such number of shares then becomes the executive’s minimum ownership requirement (even if the officer’s salary increases or the fair market value of such shares subsequently changes) unless the executive is promoted to a higher level. If a covered executive fails to meet the guidelines within five years, a mandatory deferral of all or a portion of the executive’s annual bonus payment into RSUs will be applied.

Nonqualified Deferred Compensation Plan

Jackson National Life Insurance Company Management Deferred Income Plan (“MDIP”). All NEOs are eligible to participate in the MDIP, an unfunded, non-qualified deferred compensation plan offered to a select group of management and highly compensated associates. Participation in the MDIP is voluntary and provides participants the opportunity to defer income until a later date. Participants may elect to defer a portion of their salary and/or annual incentive bonus during an open enrollment period prior to the year in which the compensation is earned. Amounts deferred are credited to a bookkeeping account and are always 100% vested. A participant may direct the deemed investment of his or her account among the notional investment options available. A participant may elect to receive payment of deferred amounts upon termination of employment or after a specified calendar year. Payment options include a single lump sum or annual installments not to exceed 25 years.
For more information on the Company’s deferred compensation plans, see the fiscal year 2022 Nonqualified Deferred Compensation table.

Tax Implications

Section 162(m) of the Internal Revenue Code generally limits the deductibility, for federal income tax purposes, of compensation paid to certain executives of publicly held companies to $1 million per person per year. As a publicly held company, JFI is subject to the Section 162(m) compensation deduction limits. However, the JFI Compensation Committee has the ability to authorize compensation payments that are not deductible for federal income tax purposes when the JFI Compensation Committee believes that such payments are appropriate to attract, retain and incentivize executive talent.

Limited Perquisites and Other Benefits

The Company provides limited perquisites to its associates, including the NEOs, to facilitate the performance of their management responsibilities.

We maintain corporate aircraft which are used primarily for business travel by our executive officers to provide the CEO and certain direct reports of the CEO with a secure and private environment in which to work while they travel, and to promote the efficient and effective use of their time. The NEOs and their guests may occasionally use our corporate aircraft for non-business purposes, subject to approval on a case-by-case basis and the availability of planes and crews. Our NEOs incur taxable income, calculated in accordance with the U.S. Department of Transportation Standard Industry Fare Level Rates, for personal use of our corporate aircraft. We do not grant bonuses or other compensation to cover, reimburse, or otherwise “gross-up” any income tax owed for personal travel on our corporate aircraft.

Jackson Financial Inc. Severance Plan

All NEOs are eligible to participate in the Jackson Financial Inc. Severance Plan (“Severance Plan”). The JFI Compensation Committee adopted the Severance Plan, effective as of November 7, 2022, to provide severance benefits to a select group of executives. The CEO’s eligibility to participate in the Severance Plan was approved on November 7, 2022 by the independent directors of the JFI Board.

The Severance Plan provides for a lump sum cash payment to a participant in the event of his or her employment termination by the employing company without Cause or by the participant with Good Reason, each as defined in the Severance Plan. The participant’s receipt of that lump sum cash payment is conditioned upon the participant’s execution and non-revocation of a release of claims in favor of JFI and its direct and indirect subsidiaries and affiliates. The amount of the lump sum cash payment for the NEO group in the event of a qualifying termination under the Severance Plan is calculated as:

•for the CEO, a two times multiple of the “severance compensation basis”; and
•for the other NEOs, a 1.5 multiple of the “severance compensation basis”.

The “severance compensation basis” includes a participant’s annual base salary, target annual bonus for the year of termination and the amount required for 12 months of COBRA continuation coverage. The Severance Plan also provides for the payment of a pro-rated annual bonus for the year in which the termination occurs and, if termination occurs before the annual bonus for the immediately prior year is paid, an earned annual bonus for that prior year. The payments are in addition to payments in respect of accrued rights, which include accrued but unpaid base salary, and benefits provided under the Company’s associate benefit plans upon a termination of employment. In the event of a termination for Cause, the Severance Plan provides for the payment of the accrued rights, but not a lump sum cash payment, a pro-rated annual bonus, or an earned annual bonus.

If the participant holds outstanding LTI awards at termination, those awards are treated in the manner set forth in the relevant plan document and award agreement(s).

Retirement Plans

All NEOs participate in the Jackson National Life Insurance Company Defined Contribution Retirement Plan (“DCRP”), in which all U.S.-based associates are generally eligible to participate. Under the DCRP, a 401(k) plan, associates are permitted to contribute a percentage of their annual eligible compensation, subject to limits imposed by the Internal Revenue Code and the plan. Jackson matches 100% of the first six percent of eligible compensation contributed and may make a discretionary profit-sharing contribution. We do not provide or maintain any defined benefit plans or supplemental executive retirement plans.

Compensation Clawback Policy

JFI maintains a Compensation Clawback Policy, which provides the JFI Compensation Committee the ability to recover long-term and/or short-term incentive compensation from executives, including our NEOs, in the event of fraud, malfeasance and/or a material financial restatement. JFI will seek to recover any incentive compensation where:

•the incentive compensation was predicated on achieving certain financial results that are subsequently the subject of a substantial restatement of JFI’s filed financial statements and the JFI Compensation Committee determines that the executive engaged in intentional misconduct that caused or substantially caused the need for a substantial or material restatement and a lower or no payment or award would have been made or granted to the executive based on the restated financial results; and/or
•the JFI Compensation Committee concludes that the executive engaged in fraud, embezzlement, or a violation of his or her employment agreement including:
◦the violation of the JFI’s Code of Conduct and Business Ethics, or
◦misconduct that either results in or could reasonably be expected to result in material reputational or other harm to JFI.

In addition, the JFI Board intends to update the JFI's executive compensation recoupment provisions as necessary to comply with new NYSE requirements before the rules become effective.

Executive Compensation Tables

Summary Compensation Table

The following Summary Compensation Table and accompanying footnotes present important information regarding compensation for each of our NEOs. Additional information regarding the elements of compensation approved by the JFI Compensation Committee are detailed in the compensation discussion and analysis above.

Name and principal position	Year	Salary ($)[1]	Bonus ($)[2]	Stock Awards ($)[3]	Non-equity incentive plan compensation ($)[4]	Change in pension value and nonqualified deferred compensation earnings ($)[5]	All other compen-sation ($)[6]	Total compen-sation ($)
Laura L. Prieskorn Chief Executive Officer and President	2022	1,000,000	—	6,187,302	1,800,000	33,291	74,120	9,094,713
	2021	768,846	268	5,299,800	8,220,000	42,855	122,406	14,454,175
	2020	469,231	268	1,797,134	824,890	37,705	84,329	3,213,557
Marcia L. Wadsten Executive Vice President, Chief Financial Officer	2022	800,000	—	2,231,444	1,260,000	67,589	36,600	4,395,633
	2021	576,635	3,844	3,368,068	2,959,200	89,783	34,800	7,032,330
	2020	368,846	210	1,557,353	1,132,463	79,228	69,167	3,207,267
P. Chadwick Myers Vice Chair of Jackson Holdings LLC	2022	950,000	—	5,464,571	1,496,250	103,537	124,553	8,138,912
	2021	680,000	266	3,714,804	6,707,500	142,548	68,975	11,314,093
	2020	680,000	4,502,054	6,045,814	—	114,702	352,677	11,695,247
Craig D. Smith, Executive Vice President, Jackson and President Chief Executive Officer and Chief Investment Officer, PPM	2022	525,000	—	1,775,005	1,908,391	—	36,600	4,244,997
Scott E. Romine President of Jackson National Life Distributors LLC	2022	650,000	1,648	1,648,228	877,500	5,780	36,600	3,219,756
	2021	358,654	247	1,579,847	1,435,500	6,507	34,800	3,415,555
1.Amounts reported in this column reflect the actual amount of base salary paid to each NEO in that year.

2.The amount in this column for 2022 consists of an anniversary bonus of $1,648 for Mr. Romine.

3.Amounts in this column reflect the aggregate grant date fair value of stock awards granted in the applicable year calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“FASB ASC Topic
718”).

The amounts included in this column for PSUs granted in 2022 under JFI’s LTI program are calculated based on the achievement of the performance goals at target levels for such awards. If the highest level of performance is achieved, and using the grant date share price of $39.68, the maximum value for these PSUs are:

Laura L. Prieskorn	Marcia L. Wadsten	P. Chadwick Myers	Craig D. Smith	Scott E. Romine
$7,424,762	$2,677,766	$6,557,516	$2,130,022	$1,977,890
4.Amounts reported in this column reflect the amounts paid under the company’s annual cash incentive plans for the 2022 performance year. More information regarding the terms of the annual cash incentive awards is summarized under “Compensation Discussion and Analysis — Short-Term Incentives for 2022”. The amount reported for Mr. Smith reflects the amount paid under the PPM Bonus Pool ($1,541,000) and the payout of his 2019 PIA Award ($367,391) which vested on April 1, 2022.
5.For amounts deferred under the MDIP, one of the deemed investment options provided a fixed return of 3.75% from January 1, 2022 to December 31, 2022. The amounts shown in this column reflect the above-market earnings, meaning the portion of the interest earned during 2022 that exceeded the interest that would have been earned at an interest rate of 2.18%, from January 1, 2022 to December 31, 2022, which was 120% of the applicable federal long-term rate during the period.

6.The following table reflects 2022 amounts included as “All Other Compensation” for each NEO.

	401(k) Company Contribution	Personal Use of Corporate JetA	Total Other Compensation
Laura L. Prieskorn	36,600	37,520	74,120
Marcia L. Wadsten	36,600		36,600
P. Chadwick Myers	36,600	87,953	124,553
Craig D. Smith	36,600		36,600
Scott E. Romine	36,600		36,600
(A)We determined the aggregate incremental cost of the personal use of our corporate aircraft to include trip fuel expenses, maintenance labor and parts, landing fees, trip catering and crew expenses. Fuel, landing fees and catering are specific to the trip. Maintenance labor and parts are industry average and aircraft specific for each hour of operation. Crew expenses are based on a daily per diem. Because our aircraft is used primarily for business travel, this methodology excludes fixed costs that do not change based on usage such as the salaries, benefits, and training of pilots and crew, purchase or lease costs of aircraft and other fixed costs.

Grants of Plan-Based Awards for Fiscal Year 2022
The following table provides information concerning awards granted to the NEOs in the last fiscal year pursuant to the Jackson Annual Bonus Program, the PPM Bonus Pool, the PPM PIA and the JFI OIP. Fractional shares have been rounded to the nearest whole share for purposes of this filing.

			ESTIMATED FUTURE PAYOUTS UNDER NON-EQUITY INCENTIVE PLAN AWARDS			ESTIMATED FUTURE PAYOUTS UNDER EQUITY INCENTIVE PLAN AWARDS			ALL OTHER STOCK AWARDS: NUMBER OF SHARES OF STOCK OR UNITS (#)	GRANT DATE FAIR VALUE OF STOCK AWARDS ($)(2)
AWARD	GRANT DATE(1)	APPROVAL DATE(1)	THRESHOLD ($)	TARGET ($)	MAXIMUM ($)	THRESHOLD (#)	TARGET (#)	MAXIMUM (#)
Laura L. Prieskorn
Jackson Annual Bonus Program(3)			1,000,000	2,000,000	4,000,000
LTI RSUs(4)	3/10/2022	2/25/2022							62,372	2,474,921
LTI PSUs(5)	3/10/2022	2/25/2022				46,779	93,558	187,116		3,712,381
Marcia L. Wadsten
Jackson Annual Bonus Program(3)			700,000	1,400,000	2,800,000
LTI RSUs(4)	3/10/2022	2/24/2022							22,494	892,562
LTI PSUs(5)	3/10/2022	2/24/2022				16,871	33,742	67,484		1,338,883
P. Chadwick Myers
Jackson Annual Bonus Program(3)			831,250	1,662,500	3,325,000
LTI RSUs(4)	3/10/2022	2/24/2022							55,086	2,185,812
LTI PSUs(5)	3/10/2022	2/24/2022				41,315	82,630	165,260		3,278,758
Craig D. Smith
PPM Bonus Pool(6)				1,312,500
PPM PIA(6)				367,500
LTI RSUs(4)	3/10/2022	2/24/2022							17,893	709,994
LTI PSUs(5)	3/10/2022	2/24/2022				13,420	26,840	53,680		1,065,011
Scott E. Romine
Jackson Annual Bonus Program(3)			487,500	975,000	1,950,000
LTI RSUs(4)	3/10/2022	2/24/2022							16,615	659,283
LTI PSUs(5)	3/10/2022	2/24/2022				12,462	24,923	49,846		988,945
(1)The 2022 LTI awards of PSUs and RSUs under the JFI OIP for Ms. Prieskorn were approved by the JFI Board on February 25, 2022 with a grant date of March 10, 2022. The JFI Compensation Committee approved the awards for the remaining NEOs on February 24, 2022 with a grant date of March 10, 2022.
(2)The amounts in this column represent the aggregate grant date fair value of all equity-based awards granted to the NEOs in 2022 in accordance with ASC 718. The JFI stock price used to calculate the grant date fair value for PSU and RSU awards made on March 10, 2022 was $39.68.

(3)These amounts reflect the payout levels for the NEOs under the Jackson Annual Bonus Program based on the potential achievement of certain performance goals as discussed above in “Compensation Discussion and Analysis — Short-Term Incentives for 2022 — Jackson Annual Bonus Program.” For the actual amounts paid to the NEOs pursuant to the Jackson Annual Bonus Program, see the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table above.
(4)RSUs granted under the JFI OIP pursuant to JFI’s LTI program in 2022 will vest in three equal tranches on the first, second and third anniversaries of the grant date subject to each participant’s continued employment through the applicable vesting date. The number of shares of JFI common stock received on settlement will be increased by an additional number of shares to reflect the dividends that would have been payable during the vesting period.
(5)PSUs granted under the JFI OIP pursuant to JFI’s LTI program in 2022 will vest on March 10, 2025, after completion of the three-year performance period from January 1, 2022 to December 31, 2024, based on achievement of the performance goals described above in “Compensation Discussion and Analysis — Long-Term Incentives for 2022” and subject to each participant’s continued employment through the vesting date. PSUs may vest between 0% and 200% of the target award based on the achievement of the performance measures. If performance is below the threshold level for a performance measure, then the payout percentage will be 0% for that measure. If performance is achieved between the threshold and target levels, or between the target and maximum levels, then the payout percentage will be determined by straight-line interpolation between the applicable levels. The number of shares of JFI common stock received on settlement will be increased by an additional number of shares to reflect the dividends that would have been payable during the vesting period.
(6)For awards made under the PPM Bonus Pool and the PPM PIA, there are no thresholds or maximums. Awards under the PPM PIA are notionally invested in shares of PPM mutual funds, and fully vest on the third anniversary of the grant date, subject to continued employment through the vesting date. Upon vesting, the recipient will receive a cash payment equal to the value of their notionally invested award as of such vesting date.

Outstanding Equity Awards at Fiscal Year End 2022

The following table sets forth outstanding equity grants for each NEO as of December 31, 2022, including grants from 2020, 2021 and 2022.

	STOCK AWARDS
	NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED(1)	MARKET VALUE OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED(2)	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED(1)	EQUITY INCENTIVE PLAN AWARDS: MARKET OR PAYOUT VALUE OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED (2)
NAME	(#)	($)	(#)	($)
Laura L. Prieskorn
2020 Converted PSUs(3)			75,119	2,613,390
2020 Converted Retention Award(4)	57,902	2,014,411
2021 Annual LTI PSU Award(5)			77,842	2,708,123
2021 Annual LTI RSU Award(6)	33,475	1,164,595
2021 Founders Award(7)	39,228	1,364,742
2022 Annual LTI PSU Award(10)			99,806	3,472,251
2022 Annual LTI RSU Award(11)	64,380	2,239,780
Marcia L. Wadsten
2020 Converted PSUs(3)			68,286	2,375,670
2020 Converted Retention Award(4)	47,770	1,661,918
2021 Annual LTI PSU Award(5)			48,651	1,692,568
2021 Annual LTI RSU Award(6)	20,922	727,876
2021 Founders Award(7)	24,517	852,946
2022 Annual LTI PSU Award(10)			35,995	1,252,266
2022 Annual LTI RSU Award(11)	23,218	807,754
P. Chadwick Myers
2020 Converted PSUs(3)			245,850	8,553,122
2020 Converted Retention Award(4)	199,968	6,956,887
2021 Annual LTI PSU Award(5)			87,572	3,046,630
2021 Annual LTI RSU Award(6)	37,660	1,310,191
2022 Annual LTI PSU Award(10)			88,148	3,066,669
2022 Annual LTI RSU Award(11)	56,860	1,978,159
Craig D. Smith
2020 Converted PSUs(3)			66,582	2,316,388
2021 Annual LTI PSU Award(5)			31,623	1,100,164
2021 Annual LTI RSU Award(6)	13,597	473,040
2022 Annual LTI PSU Award(10)			28,632	996,107

	STOCK AWARDS
	NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED(1)	MARKET VALUE OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED(2)	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED(1)	EQUITY INCENTIVE PLAN AWARDS: MARKET OR PAYOUT VALUE OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED (2)
NAME	(#)	($)	(#)	($)
2022 Annual LTI RSU Award(11)	18,467	642,467
Scott E. Romine
2020 Converted PSUs(3)			47,799	1,662,927
2021 Annual LTI PSU Award(5)			17,027	592,369
2021 Annual LTI RSU Award(6)	7,341	255,393
2021 Annual LTI PSU Award – December(8)			13,227	460,167
2021 Annual LTI RSU Award – December(9)	5,703	198,407
2022 Annual LTI PSU Award(10)			26,587	924,962
2022 Annual LTI RSU Award(11)	17,193	598,144
(1)The amounts in these columns represent the number of outstanding PSUs and RSUs, including dividend equivalents credited as of December 31, 2022..
(2)The values in these columns were calculated by multiplying the number of RSUs/PSUs outstanding as of December 31, 2022 by $34.79, the closing price of JFI's common stock on December 31, 2022.
(3)The amounts in these rows reflect Converted PLTIP Awards (as defined below) denominated in PSUs which were originally granted on April 9, 2020. The performance period was January 1, 2020 through December 31, 2022. They were earned, based on achievement of performance conditions during the performance period, and vested on April 9, 2023. All 2020 Converted PLTIP PSUs are shown based on the number of PSUs outstanding on December 31, 2022, multiplied by the applicable vesting percentage based on the actual achievement of the performance conditions).
(4)The amounts in these rows reflect Converted RSP Awards (as defined below) denominated in RSUs which were originally granted on April 9, 2020. These will vest on April 9, 2023.
(5)The amounts in these rows reflect PSUs which were granted on October 4, 2021 under JFI's LTI program. The performance period is January 1, 2021 through December 31, 2023 with a vesting date of April 4, 2024. The number of PSUs shown is based on achievement at the target performance level as the performance for these PSUs exceeded the threshold performance level through December 31, 2022. However, the amount of these awards that are paid out, if any, will depend on the actual performance over the full performance period.
(6)The amounts in these rows reflect RSUs which were granted on October 4, 2021 under JFI’s LTI program. The remaining unvested share units will vest in equal tranches on October 4, 2023 and April 4, 2024.
(7)The amounts in these rows reflect RSUs which were granted on October 4, 2021. The remaining unvested share units will vest on October 4, 2023.
(8)The amounts in these rows reflect PSUs which were granted on December 27, 2021. The performance period is January 1, 2021 through December 31, 2023 with a vesting date of June 27, 2024. The number of PSUs shown is based on achievement at the target performance level as the performance for these PSUs exceeded the threshold performance level through December 31, 2022. However, the amount of these awards that are paid out, if any, will depend on the actual performance over the full performance period.
(9)The amounts in these rows reflect RSUs which were granted on December 27, 2021. The remaining unvested share units will vest in equal tranches on December 27, 2023 and June 27, 2024.
(10)The amounts in these rows reflect PSUs which were granted March 10, 2022 under JFI’s LTI program. The performance period is January 1, 2022 through December 31, 2024 with a vesting date of March 10, 2025. The number of PSUs shown is based on achievement at the target performance level as the performance for these PSUs exceeded the threshold performance level through December 31, 2022. However, the amount of these awards that are paid out, if any, will depend on the actual performance over the full performance period.
(11)The amounts in these rows reflect RSUs which were granted on March 10, 2022 under JFI’s LTI program. These will vest in equal tranches on March 10, 2023, March 10, 2024 and March 10, 2025.

Converted Prudential Equity Awards

In connection with the demerger, equity awards held by certain of our NEOs, which were granted by Prudential prior to 2021, were converted to equity awards denominated in JFI common stock as described below. The converted awards were granted under the JFI OIP.

Converted Prudential Long-Term Incentive Plan (“PLTIP”) Awards. Each of Ms. Prieskorn, Ms. Wadsten, Mr. Myers, Mr. Smith and Mr. Romine held unvested equity awards under the Prudential Long-Term Incentive Plan prior to the demerger. On October 4, 2021, these unvested PLTIP equity awards were converted to equity awards denominated in JFI’s common stock (the “Converted PLTIP Awards”). For additional detail on the number of Converted PLTIP Awards held by our NEOs as of December 31, 2022, see the “Outstanding Equity Awards at Fiscal Year End 2022” table.

The Converted PLTIP Awards are subject to the same terms and conditions that applied to the awards pre-conversion, except that (i) the performance metrics were revised to reflect JFI’s new status as a standalone, public company; and (ii) the JFI

Compensation Committee approved that 25% of the awards will be settled in cash rather than settled in shares to mitigate the dilution impact to shareholders for maintaining these awards with JFI post-demerger. The table below shows the revised metrics.

2020 CONVERTED PLTIP AWARDS(1)
	PERCENT OF NEO’s TARGET PAYOUT
PERFORMANCE METRICS	Laura L. Prieskorn	Marcia L. Wadsten	P. Chadwick Myers	Craig D. Smith	Scott E. Romine
Pre-Tax Adjusted Operating Earnings(2)	80%	50%	80%	80%	80%
Prudential IFRS Operating Profit(2)(3)	—	30%	—	—	—
Sustainability “scorecard” metrics(2)(3)(4)	20%	20%	20%	20%	20%
Total	100%	100%	100%	100%	100%
(1)The Converted PLTIP Awards were granted on April 9, 2020, with a performance measurement period of January 1, 2020, through December 31, 2022. On February 13, 2023, the Compensation Committee certified the achievement of the performance conditions for the 2020 Converted PLTIP Awards. These awards will vest on April 9, 2023, subject to the NEO’s continued employment. All NEOs meet the “qualifying retirement” criteria for the Converted PLTIP Awards, meaning their awards will vest on April 9, 2023 (prorated as applicable, for termination prior to completion of the full vesting period), even if they are not employed by the Company as of such date. Pre-Tax Adjusted Operating Earnings metrics reflect equivalent of original International Financial Reporting Standards ("IFRS")-based goals, converted to GAAP basis.
(2)For the reconciliation of non-GAAP measures to the most comparable U.S. GAAP measure, please see the explanation of Non-GAAP Financial Measures in [Management’s Discussion and Analysis].
(3)Prudential's IFRS-based Operating Profit metric and sustainability “scorecard” outcomes were determined based on performance achieved as of December 31, 2020. Thus, the percentage attributable to these metrics no longer is variable and, subject to vesting upon a final determination of the JFI Compensation Committee in the first quarter of 2023 and the JFI stock price at that time, will determine the final value of the award.
(4)Scorecard metrics for the 2020 Converted PLTIP Awards include Prudential ECap generation, Prudential local capital summation method ("LCSM") capital generation, conduct and diversity, each with a 5% weighting.

Converted Prudential Restricted Stock Plan Awards. Each of Ms. Prieskorn, Ms. Wadsten, and Mr. Myers held unvested equity awards under the Prudential Restricted Stock Plan (“RSP”) prior to the demerger. On October 4, 2021, those unvested equity awards were converted to equity awards denominated in JFI’s common stock (the “Converted RSP Awards”). More information regarding the conversion methodology for these awards can be found in the “Converted Prudential Equity Awards” section of our 2022 Proxy Statement. For additional detail on the number of Converted RSP Awards held by our NEOs as of December 31, 2022, see the Outstanding Equity Awards at Fiscal Year End 2022 table.
The Converted RSP Awards are subject to the same terms and conditions as applied to the awards pre-conversion, except that the Compensation Committee approved that 25% of the awards will be settled in cash rather than shares to mitigate the dilution impact to JFI shareholders for maintaining these awards with JFI post-demerger. The Converted RSP Awards will vest 100% on April 9, 2023, subject to an NEO’s continued employment through such date. Ms. Prieskorn, Ms. Wadsten and Mr. Myers meet the “qualifying retirement” criteria for the Converted RSP Awards, meaning their awards will vest on April 9, 2023, even if they are not employed by the Company as of such date.
For more information on the Converted PLTIP Awards and the Converted RSP Awards, including how they are treated upon a termination of the NEO’s employment and/or a change in control of the company, see the Potential Payments Upon Termination or Change in Control and Outstanding Equity Awards at Fiscal Year End 2022 tables.
Award achievement for the 2020 Converted PLTIP Awards. Each of the NEOs hold a 2020 Converted PLTIP Award. The three-year performance measurement period for these awards, which was set by Prudential, ended December 31, 2022. Please refer to the table above, “2020 Converted PLTIP Awards”, for the weightings applicable for each of the performance measures.
In determining the proportion of the 2020 award that would vest, the JFI Compensation Committee considered actual financial results against performance targets for Pre-Tax Adjusted Operating Earnings. The results of the Prudential IFRS Operating Profit metric and Sustainability Scorecard measures, which includes Prudential ECap generation, Prudential local capital summation method ("LCSM") operating capital generation, conduct, and diversity, were locked as of December 31, 2020, based on Prudential’s assessment of results. The performance achieved with respect to these 2020 Converted PLTIP Awards is described below.
Pre-Tax Adjusted Operating Earnings performance. Under the Pre-Tax Adjusted Operating Earnings measure, 20% of this element of the 2020 award vests for meeting the applicable threshold performance goal that was set by Prudential at the start of the performance period, increasing to 100% vesting for performance at or above the maximum level. The following table illustrates the cumulative performance achieved from January 1, 2020 to December 31, 2022:

PRE-TAX ADJUSTED OPERATING EARNINGS
2020-22 ADJUSTED CUMULATIVE TARGETS			2020-22 CUMULATIVE ACHIEVEMENT ($m)	VESTING UNDER THE PRE- TAX ADJUSTED OPERATING EARNINGS ELEMENT
Threshold ($m)	Target ($m)	Maximum ($m)
$4,795	$5,327	$5,860	$6,424	100%
Sustainability scorecard performance. Sustainability scorecard measures included Prudential LCSM Operating Capital Generation, Prudential ECap generation, conduct, and diversity, as further described below.
•Capital measure — Prudential LCSM Operating Capital Generation. Under this measure, 20% of this element of the award vests for achieving threshold (90% of target), 80% vests for achieving 100% of target and 100% vests for achieving 110% of target. The vesting outcome was based on Prudential’s interim performance assessment of this measure as of December 31, 2020 for the performance period of January 1, 2020 through December 31, 2020 and was above the stretch target, resulting in a 100% vesting outcome on this element.

•Capital measure — Prudential internal ECap operating capital generation. Under the Prudential ECap operating capital generation measure, 20% of this element of the award vests for achieving threshold (90% of target), 80% vests for achieving 100% of target and 100% vests for achieving 110% of target. The cumulative Prudential ECap operating capital generation was above the stretch target in the period through December 31, 2020, resulting in a 100% vesting outcome on this element. This vesting outcome was based on Prudential’s interim performance assessment of this measure as of December 31, 2020 for the performance period of January 1, 2020 through December 31, 2020.

•Conduct assessment. Under the conduct measure, 20% of this element of the award vests for partial achievement of Prudential’s expectations, increasing to full vesting for complete achievement of Prudential’s expectations. For the period up through the date of Prudential’s assessment of this measure (July 5, 2021) there were no significant capital add-ons or material fines in connection with breaches during the performance period, which resulted in a vesting outcome of 100% on this element.

•Diversity assessment. For the diversity assessment, it was determined that the vesting outcome of this measure for the January 1, 2020 through December 31, 2022 performance period would mirror the percentage that was achieved through December 31, 2020 for the performance period of January 1, 2018 through December 31, 2020. The vesting profile for this element was based on the outcome of four equally weighted measures out of a total score of 16 (each measure receives a score of 0 to 4). These measures were based on a combination of qualitative statements with quantitative indicators that are aligned to Jackson’s broadening and evolving Diversity and Inclusion initiatives. Based on results through December 31, 2020, a score of 14 out of a possible 16 points was received, or 87.5% for this element.
On February 13, 2023, the JFI Compensation Committee certified the achievement of the performance for the 2020 Converted PLTIP Awards at 99.4%. These awards will vest on April 9, 2023, the third anniversary of the grant date.

Option Exercises and Stock Vested

The following table summarizes the value received from stock awards that vested during 2022.

	STOCK AWARDS(1)
NAME	NUMBER OF SHARES ACQUIRED ON VESTING (#)	VALUE REALIZED ON VESTING ($)(2)
Laura L. Prieskorn	113,989	4,164,430
Marcia L. Wadsten	73,106	2,662,814
P. Chadwick Myers	195,661	8,138,264
Craig D. Smith	55,309	2,278,192
Scott E. Romine	42,129	1,721,008
(1)Includes dividend equivalents equal to dividends paid throughout the vesting period on the underlying RSU and PSU awards. The amount also reflects share units withheld on December 19, 2022 to cover employment taxes due on unvested grants of RSUs to comply with IRC tax-withholding regulations that apply to equity grants with qualifying retirement vesting provisions.
(2)Amounts reported represent the total pre-tax value realized upon vesting, calculated as share units vested times the closing price of JFI's common stock on the applicable vesting date (or the last NYSE trading day prior to the date vested).

Fiscal Year 2022 Nonqualified Deferred Compensation Plan

The following table provides information on deferrals made by our NEOs in 2022, as well as their aggregate plan balances in the MDIP. We do not make company contributions to the MDIP.

NAME	EXECUTIVE CONTRIBUTIONS IN LAST FISCAL YEAR ($)	AGGREGATE EARNINGS IN LAST FISCAL YEAR(1) ($)	AGGREGATE WITHDRAWALS/ DISTRIBUTIONS ($)	AGGREGATE BALANCE AT LAST FISCAL YEAR END(2) ($)
Laura L. Prieskorn	—	77,681	—	2,113,907
Marcia L. Wadsten	—	(902,162)	299,974	8,568,370
P. Chadwick Myers	—	429,720	—	7,202,843
Craig D. Smith	—	—	—	—
Scott E. Romine	—	3,190	—	376,863
(1)The amounts included in this column include the amounts reported in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column in the “Summary Compensation Table.”
(2)The following amounts included in the Aggregate Balance at Last Fiscal Year End column were reported as compensation in the “Summary Compensation Table” in prior years: Ms. Prieskorn - $42,855, Ms. Wadsten - $89,783, Mr. Myers - $257,250, Mr. Smith - $0, Mr. Romine - $6,507.

Potential Payments Upon Termination or Change in Control

The following table shows the estimated potential payments to each NEO as if the NEO’s employment had been terminated or a qualifying change in control had occurred as of December 31, 2022. These estimated benefits are provided under the terms of the Severance Plan and the incentive plans as described below. The actual amounts that would be paid to any NEO can only be determined at the time of an actual termination of employment or change in control and would vary from those listed below. The estimated amounts listed below are in addition to the amounts listed above in the “Fiscal Year 2022 Nonqualified Deferred Compensation Plan” table, as well as any retirement, welfare and other benefits that are available to our salaried associates generally.

	BASELINE CASH SEVERANCE(1)	PAYMENT OF ACCRUED BONUS	UNVESTED STOCK AWARDS		TOTAL
NAME	($)	($)(2)	($)(3)		($)
Laura L. Prieskorn
Death	—	1,800,000	15,187,591	(4)	16,987,591
Disability	—	1,800,000	15,187,591	(5)	16,987,591
Involuntary Termination w/o Cause	6,046,192	1,800,000	10,949,508	(6)	18,795,700
Resignation for Good Reason	6,046,192	1,800,000	10,949,508	(7)	18,795,700
Qualifying Change in Control	—	—	15,187,591	(8)	15,187,591
Qualifying Retirement	—	1,800,000	10,949,508	(9)	12,749,508
Marcia L. Wadsten
Death	—	1,260,000	9,035,459	(4)	10,295,459
Disability	—	1,260,000	9,035,459	(5)	10,295,459
Involuntary Termination w/o Cause	3,322,378	1,260,000	5,333,455	(6)	9,915,833
Resignation for Good Reason	3,322,378	1,260,000	5,333,455	(7)	9,915,833
Qualifying Change in Control	—	—	9,035,459	(8)	9,035,459
Qualifying Retirement	—	1,260,000	9,035,459	(9)	10,295,459
P. Chadwick Myers (10)
Death	—	1,496,250	23,614,904	(4)	25,111,154
Disability	—	1,496,250	23,614,904	(5)	25,111,154
Involuntary Termination w/o Cause	3,950,843	1,496,250	9,401,659	(6)	14,848,752
Resignation for Good Reason	3,950,843	1,496,250	9,401,659	(7)	14,848,752
Qualifying Change in Control	—	—	23,614,904	(8)	23,614,904
Qualifying Retirement	—	1,496,250	23,614,904	(9)	25,111,154
Craig D. Smith
Death	—	2,347,651	5,347,984	(4)	7,695,635
Disability	—	2,347,651	5,347,984	(5)	7,695,635
Involuntary Termination w/o Cause	2,790,894	1,615,688	3,211,809	(6)	7,618,390
Resignation for Good Reason	2,790,894	1,615,688	3,211,809	(7)	7,618,390
Qualifying Change in Control	—	731,963	5,347,984	(8)	6,079,947
Qualifying Retirement	—	2,347,651	5,347,984	(9)	7,695,635
Scott E. Romine
Death	—	877,500	4,563,019	(4)	5,440,519
Disability	—	877,500	4,563,019	(5)	5,440,519
Involuntary Termination w/o Cause	2,472,801	877,500	3,029,476	(6)	6,379,777
Resignation for Good Reason	2,472,801	877,500	3,029,476	(7)	6,379,777
Qualifying Change in Control	—	—	4,563,019	(8)	4,563,019
Qualifying Retirement	—	877,500	4,563,019	(9)	5,440,519
(1)Represents the lump sum severance payment that the NEO would receive under the Severance Plan as a result of the indicated triggering event occurring on December 31, 2022, subject to the NEO executing and not revoking a release of claims in favor of the company. A Disability for purposes of the

Severance Plan means a “disability” as approved by the company’s long term disability insurance carrier; provided that in the case of any amount paid under the Severance Plan that is subject to Internal Revenue Code Section 409A, Disability shall have the meaning set forth therein.
(2)Represents accrued cash payments that would be earned by each NEO under the Severance Plan as a result of the indicated triggering event, except for death, occurring on December 31, 2022, which amounts are equivalent to the funded amounts based on the final results of the company's key performance indicators for the 2022 Jackson Annual Bonus Program. Upon death, the NEO would receive the target value of their 2022 annual bonus. For Mr. Smith, except in the case of an Involuntary Termination w/o Cause or Resignation for Good Reason, also includes the value of the accelerated vesting of the outstanding awards granted in 2020 and 2021 under the PIA (the PIA award granted in 2022 would be forfeited), assuming a triggering event on December 31, 2022.
(3)The value of the lapse of the service vesting condition for unvested equity awards is calculated by multiplying the estimated number of PSUs and RSUs for which the service vesting is accelerated by the closing market price of JFI shares on December 31, 2022, which was $34.79. See “Termination Provisions” for a description of the treatment of each of JFI’s outstanding equity awards in each termination scenario and see the footnotes below for a description of how JFI determined the estimated number of vested performance-based awards included in this column in each termination scenario.
(4)For the 2021 and 2022 LTI PSUs, the values at death are based upon target performance levels. For the 2020 Converted PLTIP awards, the values at death are based on the actual value of the PSUs earned for the 2020-2022 performance period.
(5)For the 2021 and 2022 LTI PSUs, the values for disability reflect achievement of the target performance level over the entire performance period (which assumption is based on performance through December 31, 2022). For the 2020 Converted PLTIP awards, values for disability are based on the actual value of the PSUs earned for the 2020-2022 performance period.
(6)All current NEOs meet the age and service requirements to be eligible for qualifying retirement for the awards granted under JFI’s LTI program. Therefore, in the event of an involuntary termination without cause, the severance trigger for the 2021 and 2022 LTI awards would be treated as a qualifying retirement under the JFI OIP (which permits the NEO to receive the full amount of the award over the full vesting period rather than pro-rata vesting upon a typical termination without cause). Under the JFI LTI program, the six-month minimum service requirement usually applicable for vesting of awards upon qualifying retirements is waived in the event of the involuntary termination without cause of an individual who meets the criteria for a qualifying retirement. Values for the 2021 and 2022 LTI PSUs in this row reflect achievement of the target performance level over the full performance period (which assumption is based on performance through December 31, 2022).
(7)The 2021 and 2022 LTI awards would be treated as a qualifying retirement under the JFI OIP (which permits the NEO to receive the full amount of the award over the full vesting period rather than pro-rata vesting upon a typical resignation for “good reason"). The PSUs are valued based on achievement of the target performance level (which assumption is based on performance through December 31, 2022).
Although there is not a concept of a resignation for “good reason” in the Converted PLTIP awards, a resignation by a retirement-eligible associate under the PLTIP may qualify as a qualifying retirement — see footnote (9) below, for the amount to be received by the NEOs in such circumstance.
(8)While JFI does not have a change-in-control plan, the values reported are with respect to the accelerated vesting of outstanding unvested equity awards in the event of a qualifying change in control as defined in the JFI OIP and assume that the awards are not assumed by the successor company in the change in control and that no substitute awards were granted. If the awards are assumed by the successor company and/or substitute awards are granted, no accelerated service vesting would occur, except in the case of the Founders Awards, which will immediately vest in full upon the occurrence of a change in control.
(9)In the event of a retirement initiated by the NEO, the 2021 and 2022 LTI awards would vest as the minimum requirement of six months of service had elapsed between the grant dates of the LTI awards and December 31, 2022.
All NEOs other than Ms. Prieskorn met the “qualifying retirement” criteria for the converted awards as of December 31, 2022. The amounts shown in this row assume that JFI approved these NEOs’ retirement for the converted awards. For the 2020 Converted PLTIP awards, amounts shown in this column include the actual value of the PSUs earned for the 2020-2022 performance period.
(10)Mr. Myers was an executive officer of the company as of December 31, 2022, and therefore the amounts in this table show the estimated potential payments to Mr. Myers as if his employment had been terminated or a qualifying change in control had occurred as of December 31, 2022. However, as previously disclosed by JFI, Mr. Myers ceased to be an executive officer as of December 31, 2022, and on January 1, 2023, transitioned to employment as Senior Advisor. Pursuant to a letter agreement entered into between Jackson National Life Insurance Company and Mr. Myers on December 29, 2022, Mr. Myers will receive a monthly salary of $80,000 for his service as a Senior Advisor. He did not receive any severance benefits in connection with the transition.

Termination Provisions

RSUs and PSUs granted under the JFI OIP. Upon the termination of an NEO’s employment by the company for Cause (as defined in the JFI OIP), unvested RSUs and PSUs granted under the JFI OIP will be immediately forfeited and canceled. In general, the RSU and PSU award agreements issued under the JFI OIP provide for the following acceleration or continuation of vesting upon a termination of an NEO’s employment:
•RSUs: Upon an NEO’s death or termination of employment due to Disability (as defined in the JFI OIP), all RSUs that are unvested will immediately vest. Upon the termination of an NEO’s employment by the company without Cause or by the NEO for Good Reason (as defined in the JFI OIP), a pro rata portion of the number of RSUs scheduled to vest on the next vesting date will vest, based on the portion that has elapsed, as of the NEO’s termination date, of the period between the most recent vesting date that occurred prior to the NEO’s termination of employment (or the grant date, if no vesting date had yet occurred) and the next scheduled vesting date, subject to the NEO’s execution and non-revocation of a general release of claims in favor of the company. Upon the termination of an NEO’s employment due to Qualifying Retirement (as defined in the applicable RSU award agreement), all RSUs will fully vest on the applicable vesting date, subject to the NEO’s compliance with certain restrictive covenants set forth in the RSU award agreement and his or her execution and non-revocation of a general release of claims in favor of the company, provided, that at least six months must elapse from the grant date to the NEO’s employment termination date for any termination initiated by the NEO to be treated as a Qualifying Retirement.

•PSUs: Upon an NEO’s death, the PSUs will immediately vest at target performance levels; on a termination by the company without Cause or by the NEO for Good Reason, a pro rata portion of the PSUs, based on the portion of the period between the grant date and the vesting date that has elapsed, will, to the extent not already vested, become vested based on the actual achievement of the performance goals during the entire performance cycle, subject to the NEO’s execution and non-revocation of a general release of claims in favor of the company; and on a termination due to Disability or a Qualifying Retirement (as defined in the applicable PSU award agreement), a number of the PSUs will be earned and become vested based on the actual achievement of the performance goals during the entire performance cycle (as if the NEO’s employment had continued during the entire performance cycle), subject, in the case of a Qualifying Retirement, to the NEO’s execution and non-revocation of a general release of claims in favor of the company, provided, that at least six months must elapse from the grant date to the NEO’s employment termination date for any termination initiated by the NEO to be treated as a Qualifying Retirement.
No cancellation, acceleration or other payment will occur upon a Change in Control (as defined in the JFI OIP) of the company if, as determined by the JFI Compensation Committee, the equity awards granted under the JFI OIP are assumed by the successor company in the Change in Control, provided that the replacement awards must have terms such that if an NEO’s employment is terminated involuntarily by the company or its successor other than for Cause or by the NEO with Good Reason, in each case within the twenty-four months immediately following a Change in Control at a time when any portion of the award is unvested, the unvested portion of such award will immediately vest in full and such NEO will receive (as determined by the JFI Board prior to the Change in Control) either (A) a cash payment equal in value to the fair market value of the stock subject to the award at the date of settlement or (B) publicly-traded shares or equity interests equal in value to the value in clause (A). If the JFI Compensation Committee reasonably determines in good faith prior to the occurrence of a Change in Control that the equity awards granted under the JFI OIP will not be assumed, then all unvested awards will vest and become non-forfeitable. Notwithstanding the foregoing, the Founders Awards will immediately vest in full upon the occurrence of a Change in Control.
Converted PLTIP Awards and Converted RSP Awards. As described above, in connection with the demerger, unvested equity awards under the Prudential Long-Term Incentive Plan were converted into the Converted PLTIP Awards, and unvested equity awards under the Prudential Restricted Stock Plan prior to the demerger were converted into the Converted RSP Awards. These awards generally have the same terms as the awards outstanding prior to the demerger. The Converted PLTIP Awards vest pro rata, based on the duration of the NEO’s service during the vesting period prior to termination, if the NEO ceases to be an eligible associate due to the NEO’s termination due to death, disability, due to retirement with the approval of his or her employer, or a Change in Control; however, in the case of a Change in Control, if a substitute award is granted, no pro rata vesting will apply.
If an NEO’s employment is terminated prior to the vesting date due to the NEO’s disability, redundancy, or a Change in Control, the Converted RSP Awards will vest and will be released within 30 days of the original vesting date (unless, in the case of a Change in Control, a substitute award is granted). Converted RSP awards will vest pro rata upon the termination of an NEO’s service due to death.
PPM Performance Incentive Award Plan. Under the PIA, in the event of a Change in Control of JFI, awards that were granted at least one year prior to the date of such Change in Control will vest immediately. Upon a termination of employment due to disability or approved retirement, awards that were granted at least one year prior to the date of termination will remain outstanding and will vest on their original vesting date to the extent that applicable performance conditions are satisfied. Awards granted less than one year prior to a Change in Control or a termination for any reason will lapse upon such termination or Change in Control.
Jackson Annual Bonus Program. The Jackson Annual Bonus Program generally provides that an NEO must be employed with the company on the payment date to receive the annual bonus, which date usually occurs in March of the subsequent year. However, an NEO is entitled to receive a prorated payment of their earned annual bonus if their employment is terminated during the year due to their death, disability, or qualifying retirement. If the termination of employment due to death, disability or qualifying retirement occurs at or after the end of the year, but prior to the payment date, the NEO is entitled to receive the full amount of the annual bonus earned.
Jackson Financial Inc. Severance Plan. The Severance Plan provides for a lump sum cash payment to a NEO in the event of his or her employment termination by the company without Cause or by the participant with Good Reason, each as defined in the Severance Plan. The amount of the lump sum cash payment for the NEO group is calculated as:

•for the CEO, a two-times multiple of the “severance compensation basis”; and
•for the other NEOs, a 1.5 multiple of the “severance compensation basis”.

The “severance compensation basis” includes a participant’s annual base salary, target annual bonus for the year of termination, and the amount required for 12 months of COBRA continuation coverage. The Severance Plan also provides for the payment of a pro-rated annual bonus for the year in which the termination occurs and, if termination occurs before the annual bonus for the immediately prior year is paid, an earned annual bonus for that prior year. The NEO’s receipt of the lump sum cash payment, a pro-rated annual bonus, and, if applicable, an earned annual bonus, is conditioned upon his or her execution and non-revocation of a release of claims in favor of the company. The foregoing payments are in addition to payments in respect of accrued rights, which include accrued but unpaid base salary, earned but unpaid special compensation (if applicable), and benefits provided under the company’s employee benefit plans upon a termination of employment.

In the event of the NEO’s employment termination due to death or disability, he or she is entitled to receive the accrued rights, a pro-rated annual bonus for the year in which the death or disability occurs, and if the death or disability occurs before a bonus for the immediately prior year is paid, an earned annual bonus for that prior year.

The Severance Plan provides only for the payment of the accrued rights, but not a lump sum cash payment, a pro-rated annual bonus or an earned annual bonus, in the event of the NEO’s employment termination for Cause.

Any outstanding LTI awards held by the NEO upon employment termination are treated in the manner set forth in the relevant plan document and award agreement.

CEO Pay Ratio

Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, require companies to disclose certain information about the annual total compensation of our “median employee” and the annual total compensation of our CEO, Ms. Laura L. Prieskorn.

Median Associate Identification Process
To identify the median employee, we took the following steps:

•We determined that, as of October 31, 2022, our associate population consisted of approximately 3,700 individuals. This population consisted of our full-time, part-time, and temporary associates. We selected October 31, 2022, which is within the last three months of 2022, as the date upon which we would identify the median employee because it enabled us to make such identification in a reasonably efficient and economical manner.
•To identify the “median employee” from our associate population, we used the total of annualized base salary, target annual bonus, target special compensation and target long-term incentives, where applicable, as of October 31, 2022.
•We identified our median employee using this compensation measure, which was consistently applied to all our associates included in the calculation. Since our associates and CEO are located in the United States, we did not exclude any associates or make any cost-of-living adjustments in identifying the median employee.

Calculation of the Pay Ratio
Once we identified our median employee, we combined all the elements of such associate’s compensation for 2022 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K. With respect to the total annual compensation of our CEO, we used the amount reported in the “Total” column of our 2022 Summary Compensation Table.
Pay Ratio
For 2022, our last completed fiscal year:

•The annual total compensation of our median employee was $65,216; and
•The annual total compensation of our CEO, as reported in the Summary Compensation Table was $9,094,713.

Based on this information, for 2022 the ratio of the annual total compensation of our CEO to our median employee’s annual total compensation was 139 to 1.

The above pay ratio and annual total compensation amount are reasonable estimates that have been calculated using methodologies and assumptions permitted by SEC rules. We note that the ratio and total compensation amount may not be directly comparable to those of other companies because the methodologies and assumptions used to identify the median employee and determine that associate’s total compensation, the composition and location of the workforce, and other factors that may vary significantly among companies.

Alternative Pay Ratio Disclosure
We employ a large number of temporary, on call associates who generally work part-time hours on an as-needed basis. For 2022, our last completed fiscal year, excluding this temporary, on call population of approximately 900 associates in 2022:

•The annual total compensation of our median employee was $97,872; and
•The annual total compensation of our CEO, as reported in the Summary Compensation Table was $9,094,713.

Based on this information, for 2022 the alternative ratio was 93 to 1.

Security Ownership of Certain Beneficial Owners

The following table sets forth information concerning any person known to JFI to beneficially own more than 5% of JFI’s common stock, as of December 31, 2022, except as otherwise noted below. The information in the table and the related notes is based on statements filed by the respective beneficial owners with the SEC pursuant to Sections 13(d) and 13(g) under the Securities Exchange Act of 1934, as amended.

NAME AND ADDRESS OF BENEFICIAL OWNER	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP(1)	PERCENT OF CLASS(2)
BlackRock, Inc.(3) 55 East 52nd Street New York, New York 10055	6,411,352	7.7%
FMR LLC(4) 245 Summer Street Boston, Massachusetts 02210	5,659,123	6.8%
Prudential plc(5) 1 Angel Court London EC2R 7AG England	7,635,443	9.2%
The Vanguard Group(6) 100 Vanguard Boulevard Malvern, Pennsylvania 19355	8,471,993	10.2%
1.As of February 1, 2022, all JFI Class B shares converted into shares of JFI Class A Common Stock. As a result, no longer were Class B shares issued and outstanding. On June 9, 2022, JFI’s shareholders approved the Third Amended and Restated Certificate of Incorporation, which among other things, eliminated the authorized Class B shares, leaving 1,000,000,000 shares of Common Stock, par value $0.01 per share, as the sole class of authorized common stock.
2.Unless otherwise indicated, percentages calculated are based on JFI common stock outstanding as described in the Schedule 13G or 13G/A filed by each respective beneficial owner with the SEC.
3.Based on information provided in a Schedule 13G filed on February 24, 2023, BlackRock, Inc., a parent holding company, has the sole power to vote or direct the vote of 6,215,636 shares and the sole power to dispose or to direct the disposition of 6,411,352 shares. Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the common stock of Jackson Financial Inc. The Schedule 13G certifies that the securities were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of Jackson Financial Inc. and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.
4.Based on information provided in a Schedule 13G/A filed on February 9, 2023, FMR LLC, a parent holding company, has the sole power to vote or direct the vote of 5,657,285 shares and the sole power to dispose or to direct the disposition of 5,659,123 shares. One or more other persons are known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the common stock of Jackson Financial Inc. The interest of Fidelity Low-Priced Stock Fund, in the common stock of Jackson Financial Inc., amounted to 4,258,064 shares or 5.127% of the total outstanding common stock at December 30, 2022. Abigail P. Johnson is a Director, the Chairman and the Chief Executive Officer of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders' voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders' voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. This filing reflects the securities beneficially owned, or that may be deemed to be beneficially owned, by FMR LLC, certain of its subsidiaries and affiliates, and other companies (collectively, the "FMR Reporters"). This filing does not reflect securities, if any, beneficially owned by certain other companies whose beneficial ownership of securities is disaggregated from that of the FMR Reporters in accordance with SEC Release No. 34-39538 (January 12, 1998). The Schedule 13G/A certifies that the securities were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of Jackson Financial Inc. and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

5.Based on information provided in a Schedule 13G/A filed on February 21, 2023, Prudential plc has the sole power to vote or direct the vote, and the sole power to dispose or to direct the disposition, of 7,635,443 shares. Prudential plc owns 9.2% of the total common stock outstanding. This percentage is based on 83,036,974 shares outstanding as of November 3, 2022, as set forth in Jackson Financial Inc.’s Quarterly Report on Form 10-Q filed with the SEC on November 10, 2022. Prudential plc certifies that, after reasonable inquiry and to the best of its knowledge and belief, the information in the Schedule 13G/A is true, complete, and correct.
6.Based on information provided in a Schedule 13G/A filed on February 9, 2023, The Vanguard Group has shared voting power with respect to 76,771 shares, sole dispositive power with respect to 8,338,163 shares, and shared dispositive power with respect to 133,830 shares. The Vanguard Group, Inc.’s clients, including investment companies registered under the Investment Company Act of 1940 and other managed accounts, have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the securities reported herein. No one other person’s interest in the securities reported herein is more than 5%. The Schedule 13G/A certifies that the securities were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under §240.14a-11.

Security Ownership of Management and Directors
The table below shows the ownership of JFI common stock by each JFI director nominee, each of our NEOs, and all JFI director nominees and all JFI executive officers as a group, as of April 8, 2023, except as otherwise noted below. Additional details on each NEO’s outstanding equity awards are included in the Compensation Discussion and Analysis section and related executive compensation tables above.
Beneficial ownership is broadly defined by the SEC. In general, a person beneficially owns securities if the person, alone or with another, has voting power or investment power (the power to sell) over the securities. Being able to acquire either voting or investment power within 60 days, such as by exercising stock options, also results in beneficial ownership of securities. Unless otherwise indicated in the footnotes following the table, each of the named persons had sole voting and investment power with respect to the indicated number of JFI shares.

NAME OF BENEFICIAL OWNER	SHARES	STOCK THAT MAY BE ACQUIRED WITHIN 60 DAYS(1)	PERCENT OF CLASS(2)
Employee Directors
Laura L. Prieskorn(3)	72,699.17	101,549.90	*
Marcia L. Wadsten	40,454.81	88,599.11	*
Bradley Olan Harris(5)	27,120.52	93,388.27	*
Named Executive Officers
Laura L. Prieskorn(3)	72,699.17	101,549.90	*
Marcia L. Wadsten	40,454.81	88,599.11	*
P. Chadwick Myers(4)	148,815.20	340,342.22	*
Craig D. Smith	27,467.94	50,828.64	*
Scott E. Romine	24,299.18	36,490.46	*
Employee Directors and Executive Officers as a Group	340,856.82	711,198.60	1.3%
(1)In computing the percentage of shares owned by each person and by the group, these shares were added to the total number of outstanding shares for the separate calculations.
(2)An asterisk (*) indicates less than 1%, as of March 24, 2023.
(3)Ms. Prieskorn owns 4,900 shares directly in a joint brokerage account in the name of L. Prieskorn and C. Prieskorn TTEE, where Ms. Prieskorn and her spouse are both the trustees and the beneficiaries.
(4)Mr. Myers owns indirectly (a) 25 shares held in a Uniform Transfer to Minors Act custodial account where Mr. Myers is the custodian and the shares are held for the benefit of Mr. Myers’s son; and (b) 400 shares held in a Traditional Individual Retirement Account in his spouse’s name only. Mr. Myers also owns directly 51,500 shares held in a joint brokerage account in Mr. Myers’s and his spouse’s name.
(5)Mr. Harris resigned from Jackson as of April 25, 2023.

Certain Relationships and Related Persons Transactions

Related Persons Transactions Policy

The JFI Board has adopted a written policy for approval of transactions between JFI (and its subsidiaries, including the Company) and its directors, director nominees, executive officers, greater than 5% beneficial owners of JFI common stock, and each of their respective immediate family members (each, a “Related Person”), where the amount involved exceeds or is expected to exceed $120,000 in a single fiscal year, and the Related Person has a direct or indirect material interest in the transaction. The policy provides that after consultation with management, if a transaction is determined to be a related person transaction and requires further approval, the transaction approved by the Audit Committee. Certain related persons transactions that are deemed pre-approved under the policy do not need to be submitted to the Audit Committee for approval.
Consistent with the approval process of transactions between JFI and its Related Persons, Jackson considers the following when reviewing transactions with Related Persons that would be subject to scrutiny under the JFI policy:
•The nature and extent of the Related Person’s interest in the transaction;
•The approximate dollar value of the transaction or aggregated transactions;
•The approximate dollar value of the Related Person’s direct or indirect interest in the transaction;
•Whether the transaction was undertaken in the ordinary course of Jackson’s business;
•The availability of other sources for the products or services;
•The material terms of the transaction, including whether the Related Person is being treated differently than an unrelated third-party would be treated;
•Required public disclosure, if any; and
•Any other information that would be material to the Audit Committee exercising its business judgment, in light of the circumstances of the particular transaction.

Under JFI’s Related Persons Transactions Policy, certain Board-reviewed Related Person Transactions are deemed pre-approved, even if the aggregate amount will exceed $120,000. Those pre-approved Related Person Transactions are as follows:

•Executive officer compensation
•Director compensation
•Indemnification and advancement of expenses
•Awards under compensatory plans to executive officers and directors
•Director of another company
•Certain transactions with other companies
•Transactions where all security holders receive proportional benefits
•Competitive or fixed rates
•Banking or similar transactions
•Ordinary course business activities

As a subsidiary of JFI, we have developed related person transaction procedures that conform with the JFI Related Persons Transactions Policy, as applicable to Jackson.
Transactions with Related Persons

Our Directors and Executive Officers.

Several of Jackson’s directors and executive officers serve as directors or executive officers of other organizations, including organizations with which Jackson has commercial or charitable relationships. The Company does not believe that any director or executive officer had a direct or indirect material interest in any such relationships during 2022 and through the date of this prospectus.
Athene.
Athene Reinsurance Agreement. On June 18, 2020, Jackson announced that it entered into a funds withheld coinsurance agreement (the “Athene Reinsurance Agreement”) with Athene effective June 1, 2020, to reinsure on 100% quota share basis, a block of Jackson’s in-force fixed and fixed index annuity product liabilities in exchange for a $1.2 billion ceding commission (the “Athene Reinsurance Transaction”). Upon closing of the Athene Reinsurance Transaction, Jackson placed investments with a statutory book value of $25.6 billion, in support of reserves associated with the transaction, into a segregated funds withheld account. The investments are subject to an investment management agreement between Jackson and Apollo, which merged with Athene on January 1, 2022. Further, the investments in the segregated account are not available to settle any policyholder obligations other than those specifically covered by the Athene Reinsurance Agreement and are not available to settle obligations to general creditors of Jackson. Apollo management fees, which are calculated and paid monthly in arrears, are paid directly from the funds withheld account, and were $83 million for the year ended December 31, 2022. To further support its obligations under the Athene Reinsurance Agreement, Athene procured $1.2 billion in letters of credit for Jackson’s benefit and established a trust account for Jackson’s benefit, which had a book value of approximately $212 million at December 31, 2022.

During 2022, Athene’s beneficial ownership of JFI had exceeded five percent. However, as of December 31, 2022, Athene retained only a 1.9% interest in JFI.

PPM America, Inc.

Jackson is a party to an Amended and Restated Discretionary Investment Management Agreement among Jackson, Brooke and PPM America, Inc. (“PPM”), a Delaware corporation and JFI subsidiary, and an Amended and Restated Discretionary Asset Management Agreement with PPM. Under these agreements, PPM provides investment management services to Jackson with respect to certain of Jackson’s general account assets. Fees paid to PPM under these agreements totaled $56.4 million in 2022.

PPM also has Investment Management/Advisory Agreements with Jackson’s subsidiaries, Jackson National Asset Management, LLC (“JNAM”), Jackson National Life Insurance Company of New York and Squire Reassurance Company II, Inc., under which PPM provides investment management services. Fees paid to PPM under these agreements totaled $8.2 million, $2.0 million and $286 thousand respectively, in 2022.

Lastly, Jackson is a party to an Unsecured Revolving Pay-In-Kind Note with PPM under which PPM may borrow up to $75.0 million on a revolving basis from Jackson. Outstanding borrowings at December 31, 2022 were $20.0 million, and interest paid to Jackson totaled $778 thousand in 2022.

Jackson Financial Inc.

Jackson is a party to an Unsecured Revolving Pay-In-Kind Note with JFI under which JFI may borrow up to $100 million on a revolving basis from Jackson. Outstanding borrowings at December 31, 2022 were nil and interest paid to Jackson totaled $100 thousand in 2022.

Jackson is also party to a Master Repurchase Agreement dated June 9, 2022 with JFI under which either party may purchase the securities of the other party with cash for a defined period. At any one point in time, there is a $1 billion limit on outstanding transactions under the agreement. There were no outstanding transactions at December 31, 2022.

In addition, Jackson is a party to an Uncommitted Money Market Line Credit Agreement dated April 6, 2023 among Jackson, JFI, and Société Générale. This agreement is an uncommitted short-term cash advance facility that provides an additional form of liquidity to Jackson and to JFI. The aggregate borrowing capacity under the agreement is $500,000,000 and each cash advance request must be at least $100,000. The interest rate is set at the time of the borrowing and is fixed for the duration of the advance. Jackson and JFI are jointly and severally liable to repay any advance under the agreement, which must be repaid prior to the last day of the quarter in which the advance was drawn.

Ordinary Course Business Activities with Other Related Persons.

From time to time, we engage in ordinary course business activities with entities or affiliates of entities that are the beneficial owner of more than 5% of the outstanding common stock of our ultimate parent company, JFI. For example, Jackson invests general account assets in a variety of Apollo, Fidelity and Vanguard mutual funds, exchange-traded funds (“ETFs”), private placements, and private equities. Further, Jackson National Asset Management LLC’s mutual funds invest in and Vanguard ETFs. In addition, Apollo manages, under an investment management agreement, certain funds withheld assets of Jackson. Jackson also engages Fidelity and BlackRock affiliates to serve as a sub-adviser for certain separate account assets of Jackson. Fidelity also serves as the record-keeper on our associate retirement, deferred income, and health savings account plans. Under an investment management agreement, BlackRock Investment Management, LLC provides Jackson investment management services related to certain infrastructure debt transactions. PPM also originated a commercial property loan related to an underlying property in which a BlackRock fund had a majority interest. PPM is also party to a master services agreement with BlackRock Financial Management, Inc. related to PPM’s use of Aladdin, an end-to-end system solution for portfolio and order management, analytics, and risk reporting. These ordinary course transactions with JFI’s more than 5% holders and their affiliates were arms-length transactions entered into in the ordinary course of business, with management and other fees based on the prevailing rates for non-related persons.

In addition, Jackson provides under separate administrative services agreements various corporate function services to Brooke Life Insurance Company, a Michigan life insurance company that is the direct parent of Jackson, JFI, and PPM, Further, PPM is a party to another administrative services agreement with JNAM under which PPM provides facilities, information technology and other services to JNAM. These ordinary course transactions with Jackson’s related persons and affiliates were arms-length transactions entered into in the ordinary course of business, with service and other fees based on the prevailing rates for non-related persons.

In addition, certain relationships exist with our executive officers or our employee directors. Hilary Cranmore, a vice president in operations, is the sister-in-law of Laura Prieskorn, Chief Executive Officer and Chair of the Jackson Board of Directors. Ms. Cranmore is an employee of the Company. For 2022, Ms. Cranmore received approximately $731,450 in base salary, annual bonus and long-term incentive compensation from the Company, and participated in benefit arrangements generally applicable to similarly-situated associates. Finally, Jackson’s executive officers and our employee directors may invest their personal funds in funds or other investment vehicles or products that Jackson or one or more of its subsidiaries or affiliates manage or sponsor in the ordinary course of our business, such as annuities or similar products, on terms and conditions generally available in the marketplace with the same discount extended to all associates of Jackson and its subsidiaries and affiliates.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

[TO BE UPDATED BY AMENDMENT]

The following information should be read in conjunction with the financial statements included elsewhere in this prospectus.

FINANCIAL STATEMENTS

[TO BE UPDATED BY AMENDMENT]

APPENDIX A: CALCULATION EXAMPLES

Unless otherwise specified, the following examples apply to both the single-life version of the GMWB and the Joint and Survivor Option and assume you were older than the Minimum Activation Age when you purchased your Certificate, your initial Contribution net of any applicable taxes was $100,000, your GAWA is greater than your RMD (if applicable) at the time a withdrawal is requested, and no prior partial withdrawals have been made. The examples assume that your age when the GAWA% is determined corresponds to a GAWA% of 5%, the GMWB has not been terminated, and that the investment performance of the Account Value on the day of a withdrawal is 0%. If your age at the time the GAWA% is determined corresponds to a GAWA% other than 5%, the examples will still apply, given that you replace the 5% in each of the GAWA calculations with the appropriate GAWA%.

Example 1: This example demonstrates how GMWB values are set on the Certificate Date.

•Your initial GWB is $100,000, which is your initial Premium payment, net of any applicable taxes.
•If your attained age is less than the Minimum Activation Age, your GAWA is $0. Otherwise, your GAWA is $5,000, which is 5% of your initial GWB ($100,000 * 0.05 = $5,000).

Example 2: This example demonstrates how your GAWA% is determined. Your GAWA% is determined on the earlier of the Activation Date or the date that your Account Value reduces to zero. Your GAWA% is set based upon your attained age at that time. Your initial GAWA is determined based on this GAWA% and the GWB at that time.

•If, at the time the GAWA% is determined, your GAWA% is 5% based on your attained age and your GWB is $100,000, your initial GAWA is $5,000, which is your GAWA% multiplied by your GWB at that time ($100,000 * 0.05 = $5,000).

Example 3: This example demonstrates how upon payment of a subsequent Contribution, GMWB values may be re-determined.

•Example 3a: This example demonstrates what happens if you make an additional Contribution, net of applicable taxes, of $50,000, and your GWB is $100,000 at the time of payment:
•Your new GWB is $150,000, which is your GWB prior to the additional Contribution ($100,000) plus your additional Contribution, net of any applicable taxes ($50,000). Your GWB is subject to a maximum of $10,000,000 (see Example 3b).
•Your GAWA is $7,500, which is your GAWA prior to the additional Contribution ($5,000) plus 5% of your additional Contribution, net of any applicable taxes ($50,000 * 0.05 = $2,500).

•Example 3b: This example demonstrates how GWB and GAWA are affected by the GWB $10,000,000 maximum, upon payment of a subsequent Contribution. If you make an additional Contribution, net of any applicable taxes, of $100,000 and your GWB is $9,950,000 and your GAWA is $497,500 at the time of payment:
◦Your new GWB is $10,000,000, which is the maximum, since your GWB prior to the additional Contribution ($9,950,000) plus your additional Contribution, net of any applicable taxes ($100,000) exceeds the maximum of $10,000,000.
◦Your GAWA is $500,000, which is your GAWA prior to the additional Contribution ($497,500) plus 5% of the allowable $50,000 increase in your GWB (($10,000,000 - $9,950,000) * 0.05 = $2,500).

•Notes:
◦Your GAWA is recalculated upon payment of an additional Contribution (as described above) only if such payment occurs after your GAWA% has been determined.

Example 4: This example demonstrates how GMWB values are re-determined upon withdrawal of the guaranteed amount (which is your GAWA, or for certain tax-qualified Contracts only, the RMD (if greater than the GAWA)).

•Example 4a: This example demonstrates what happens if you withdraw an amount equal to your GAWA ($5,000) when your GWB is $100,000:
◦Your new GWB is $95,000, which is your GWB prior to the withdrawal ($100,000) less the amount of the withdrawal ($5,000).
◦Your GAWA for the next year remains $5,000, since you did not withdraw an amount that exceeds your GAWA.
◦If you continue to take annual withdrawals equal to your GAWA, when your Account Value is depleted payments equal to your GAWA would continue until the death of the last surviving Covered Person.

•Example 4b: This example demonstrates what happens if you withdraw an amount equal to your RMD ($7,500), which is greater than your GAWA ($5,000) when your GWB is $100,000 and the RMD provision is in effect for your endorsement:
•Your new GWB is $92,500, which is your GWB prior to the withdrawal ($100,000) less the amount of the withdrawal ($7,500).
•Your GAWA for the next year remains $5,000, since your withdrawal did not exceed the greater of your GAWA ($5,000) or your RMD ($7,500).
•If you continue to take annual withdrawals equal to your GAWA, when your Account Value is depleted payments equal to your GAWA would continue until the death of the last surviving Covered Person.

Example 5: This example demonstrates how GMWB values are re-determined upon withdrawal of an amount that exceeds your guaranteed amount (as defined in Example 4).

•Example 5a: This example demonstrates what happens if you withdraw an amount ($8,000) that exceeds your GAWA ($5,000) when your Account Value is $130,000 and your GWB is $100,000:
◦Your new GWB is $92,720, which is your GWB, first reduced dollar-for-dollar for any portion of the partial withdrawal not defined as an Excess Withdrawal (see below), then reduced in the same proportion that the Account Value is reduced by the Excess Withdrawal [($100,000 - $5,000) * (1 - ($8,000 - $5,000) / ($130,000 - $5,000)) = $92,720].
◦Your GAWA is recalculated to equal $4,880, which is your current GAWA reduced in the same proportion that the Account Value is reduced for the portion of the withdrawal that is in excess of the GAWA [$5,000 * (1 - ($8,000 - $5,000) / ($130,000 - $5,000)) = $4,880]. If you continue to take annual withdrawals equal to your GAWA, when your Account Value is depleted payments equal to your GAWA would continue until the death of the last surviving Covered Person.

•Example 5b: This example demonstrates what happens if you withdraw an amount ($8,000) that exceeds your GAWA ($5,000) when your Account Value is $105,000 and your GWB is $100,000:
◦Your new GWB is $92,150, which is your GWB, first reduced dollar-for-dollar for any portion of the partial withdrawal not defined as an Excess Withdrawal (see below), then reduced in the same proportion that the Account Value is reduced by the Excess Withdrawal [($100,000 - $5,000) * (1 - ($8,000 - $5,000) / ($105,000 - $5,000)) = $92,150].
◦Your GAWA is recalculated to equal $4,850, which is your current GAWA reduced in the same proportion that the Account Value is reduced for the portion of the withdrawal that is in excess of the GAWA [$5,000 * (1 - ($8,000 - $5,000) / ($105,000 - $5,000)) = $4,850]. If you continue to take annual withdrawals equal to your GAWA, when your Account Value is depleted payments equal to your GAWA would continue until the death of the last surviving Covered Person.

•Example 5c: This example demonstrates what happens if you withdraw an amount ($8,000) that exceeds your GAWA ($5,000) when your Account Value is $55,000 and your GWB is $100,000:
◦Your new GWB is $89,300, which is your GWB, first reduced dollar-for-dollar for any portion of the partial withdrawal not defined as an Excess Withdrawal (see below), then reduced in the same proportion that the Account Value is reduced by the Excess Withdrawal [($100,000 - $5,000) * (1 - ($8,000 - $5,000) / ($55,000 - $5,000)) = $89,300].
◦Your GAWA is recalculated to equal $4,700, which is your current GAWA reduced in the same proportion that the Account Value is reduced for the portion of the withdrawal that is in excess of the GAWA [$5,000 * (1-($8,000-$5,000) / ($55,000 - $5,000))=$4,700]. If you continue to take annual withdrawals equal to your GAWA, when your Account Value is depleted payments equal to your GAWA would continue until the death of the last surviving Covered Person.

•Example 5d: This example demonstrates what happens if you withdraw an amount ($5,001) that exceeds your GAWA ($5,000) when your Account Value is $130,000 and your GWB is $100,000:
◦Your new GWB is $94,999.24, which is your GWB, first reduced dollar-for-dollar for any portion of the partial withdrawal not defined as an Excess Withdrawal (see below), then reduced in the same proportion that the Account Value is reduced by the Excess Withdrawal [($100,000 - $5,000) * (1 - ($5,001 - $5,000) / ($130,000 - $5,000)) = $94,999.24].
◦Your GAWA is recalculated to equal $4,999.96, which is your current GAWA reduced in the same proportion that the Account Value is reduced for the portion of the withdrawal that is in excess of the GAWA [$5,000 * (1 - ($5,001 - $5,000) / ($130,000 - $5,000)) = $4,999.96].
◦If you continue to take annual withdrawals equal to your GAWA, when your Account Value is depleted payments equal to your GAWA would continue until the death of the last surviving Covered Person.

•Example 5e: This example demonstrates what happens if you withdraw an amount ($5,001) that exceeds your GAWA ($5,000) when your Account Value is $55,000 and your GWB is $100,000:
◦Your new GWB is $94,998.10, which is your GWB, first reduced dollar-for-dollar for any portion of the partial withdrawal not defined as an Excess Withdrawal (see below), then reduced in the same proportion that the Account Value is reduced by the Excess Withdrawal [($100,000 - $5,000) * (1 - ($5,001 - $5,000) / ($55,000 - $5,000)) = $94,998.10].
◦Your GAWA is recalculated to equal $4,999.90, which is your current GAWA reduced in the same proportion that the Account Value is reduced for the portion of the withdrawal that is in excess of the GAWA [$5,000 * (1-($5,001-$5,000) / ($55,000 - $5,000))=$4,999.90].

•Notes:
◦The Excess Withdrawal is defined to be the lesser of the total amount of the current partial withdrawal, or the amount by which the cumulative partial withdrawals for the current Certificate Year exceeds the greater of the GAWA or the RMD, as applicable.

Example 6: This example illustrates how GMWB values are re-determined upon automatic Step-Up.

•Example 6a: This example demonstrates what happens if at the time of Step-Up your Account Value is $200,000, your GWB is $90,000, and your GAWA is $5,000:
◦Your new GWB is recalculated to equal $200,000, which is equal to your Account Value.
◦Your GAWA for the next year is $10,000, which is the greater of 1) your GAWA prior to the Step-Up ($5,000) or 2) 5% of your new GWB ($200,000 * 0.05 = $10,000).
◦If you continue to take annual withdrawals equal to your GAWA, when your Account Value is depleted payments equal to your GAWA would continue until the death of the last surviving Covered Person.

•Example 6b: This example demonstrates what happens if at the time of Step-Up your Account Value is $90,000, your GWB is $80,000, and your GAWA is $5,000:
◦Your new GWB is recalculated to equal $90,000, which is equal to your Account Value.

◦Your GAWA for the next year remains $5,000, which is the greater of 1) your GAWA prior to the Step-Up ($5,000) or 2) 5% of your new GWB ($90,000 * 0.05 = $4,500).
◦If you continue to take annual withdrawals equal to your GAWA, when your Account Value is depleted payments equal to your GAWA would continue until the death of the last surviving Covered Person.
•Notes:
◦Your GWB will only Step-Up to the Account Value if the Account Value is greater than your GWB at the time of the automatic Step-Up.
◦Your GAWA is recalculated upon Step-Up (as described above) only if the Step-Up occurs after your GAWA% has been determined.

Example 7: This example demonstrates how the timing of a withdrawal request interacts with the timing of the Step-Up provision to impact re-determination of GMWB values.

•Example 7a: This example demonstrates what happens if prior to any transactions your Account Value is $200,000, your GAWA is $5,000, your GWB is $100,000, your GWB is due to Step-Up automatically, and you also wish to take a withdrawal of an amount equal to $5,000:
◦ If you request the withdrawal the day after the Step-Up, upon Step-Up, your GWB is set equal to $200,000, which is your Account Value. At that time, your GAWA is equal to $10,000, which is 5% of your new GWB ($200,000 * 0.05 = $10,000). On the day following the Step-Up and after the withdrawal of $5,000, your new GWB is $195,000, which is your GWB less the amount of the withdrawal ($200,000 - $5,000 = $195,000) and your GAWA will remain at $10,000 since the amount of the withdrawal does not exceed your GAWA. If you continue to take annual withdrawals equal to your GAWA, when your Account Value is depleted payments equal to your GAWA would continue until the death of the last surviving Covered Person.
◦If you request the withdrawal prior to the Step-Up, immediately following the withdrawal transaction, your new GWB is $95,000, which is your GWB less the amount of the withdrawal ($100,000 - $5,000 = $95,000) and your Account Value becomes $195,000, which is your Account Value prior to the withdrawal less the amount of the withdrawal ($200,000 - $5,000 = $195,000). Upon Step-Up following the withdrawal, your GWB is set equal to $195,000, which is your Account Value. At that time, your GAWA is recalculated and is equal to $9,750, which is the greater of 1) your GAWA prior to the Step-Up ($5,000) or 2) 5% of your new GWB ($195,000 * 0.05 = $9,750). If you continue to take annual withdrawals equal to your GAWA, when your Account Value is depleted payments equal to your GAWA would continue until the death of the last surviving Covered Person.

•Notes:
◦As the example illustrates, when considering a request for a withdrawal at or near the same time as application of a Step-Up, the order of the two transactions may impact your GAWA.
▪If the Step-Up would result in an increase in your GAWA and the requested withdrawal is less than or equal to your new GAWA, your GAWA resulting after the two transactions would be greater if the withdrawal is requested after the Step-Up is applied.
▪If the Step-Up would result in an increase in your GAWA, and the withdrawal requested is greater than your new GAWA, your GAWA resulting after the two transactions would be greater if the withdrawal is requested after the Step-Up is applied.
▪Otherwise, your GAWA resulting from the transactions is the same regardless of the order of transactions.
◦This example would also apply in situations when the withdrawal exceeded your GAWA but not your permissible RMD.
◦The GAWA% is determined at the time of the withdrawal (if not previously determined).

Example 8: This example illustrates how the GMWB is affected upon an Early Withdrawal.

•Example 8a: This example demonstrates what happens if you withdraw an amount ($13,000) prior to the youngest Covered Person attaining the Minimum Activation Age when your Account Value is $130,000 and your GWB is $100,000:
◦Your new GWB is $90,000, which is your GWB reduced in the same proportion that the Account Value is reduced by the Excess Withdrawal ($100,000 * (1 - $13,000 / $130,000) = $90,000).
◦Your GAWA has not yet been determined. When it is determined it will be equal to your GAWA% multiplied by your GWB at that time.

•Example 8b: This example demonstrates what happens if you withdraw an amount ($13,000) prior to the youngest Covered Person attaining the Minimum Activation Age when your Account Value is $65,000 and your GWB is $100,000:
◦Your new GWB is $80,000, which is your GWB reduced in the same proportion that the Account Value is reduced by the Excess Withdrawal ($100,000 * (1 - $13,000 / $65,000) = $80,000).
◦Your GAWA has not yet been determined. When it is determined it will be equal to your GAWA% multiplied by your GWB at that time.

•Notes:
◦As the example illustrates, taking an Early Withdrawal when the Account Value is greater than the GWB will reduce the GWB by less than the dollar amount of the Early Withdrawal. Taking an Early Withdrawal when the Account Value is less than the GWB will reduce the GWB by more than the dollar amount of the Early Withdrawal.

Example 9: This example illustrates how the GMWB is affected upon death of the Owner when the Joint and Survivor Option is elected.

•This example demonstrates what happens if at the time of the death of the Owner (or either Joint Owner) the Account Value is $105,000 and your GWB is $100,000:
◦The surviving Covered Life may continue the Certificate and the GMWB will remain in effect. The GAWA% and the GAWA will continue to be determined or re-determined based on the youngest Covered Person’s attained age (or the age he or she would have attained). The surviving Covered Person will be able to take annual withdrawals equal to the GAWA until the Account Value is depleted, and then receive annual payments of the GAWA for the rest of his or her life.
◦Your GWB remains $100,000 and your GAWA remains unchanged at the time of continuation.

APPENDIX B: STATE VARIATIONS
[TO BE UPDATED BY AMENDMENT]

Certificates issued in your state may provide different features and benefits from, and impose different costs than, those described in this prospectus because of state law variations. The state in which your Certificate is issued also governs whether or not certain options are available or will vary under your Certificate.

STATE	VARIATION OR AVAILABILITY

B-1

Dealer Prospectus Delivery Obligations. All dealers that effect transactions in these securities are required to deliver a prospectus.
D-1

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

[TO BE UPDATED BY AMENDMENT]

The following is an itemized list of the estimated expenses to be incurred in connection with the securities being offered:

SEC Registration Fees:        $
Printing and engraving:        $
Accounting fees and expenses:    $
Legal fees and expenses:        $

Total estimated expenses:        $

Item 14. Indemnification of Directors and Officers

Provision is made in the Company's Amended By-Laws for indemnification by the Company of any person who was or is a party or is threatened to be made a party to a civil, criminal, administrative or investigative action by reason of the fact that such person is or was a director, officer or employee of the Company, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceedings, to the extent and under the circumstances permitted by the General Corporation Law of the State of Michigan.

In the event that a claim for indemnification against liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 15. Recent Sales of Unregistered Securities

Not applicable.

Item 16. Exhibits and Financial Statement Schedules

[TO BE UPDATED BY AMENDMENT]

(a) Exhibits

Exhibit Description
No.

1.1    Specimen of Selling Agreement (V2565 06/14), incorporated herein by reference to Exhibit 3.d. to Jackson National Separate Account - I’s Post-Effective Amendment No. 13 under the Securities Act of 1933, as amended, on Form N-4, filed on September 11, 2014 (File Nos. 333-183048 and 811-08664).

1.2    Amended and Restated General Distributor Agreement, dated effective as of June 1, 2006, incorporated herein by reference to Exhibit 3.a. to Jackson National Separate Account - I's Registration Statement under the Securities Act of 1933, as amended, on Form N-4, filed on August 10, 2006 (File Nos. 333-136472 and 811-08664).

3.1    Articles of Incorporation of Jackson National Life Insurance Company, incorporated herein by reference to Exhibit 6.a. to the Jackson National Separate Account - I's Post-Effective Amendment No. 3 to the Registration Statement under the Securities Act of 1933, as amended, on Form N-4, filed on April 30, 1996 (File Nos. 033-82080 and 811-08664).

3.2    Bylaws of Jackson National Life Insurance Company, incorporated herein by reference to Exhibit 6.b. to the Jackson National Separate Account - I's Post-Effective Amendment No. 3 to the Registration Statement under the Securities Act of 1933, as amended, on Form N-4, filed on April 30, 1996 (File Nos. 033-82080 and 811-08664).

3.3    Amendment No. 1 to the Bylaws of Jackson National Life Insurance Company, dated effective as of March 9, 2009, incorporated herein by reference to Exhibit 6.b. to the Jackson Sage Variable Annuity Account A (formerly the SAGE Variable Annuity Account A) to the Registration Statement under the Securities Act of 1933, as amended, on Form N-4, filed on December 31, 2012 (File Nos. 333-185768 and 811-04405).

4.1        Form of Contingent Deferred Annuity Certificate, to be filed by amendment.

4.2        Form of Contingent Deferred Annuity Enrollment Form, to be filed by amendment.

5.1    Opinion re legality, to be filed by amendment.

10.1     Coinsurance Agreement, dated as of June 18, 2020, by and between Jackson National Life Insurance Company and Athene Life Re Ltd., incorporated by reference to Exhibit 10.2 of Jackson Financial Inc.’s General Form for Registration of Securities on Form 10, filed on March 22, 2021 (File No 001-40274).

10.2     Amendment No. 1 to Coinsurance Agreement, dated as of September 30, 2020, by and between Jackson National Life Insurance Company and Athene Life Re Ltd., incorporated by reference to Exhibit 10.2.1 of Jackson Financial Inc.’s General Form for Registration of Securities on Form 10, filed on March 22, 2021 (File No 001-40274).

10.3†     Form of Notice of, and 2021, Performance Unit Award Agreement, between Jackson Financial Inc. and each of P. Chad Myers, Laura L. Prieskorn, Scott E. Romine, Craig D. Smith, and Marcia L. Wadsten, incorporated herein by reference to Exhibit 10.25 of Jackson Financial Inc.’s Annual Report on Form 10-K for the year ended December 31, 2021, filed on March 7, 2022 (File No 001-40274).

10.4†    Form of Notice of, and 2021, Restricted Share Unit Award Agreement, between Jackson Financial Inc. and each of P. Chad Myers, Laura L. Prieskorn, Scott E. Romine, Craig D. Smith, and Marcia L. Wadsten, incorporated herein by reference to Exhibit 10.26 of Jackson Financial Inc.’s Annual Report on Form 10-K for the year ended December 31, 2021, filed on March 7, 2022 (File No 001-40274).

10.5†     Form of Notice of, and 2021, Celebration Award Restricted Share Unit Award Agreement, between Jackson Financial Inc. and each of P. Chad Myers, Laura L. Prieskorn, Scott E. Romine, Craig D. Smith, and Marcia L. Wadsten, incorporated herein by reference to Exhibit 10.27 of Jackson Financial Inc.’s Annual Report on Form 10-K for the year ended December 31, 2021, filed on March 7, 2022 (File No 001-40274).

10.6†     Form of Notice of, and 2021, Founders Award Restricted Share Unit Award Agreement, between Jackson Financial Inc. and each of Laura L. Prieskorn and Marcia L. Wadsten, incorporated herein by reference to Exhibit 10.28 of Jackson Financial Inc.’s Annual Report on Form 10-K for the year ended December 31, 2021, filed on March 7, 2022 (File No 001-40274).

10.7†     Form of Equity Award Exchange Notice and the Prudential plc Restricted Stock Plan 2015 U.S. Award Certificate (converted to restricted share units) between Jackson Financial Inc. and each of P. Chad Myers, Laura L Prieskorn, and Marcia L. Wadsten, incorporated herein by reference to Exhibit 10.35 of Jackson Financial Inc.’s Annual Report on Form 10-K for the year ended December 31, 2021, filed on March 7, 2022 (File No 001-40274).

10.8†     Form of Equity Award Exchange Notice and the 2019 Prudential plc Long Term Incentive Plan Award Certificate (converted to performance share units) between Jackson Financial Inc. and each of P. Chad Myers, Laura L. Prieskorn, Craig D. Smith, and Scott E. Romine, incorporated herein by reference to Exhibit 10.36 of Jackson Financial Inc.’s Annual Report on Form 10-K for the year ended December 31, 2021, filed on March 7, 2022 (File No 001-40274).

10.9†     Form of Equity Award Exchange Notice and the 2020 Prudential plc Long Term Incentive Plan Award Certificate (converted to performance share units) between Jackson Financial Inc. and each of P. Chad Myers, Laura L. Prieskorn, Craig D. Smith, and Scott E. Romine, incorporated herein by reference to Exhibit 10.38 of Jackson Financial Inc.’s Annual Report on Form 10-K for the year ended December 31, 2021, filed on March 7, 2022 (File No 001-40274).

10.10†     Equity Award Exchange Notice and the 2019 Prudential plc Long Term Incentive Plan Award Certificate (converted to performance share units) between Jackson Financial Inc. and Marcia L. Wadsten, dated November 16, 2021, incorporated herein by reference to Exhibit 10.37 of Jackson Financial Inc.’s Annual Report on Form 10-K for the year ended December 31, 2021, filed on March 7, 2022 (File No 001-40274).

10.11†     Equity Award Exchange Notice and the 2020 Prudential plc Long Term Incentive Plan Award Certificate (converted to performance share units) between Jackson Financial Inc. and Marcia L. Wadsten, dated November 16, 2021, incorporated herein by reference to Exhibit 10.39 of Jackson Financial Inc.’s Annual Report on Form 10-K for the year ended December 31, 2021, filed on March 7, 2022 (File No 001-40274).

10.12†    Form of Notice of, and 2022, Restricted Share Unit Award Agreement between Jackson Financial Inc. and each of P. Chad Myers, Laura L. Prieskorn, Scott E. Romine, Craig D. Smith and Marcia L. Wadsten, incorporated by reference to Exhibit 10.11 of Jackson Financial Inc.’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, filed on May 11, 2022. (File No 001-40274).

10.13†    Form of Notice of, and 2022, Amended and Restated Performance Unit Award Agreement, between Jackson Financial Inc. and each of P. Chad Myers, Laura L. Prieskorn, Scott E. Romine, Craig D. Smith and Marcia L. Wadsten, incorporated by reference to Exhibit 10.13 of Jackson Financial Inc.’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, filed on May 11, 2022. (File No 001-40274).

10.14†    Form of Notice of, and 2023, Restricted Share Unit Award Agreement, between Jackson Financial Inc. and each of Laura L. Prieskorn, Scott E. Romine, Craig D. Smith and Marcia L. Wadsten, incorporated by reference to Exhibit 10.14 of Jackson National Life Insurance Company’s Post-Effective Amendment No. 2 to its Registration Statement under the Securities Act of 1933, as amended, on Form S-1, filed on April 17, 2023. (File No. 333-249750).

10.15†    Form of Notice of, and 2023, Performance Share Unit Award Agreement, between Jackson Financial Inc. and each of Laura L. Prieskorn, Scott E. Romine, Craig D. Smith and Marcia L. Wadsten, incorporated by reference to Exhibit 10.15 of Jackson National Life Insurance Company’s Post-Effective Amendment No. 2 to its Registration Statement under the Securities Act of 1933, as amended, on Form S-1, filed on April 17, 2023. (File No. 333-249750).

10.16†     Offer Letter Agreement, dated as of February 10, 2021, by and between Laura L. Prieskorn and Jackson National Life Insurance Company, incorporated by reference to Exhibit 10.19 of Jackson National Life Insurance Company’s Post-Effective Amendment No. 1 to its Registration Statement under the Securities Act of 1933, as amended, on Form S-1, filed on April 22, 2022 (File No. 333-249750).

10.17†     Offer Letter Agreement, dated as of December 13, 2021, by and between Scott E. Romine and Jackson National Life Insurance Company, incorporated by reference to Exhibit 10.20 of Jackson National Life Insurance Company’s Post-Effective Amendment No. 1 to its Registration Statement under the Securities Act of 1933, as amended, on Form S-1, filed on April 22, 2022 (File No. 333-249750).

10.18†     Offer Letter Agreement, dated as of February 10, 2021, by and between Marcia L. Wadsten and Jackson National Life Insurance Company, incorporated by reference to Exhibit 10.21 of Jackson National Life Insurance Company’s Post-Effective Amendment No. 1 to its Registration Statement under the Securities Act of 1933, as amended, on Form S-1, filed on April 22, 2022. (File No. 333-249750).

10.19†     Offer Letter Agreement, dated as of January 8, 2020, by and between Chad Myers and Jackson National Life Insurance Company, incorporated herein by reference to Exhibit 10.16 of Jackson Financial Inc.'s General Form for Registration of Securities on Form 10, filed on March 22, 2021 (File No. 001-40274).

10.20†     Letter Agreement, dated December 31, 2022, by and between P. Chadwick Myers and Jackson National Life Insurance Company, incorporated by reference to Exhibit 10.12 of Jackson Financial Inc.’s Annual Report on Form 10-K for the year ended December 31, 2022, filed on March 1, 2023 (File No. 001-40274).

10.21†    Offer Letter Agreement, dated as of October 19, 2020, by and between Craig D. Smith and PPM America, Inc, incorporated by reference to Exhibit 10.21 of Jackson National Life Insurance Company’s Post-Effective Amendment No. 2 to its Registration Statement under the Securities Act of 1933, as amended, on Form S-1, filed on April 17, 2023. (File No. 333-249750).

10.22    Notice of Award of Restricted Share Units Retention Award for Don W. Cummings, and 2023 Restricted Share Unit Award Agreement between Jackson Financial Inc. and Don W. Cummings, incorporated by reference to Exhibit 10.1 of Jackson Financial Inc.’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, filed on May 9, 2023.

10.23    Uncommitted Money Market Line of Credit Agreement, dated as of April 6, 2023 by and among Jackson Financial Inc., Jackson National Life Insurance Company and Societe Generale, incorporated by reference to Exhibit 10.5 of Jackson Financial Inc.’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, filed on May 9, 2023.

21.1    Subsidiaries of the Registrant, incorporated herein by reference to exhibit 21.1 to Jackson National Life Insurance Company’s Post-Effective Amendment No. 1 to Form S-1 Registration Statement, dated April 22, 2022.

23.1    Consent of Independent Registered Public Accounting Firm, to be filed by amendment.

24.1    Power of Attorney, incorporated by reference to Exhibit 24.1 of Jackson National Life Insurance Company's Post-Effective Amendment No. 3 to Form S-1 Registration Statement, filed on May 10, 2023 (File No. 333-249750).

101.INS     Inline XBRL Instance Document - The instance document does not appear in the interactive data file because its XBRL tags are embedded within the Inline XBRL document, to be filed by amendment.

101.SCH     Inline XBRL Taxonomy Extension Schema Document, to be filed by amendment.

101.CAL     Inline XBRL Taxonomy Extension Calculation Linkbase Document, to be filed by amendment.

101.LAB     Inline XBRL Taxonomy Extension Label Linkbase Document, to be filed by amendment.

101.PRE     Inline XBRL Taxonomy Extension Presentation Linkbase Document, to be filed by amendment.

101.DEF     Inline XBRL Taxonomy Extension Definition Linkbase Document, to be filed by amendment.

104    Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101), to be filed by amendment..

107*    Calculation of Filing Fee Tables.

*Filed herewith.
†Identifies each management contract or compensatory plan or arrangement.

(b) Financial Statement Schedules

[TO BE UPDATED BY AMENDMENT]

Schedule I.    Summary of Investments — Other than Investments in Related Parties, to be filed by amendment.

Schedule III.    Supplemental Insurance Information, to be filed by amendment.

Schedule IV.    Reinsurance, to be filed by amendment.

Schedule V.    Valuation and Qualifying Accounts, to be filed by amendment.

Item 17. Undertakings

The undersigned registrant hereby undertakes as follows, pursuant to Item 512 of Regulation S-K:

1. To file, during any period in which offers or sales of the registered securities are being made, a post-effective amendment to this registration statement:

i. to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii. to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price set represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement, and

iii. to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4. That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5. That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i. Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii. Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii. The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv. Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

6. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

As required by the Securities Act of 1933, the Registrant certifies that it meets the requirements for filing on Form S-1 and has caused this Initial Registration Statement to be signed on its behalf, in the City of Lansing, and State of Michigan on this 28th day of June, 2023.

JACKSON NATIONAL LIFE INSURANCE COMPANY
(Registrant)

By: /s/ Scott Golde
Scott Golde
Senior Vice President, Deputy General Counsel

As required by the Securities Act of 1933, this Initial Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

*/s/ Laura L. Prieskorn	June 28, 2023
Laura L. Prieskorn, Chief Executive Officer, President, Chair, and Director

*/s/ Marcia Wadsten	June 28, 2023
Marcia Wadsten, Executive Vice President, Chief Financial Officer, and Director

*/s/ Don W. Cummings	June 28, 2023
Don W. Cummings, Senior Vice President and Chief Accounting Officer

* By: /s/ Scott J. Golde
Scott J. Golde as Attorney-in-Fact,
pursuant to Power of Attorney filed herewith.

INDEX TO EXHIBITS

Exhibit No.    Description

107*    Calculation of Filing Fee Tables.